   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 7, 2000 REGISTRATION NO. 333-49644
           --------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                -------------
                                AMENDMENT NO. 1
                                       TO
                                   FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                -------------
                              THE AES CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



                    DELAWARE                         4991                     54-1163725
        (STATE OR OTHER JURISDICTION     (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
     OF INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)



                                 -------------
                            1001 NORTH 19TH STREET
                           ARLINGTON, VIRGINIA 22209
                                 (703) 522-1315
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                -------------
                                BARRY J. SHARP
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                              THE AES CORPORATION
                            1001 NORTH 19TH STREET
                           ARLINGTON, VIRGINIA 22209
                                 (703) 522-1315
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                -------------
                                  Copies to:
                            MICHAEL E. GIZANG, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               FOUR TIMES SQUARE
                               NEW YORK, NY 10036
                                 (212) 735-3000
                                -------------
     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and upon consummation of the transactions described in the enclosed prospectus.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------



                                                               PROPOSED MAXIMUM      PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF              AMOUNT TO BE      OFFERING PRICE      AGGREGATE OFFERING          AMOUNT OF
       SECURITIES TO BE REGISTERED           REGISTERED(1)         PER UNIT                PRICE           REGISTRATION FEE(2)
Common Stock, par value $0.01 per share     3,736,023                 N/A                   N/A               $ 36,327.00



--------------------------------------------------------------------------------
(1) This Registration Statement relates to common stock, par value $0.01 per share, of The AES Corporation ("AES") issuable to holders of ADSs of Gener S.A. ("Gener") each representing 68 shares of common stock of Gener in the exchange offer (the "U.S. Offer") described herein. For purposes of calculating the registration fee, the Proposed Maximum Aggregate Offering Price has been determined by multiplying an assumed maximum exchange ratio of 0.2519685 for each Gener ADS common stock by 14,827,343, the aggregate number of shares of Gener ADSs outstanding on September 30, 2000, the last practicable date prior to the commencement of the U.S. Offer for which this information is available. The actual exchange ratio will not be determined until just prior to the expiration date.

(2) The registration fee was calculated pursuant to Rules 457(f)(1) and 457(c) based upon the per ADS market value of the Gener ADSs to be exchanged in the U.S. Offer which is the average of the high and low sales prices of Gener ADSs, as reported on the New York Stock Exchange Composite Transaction Tape on November 2, 2000, multiplied by the 14,827,343 ADSs outstanding as of September 30, 2000, the last practicable day prior to the commencement of the U.S. Offer. This fee was paid to the Commission on November 9, 2000.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

         Offer to Exchange Each Outstanding American Depositary Share (Each American Depositary Share Represents 68 Shares of Common Stock)

                                      of


                                  GENER S.A.
                    For Common Stock of The AES Corporation

                             Having A Value Of $16
                                      by

                         MERCURY CAYMAN CO. III, LTD.
                         a wholly owned subsidiary of


                              THE AES CORPORATION

OUR OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 11, 2000, UNLESS EXTENDED. GENER AMERICAN DEPOSITARY SHARES TENDERED PURSUANT TO OUR OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF OUR OFFER.


     Through Mercury Cayman Co. III, Ltd., the Purchaser, we are offering to exchange, for each outstanding American Depositary Share, ADS, of Gener S.A., that is validly tendered and not withdrawn prior to the expiration of our offer, a fraction of an AES share having a value of $16 as more fully described in the sections captioned "SUMMARY--The Proposed Transaction; The Offers" and "THE PROPOSED TRANSACTIONS; OUR OFFERS". This value, after adjusting for the fact that each ADS represents 68 Gener shares, is equal to the price we are offering in our simultaneous offer to purchase 3,466,600,000 shares of Gener common stock in the Republic of Chile, the Chilean offer.

     Our offer will not proceed unless Gener shareholders approve the amendments to Gener's Bylaws by the affirmative vote of holders of at least 75% of the outstanding Gener shares (including Gener shares represented by Gener
ADSs) at an extraordinary meeting of Gener shareholders. Most significantly, these amendments will eliminate the restriction currently contained in Gener's Bylaws that limits to 20% the percentage of Gener shares that may be owned and voted by one shareholder, directly or through related persons and which otherwise require Gener to comply with the provisions of Decree Law 3,500.

     WE URGE ALL HOLDERS OF GENER ADSS TO VOTE THEIR GENER ADSS IN FAVOR OF THE AMENDMENTS TO GENER'S BYLAWS, WHETHER OR NOT THEY INTEND TO TENDER THEIR GENER ADSS IN OUR OFFER.


     On October 22, 2000, Gener announced a proposed transaction with the TotalFinaElf Group pursuant to which, among other things, Gener would have contributed all of its electricity generation and transmission assets in Argentina to a newly formed holding company in which TotalFinaElf would have held an 80% equity interest and in which Gener would have held the remaining
20% equity interest. The TotalFinaElf proposal also provided for TotalFinaElf to acquire newly issued Gener capital stock which would have represented approximately 20% of the outstanding Gener capital stock on a post issuance basis. On November 28, 2000, TotalFinaElf terminated its agreement with Gener relating to the TotalFinaElf proposal and entered into an agreement with us, the TotalFinaElf Agreement, pursuant to which we have agreed, subject to the terms and conditions of the TotalFinaElf Agreement more fully described later in this prospectus, among other things, to cause Gener to sell to TotalFinaElf all of Gener's electricity generation and transmission assets in Argentina if we are successful in acquiring at least a majority of the outstanding Gener shares, including shares represented by Gener ADSs.


     We entered into a letter agreement dated November 3, 2000, the Copec Letter, with Compania de Petroleos de Chile S.A., commonly called by the acronym Copec, a Chilean publicly traded stock corporation and the holder of approximately .0006% of the outstanding Gener shares and Servicios de Combustibles Limitada, Servicios, a Chilean company, wholly owned subsidiary of Copec and the holder of approximately 19.7% of the outstanding Gener shares. When we refer to Copec in this prospectus, we mean Copec and Servicios together. Copec has stated it intends to tender all its Gener shares pursuant to the Chilean offer.

     The Chilean offer will be effected pursuant to an auction transaction on the Santiago Stock Exchange, commonly referred to as a "remate". We will purchase Gener shares during, but outside of, our offer pursuant to the Chilean offer. These purchases may be made at prices which, when adjusted for the fact that each Gener ADS represents 68 shares, are higher than the value of the AES stock to be exchanged for each Gener ADS in our offer. However, if we make purchases in the Chilean offer at such higher prices, then, prior to the expiration of our offer, we will increase the amount of AES stock to be exchanged for each ADS in our offer so that its value equals the highest price paid by us in the Chilean offer. The Chilean offer will be scheduled to occur as soon as practicable, and in any event within 12 Chilean trading days, after the effectiveness of the amendments to Gener's Bylaws.

     Our obligation to exchange AES shares for Gener ADSs is subject to significant conditions which are more fully described under the section captioned "OUR OFFER--Conditions to Our Offer".

     AES's common stock trades on the New York Stock Exchange under the symbol "AES", Gener's ADSs trade on the New York Stock Exchange under the symbol "CHR" and Gener's common stock trades on the Santiago Stock Exchange under the symbol "GENER".

     FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER PLEASE CAREFULLY READ THE SECTION CAPTIONED "RISK FACTORS" on page 18.

     Neither the Securities and Exchange Commission nor any state securities commission nor the Superintendencia de Valores y Seguros has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                                  ----------
                      THE DEALER MANAGER FOR OUR OFFER IS:



                           DEUTSCHE BANC ALEX. BROWN
          The date of this preliminary prospectus is December 7, 2000

                               TABLE OF CONTENTS





                                                                                     PAGE
                                                                                    -----
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION .....................................     1
WHERE YOU CAN FIND MORE INFORMATION .............................................     8
RELIEF GRANTED BY THE SEC .......................................................    10
AMENDMENTS TO GENER'S BYLAWS ....................................................    12
SUMMARY .........................................................................    14
 The Proposed Transaction; The Offers ...........................................    14
 Information Concerning the TotalFinaElf Group Proposal .........................    14
 Reasons for the Offers .........................................................    15
 Our Offer ......................................................................    15
 Risk Factors ...................................................................    18
 Certain Tax Considerations .....................................................    18
 Market Prices of AES Shares and Gener ADSs and Shares ..........................    18
 The Companies ..................................................................    19
RISK FACTORS ....................................................................    20
 Risks Relating to the Proposed Offers ..........................................    20
 Risks Relating to AES's Business ...............................................    21
THE COMPANIES ...................................................................    26
 The AES Corporation ............................................................    26
 Gener S.A. .....................................................................    26
 Mercury Cayman Co. III, Ltd. ...................................................    27
THE PROPOSED TRANSACTION; THE OFFERS ............................................    27
BACKGROUND AND REASONS FOR OUR OFFER ............................................    28
OUR OFFER .......................................................................    29
 Terms of Our Offer; Expiration Date ............................................    29
 Extension, Termination and Amendment ...........................................    29
 Exchange of Gener ADSs; Delivery of AES Shares .................................    30
 Cash Instead of Fractional AES Shares ..........................................    31
 Withdrawal Rights ..............................................................    31
 Procedure for Accepting Our Offer ..............................................    32
 Certain Tax Considerations .....................................................    34
   U.S. Federal Income Tax Consequences of Our Offer ............................    34
   Chilean Income Tax Consequences of Our Offer .................................    35
 Purpose of the Offers; Plans for Gener .........................................    36
 Effect of Our Offer and the Chilean Offer on the Market for Gener ADSs and Gener
   Shares; Registration of Gener ADSs under the Exchange Act; Margin Regulations     40
 Conditions of Our Offer ........................................................    41
 Certain Legal Matters; Regulatory Approvals ....................................    46
 Relationships with Gener .......................................................    48
 Source and Amount of Funds .....................................................    48
 Fees and Expenses ..............................................................    48
 Accounting Treatment ...........................................................    49
 Stock Exchange Listing .........................................................    49
THE CHILEAN OFFER ...............................................................    50
MARKET PRICES AND DIVIDENDS .....................................................    51
AES SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA ................................    54
GENER SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA ..............................    55
COMPARATIVE PER SHARE DATA ......................................................    57

                                                                                          PAGE
                                                                                         -----
DESCRIPTION OF AES COMMON STOCK ......................................................   58
 General .............................................................................   58
 Transfer Agent and Registrar ........................................................   58
COMPARATIVE RIGHTS OF GENER STOCKHOLDERS AND AES STOCKHOLDERS ........................   58
 General .............................................................................   58
 Directors ...........................................................................   59
 Limitation of Director Liability in Certain Circumstances ...........................   59
 Indemnification and Insurance .......................................................   60
 Antitakeover Provisions .............................................................   60
 Issuance of Preferred Stock .........................................................   61
 Voting Rights; Cumulative Voting ....................................................   61
 Action Without a Meeting ............................................................   62
 Special Meetings ....................................................................   62
 Voting and Appraisal Rights With Respect to Corporate Reorganizations ...............   62
 Amendments to Charter Documents .....................................................   62
 Bylaws ..............................................................................   63
 Preemptive Rights ...................................................................   63
 Dividends ...........................................................................   64
 Liquidation .........................................................................   64
 Director Nominations/Shareholder Proposals ..........................................   64
FORWARD-LOOKING STATEMENTS ...........................................................   65
LEGAL MATTERS ........................................................................   65
EXPERTS ..............................................................................   65
MISCELLANEOUS ........................................................................   65
Schedule I--Information Concerning the Directors and Executive Officers of AES and the
 Purchaser
Schedule II--Purchases of Gener ADSs

     All references to "dollars" or "$" in this prospectus are to U.S. dollars, and all references to "Pesos" or "Ch$" are to Chilean Pesos. On November 8, 2000, the daily observed exchange rate between the Ch$ and the dollar, as reported by the Central Bank of Chile, was Ch$576.58 to $1.00. Except as otherwise noted in this prospectus, all references to Peso amounts are stated in nominal Pesos, meaning Pesos which have not been adjusted in any way to reflect the effects of inflation.


     THE INFORMATION CONCERNING GENER IN THIS PROSPECTUS IS TAKEN FROM PUBLICLY AVAILABLE INFORMATION CONCERNING GENER FILED WITH THE SEC. ALTHOUGH WE HAVE NO KNOWLEDGE THAT WOULD INDICATE THAT ANY STATEMENTS CONTAINED HEREIN BASED UPON SUCH REPORTS AND DOCUMENTS ARE UNTRUE, WE TAKE NO RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN SUCH REPORTS AND OTHER DOCUMENTS OR FOR ANY FAILURE BY GENER TO DISCLOSE EVENTS THAT MAY HAVE OCCURRED AND MAY AFFECT THE SIGNIFICANCE OR ACCURACY OF ANY SUCH INFORMATION BUT THAT ARE UNKNOWN TO US.


     THIS DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT AES AND GENER FROM DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, THE SEC, THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE AT THE INTERNET WEB SITE THE SEC MAINTAINS AT HTTP://WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. SEE THE SECTION CAPTIONED "WHERE YOU CAN FIND MORE INFORMATION".


     YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM US, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO OUR INFORMATION AGENT AT ITS ADDRESS OR TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS PROSPECTUS. IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST MAKE YOUR REQUEST NO LATER THAN DECEMBER 1, 2000.

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

     We are offering, through Mercury Cayman Co. III, Ltd., our wholly owned subsidiary, to exchange AES shares for Gener ADSs. We are also offering pursuant to our simultaneous offer in Chile, the Chilean offer, to purchase for cash 3,466,600,000 Gener shares. According to Gener's ownership description provided on Gener's Internet site at http://www.gener.com, as of September 30, 2000, the Gener ADSs and Gener shares we seek to acquire pursuant to our offer and the Chilean offer, together with the 659,900 Gener ADSs and 6,800 Gener shares currently owned by us, represent approximately 80% of the outstanding Gener shares. The following are some of the questions that you as a holder of Gener ADSs may have and answers to those questions. The information in this summary is not complete and we urge you to read carefully the remainder of this document and the accompanying ADS Letter of Transmittal.


WHAT ARE THE MOST IMPORTANT FEATURES OF YOUR OFFER?


    o A SIGNIFICANT PREMIUM FOR YOUR ADSs. The $16 value of the AES stock we are offering to exchange for each Gener ADS pursuant to our offer represents approximately a 39.2% premium on the average closing price of Gener ADSs for the ten consecutive trading days prior to the day we announced the offers.


    o AN OPPORTUNITY TO SELL. Our offer provides holders of Gener ADSs an opportunity to sell their Gener ADSs in return for AES shares. AES shares trade in large volume on the NYSE and provide an investment with far greater liquidity than Gener ADSs.



    o GREATER UPSIDE POTENTIAL. Holders of Gener ADSs will enjoy an opportunity to participate in the greater upside potential resulting from our offer through ownership of AES shares, which have generated substantially better shareholder returns than Gener ADSs over the past two years.



WHAT WILL I RECEIVE IN EXCHANGE FOR MY GENER ADSS?


      In exchange for each Gener ADS you validly tender and do not withdraw before the expiration of our offer, you will receive a fraction of an AES share having a value, determined over a measuring period, that is equal to the price per share we are offering in the Chilean offer, after adjusting for the fact that each Gener ADS represents 68 shares of Gener common stock. Based on the Chilean Peso equivalent of $0.235294118 per Gener share we are currently offering in the Chilean offer and adjusting for the 68 Gener shares represented by each Gener ADS, you would receive $16 worth of AES common stock for each Gener ADS you tender and do not withdraw prior to the expiration of our offer. You will not receive any fractional AES shares in the offer. Instead, you will receive cash in an amount equal to the value of any fractional AES shares you would otherwise have been entitled to receive.


HOW IS THE EXCHANGE RATIO OF AES SHARES FOR GENER ADSS DETERMINED?


      We will determine the exchange ratio -- that is, the fraction of an AES share to be exchanged for each Gener ADS -- by dividing the highest price paid in the Chilean offer by the average share price of AES common shares over the measuring period and multiplying this amount by 68, the number of Gener shares represented by each Gener ADS.


      The average share price of AES shares will be calculated by taking the average of the high and low selling prices of AES shares, as reported on the New York Stock Exchange Composite Transaction Tape, for each of the ten New York Stock Exchange trading days ending on the second New York Stock Exchange trading day immediately prior to the date on which our offer expires, including any extensions of the expiration of our offer.

      The closing price of AES common shares on the New York Stock Exchange on November 2, 2000, the last practicable trading day before the announcement of our offer was $60.875. If this were the average AES share price over the ten New York Stock Exchange trading day measuring period, the exchange ratio would be 0.2628337, based on the price of the Chilean Peso equivalent of $0.235294118 per share we are offering in the Chilean offer and adjusting for the fact that each Gener ADS represents 68 Gener shares.


      Because the market prices of AES shares change, the market value of the AES stock you receive, on the date you receive it, may be more or less than the price, after adjusting for the 68 Gener shares represented by each Gener ADS, we are offering in the Chilean offer.


HOW WILL I KNOW WHAT THE ACTUAL EXCHANGE RATIO IS?


      No later than two business days before our offer expires, we will notify you by issuing a press release announcing the final exchange ratio and filing that press release with the SEC. You can also call our Dealer Manager, Deutsche Bank Securities Inc. toll-free at 877-305-4920 to request information about the exchange ratio.


WHAT IS THE MARKET VALUE OF MY GENER ADSS AS OF A RECENT DATE?


      On November 2, 2000, the last trading day before we announced the offers, the closing price of Gener ADSs reported on the New York Stock Exchange Composite Transaction Tape was $12.125 per Gener ADS. The $16 worth of AES common stock you would receive for each Gener ADS pursuant to our offer represents an approximate 32% premium over the closing price of the Gener ADS on November 2, 2000, the last New York Stock Exchange trading day prior to the announcement of the offers and an approximate 39.2% premium over the average closing price of the Gener ADS for the ten consecutive trading days prior to such announcement. We advise you to obtain a recent quotation for the Gener ADSs in deciding whether to tender your Gener ADSs.


WILL I BE TAXED ON THE AES SHARES I RECEIVE?


      The receipt of AES shares for Gener ADSs by a U.S. Holder pursuant to our offer will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well.


      The receipt of AES shares for Gener ADSs by a Non-U.S. Holder pursuant to our offer will generally not be a taxable transaction for United States federal income tax purposes.


      The receipt of AES shares for Gener ADSs by a Chilean holder pursuant to our offer will be a taxable transaction for Chilean income tax purposes.


      The receipt of AES shares for Gener ADSs by a non-Chilean holder pursuant to our offer will generally not be a taxable transaction for Chilean income tax purposes.


      BECAUSE TAX MATTERS ARE COMPLICATED, WE ENCOURAGE YOU TO CONTACT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF OUR OFFER TO YOU. FOR A MORE DETAILED DISCUSSION OF THE U.S. FEDERAL AND CHILEAN INCOME TAX CONSEQUENCES OF OUR OFFER, SEE THE SECTION CAPTIONED "OUR OFFER--CERTAIN TAX CONSIDERATIONS".

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

      Tendering holders of Gener ADSs will not be obligated to pay transfer taxes on the exchange of their Gener ADSs pursuant to our offer, except as set forth in Instruction 6 of the ADS Letter of Transmittal. Holders of Gener ADSs will bear all costs and expenses associated with any deposit or withdrawal of Gener shares with Citibank, N.A., as Depositary. If you are the record owner of your ADSs and you tender your ADSs to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your ADSs through a broker or other nominee, and your broker or other nominee tenders your ADSs on your behalf, your broker or nominee may charge you a fee and we will not be responsible for paying that fee. You should consult your broker or nominee to determine whether any charges will apply.


WHERE CAN I FIND MORE INFORMATION ON YOU?

      You can find more information about us from various sources described in the section captioned "WHERE YOU CAN FIND MORE INFORMATION".


WHAT ARE THE SECURITIES SOUGHT IN YOUR OFFERS?

      In our offer, we are seeking to exchange each outstanding Gener ADS for a fraction of an AES share having a value, over the measuring period, of $16. In the Chilean offer, we are seeking to purchase 3,466,600,000 Gener shares for the Chilean Peso equivalent of $0.235294118, in cash, per Gener share. According to Gener's ownership description provided on Gener's Internet site at http://www.gener.com, as of September 30, 2000, Gener ADSs represented approximately 17.91% of the total Gener shares outstanding. The 3,466,600,000 Gener shares sought in the Chilean offer represent approximately 75% of Gener shares that were outstanding as of the date of such report, excluding the Gener shares represented by Gener ADSs. THE NUMBER OF GENER ADSS AVAILABLE FOR TENDER INTO OUR OFFER IS SUBJECT TO CHANGE ON A DAILY BASIS AS A RESULT OF DEPOSITS AND WITHDRAWALS OF GENER SHARES UNDER THE GENER DEPOSIT AGREEMENT WITH CITIBANK, N.A., AS DEPOSITARY.


CAN YOU INCREASE OR DECREASE THE NUMBER OF GENER ADSS AND/OR SHARES YOU ARE OFFERING TO EXCHANGE AND PURCHASE UNDER YOUR OFFERS?

      Upon the terms and subject to the conditions of our offer, we will accept all Gener ADSs properly tendered and will exchange them for AES shares.

      Upon the terms and subject to the conditions of the Chilean offer, if more than 3,466,600,000 Gener shares are tendered pursuant to the Chilean offer, we will accept all Gener shares properly tendered in the Chilean offer on a pro rata basis.

      If the Gener shares tendered in the Chilean offer represent less than a majority of the outstanding Gener shares, including shares represented by ADSs, we may elect, in our sole discretion and subject to applicable law, including applicable law relating to possible extensions of the expiration of our offer, to waive the minimum condition relating to the number of Gener shares tendered, to increase the number of Gener shares to be purchased pursuant to the Chilean offer, to extend our offer and the Chilean offer or terminate our offer and the Chilean offer without the purchase of any Gener ADSs or Gener shares.


HOW MUCH ARE YOU OFFERING TO PAY FOR GENER SHARES IN THE CHILEAN OFFER?

      In the Chilean offer we are offering to pay the Chilean Peso equivalent of $0.235294118 per Gener share, net to each seller in cash and without interest. The purchase price of the Chilean Peso equivalent of $0.235294118 per Gener share being offered pursuant to the Chilean offer represents an approximate 30.6% premium on the closing price of the Gener shares on November 2, 2000, the last Santiago Stock Exchange trading day prior to the announcement of the offers and an approximate 39.8% premium on the average closing price of the Gener shares for the ten consecutive trading days prior to such announcement. The Chilean offer will be effected through an auction procedure on the Santiago Stock Exchange commonly referred to as a "remate".

      There is a possibility that other bidders will choose to participate in the remate and that we will increase the price we pay for the Gener shares we acquire in the Chilean offer in order to be successful against such other bidders. If this occurs, we will increase the amount of AES stock to be exchanged for each Gener ADS in our offer so that its value, after adjusting for the fact that each Gener ADS represents 68 Gener shares, is equal to the highest price per share paid by us in the Chilean offer and we will extend our offer in compliance with applicable U.S. securities laws so that you will receive the increased amount of AES stock in exchange for your Gener ADSs.


WHAT ARE THE CONDITIONS TO YOUR OFFER?

      Our offer is subject to the following conditions:

   -- Gener shareholders having approved the amendments to Gener's Bylaws by the affirmative vote of at least 75% of the outstanding Gener shares, including Gener shares represented by Gener ADSs, and the effectiveness of these amendments under Chilean law;


   -- Our being satisfied, in our sole discretion, that the proposed
      TotalFinaElf transaction has been terminated or will not proceed. This condition was satisfied on November 28, 2000 when TotalFinaElf terminated its agreement with Gener with respect to the TotalFinaElf proposal and entered into the TotalFinaElf Agreement with us;

   -- Our having made any purchases of Gener shares in the Chilean offer;

   -- The low per share selling price of the AES shares on the New York Stock
      Exchange on any New York Stock Exchange trading day between the date of our offer and the expiration of our offer, including any extensions thereof, not having been less than $50. On each of November 22, 2000, December 4, 2000, December 5, 2000, December 6, 2000 and December 7, 2000, the low per share selling price of AES shares on the New York Stock Exchange was less than $50.00. We have waived the condition of our offer that the low per share selling price of AES shares on the New York Stock Exchange not be below $50.00 on any date between the date of our offer and the expiration of our offer for these five dates. We can offer no assurances, however, that we will similarly waive this condition again if the low per share selling price of AES shares on the New York Stock Exchange is below $50.00 for any other date in the future. If we do waive this condition again in the future, we intend to issue a press release to that effect at the time of such waiver;


   -- The Registration Statement of which this prospectus is a part having been declared effective by the SEC;


   -- The waiting period and any extension thereof applicable to our offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the HSR Act, having expired or having been terminated and our having received clearance or approval under any other applicable antitrust law of any foreign or domestic jurisdiction. We announced on November 22, 2000 that early termination of the waiting period under the HSR Act with respect to the purchase of Gener ADSs and Gener shares pursuant to the offers was granted by the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice on November 20, 2000, thereby satisfying this condition;


   -- Our having received approval to acquire the Gener shares and the Gener
      ADSs in the offers from the United States Federal Energy Regulatory Commission; and

   -- the other customary conditions more fully described in the section captioned "OUR OFFER-- Conditions of Our Offer".

      These conditions to our offer are discussed in the section captioned "OUR OFFER--Conditions of Our Offer."


WHAT ARE THE CONDITIONS TO YOUR CHILEAN OFFER?

      The Chilean offer is subject to the following conditions:

   -- All of the conditions to our offer having been satisfied or waived by us for purposes of the Chilean offer even if we have not waived these conditions for purposes of our offer;

   -- Our having received tenders of a number of Gener shares in the Chilean offer which represents at least a majority of the total number of outstanding Gener shares, including Gener shares represented by Gener ADSs; and


   -- Our having obtained funds sufficient to pay for the 3,466,600,000 Gener shares we seek in the Chilean offer and to pay all fees and expenses incurred in connection with our offers. We announced in a press release on November 22, 2000, that we had waived the financing condition in the Chilean offer.



IS AES'S FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN YOUR OFFER?

      Yes. Gener ADSs accepted in our offer will be exchanged for AES shares; you should consider AES's financial condition before you decide to become one of AES's stockholders through our offer. Also, because our offer is conditioned upon our having made purchases in the Chilean offer which will require us to obtain funds which we do not currently have available or committed to us, you should consider our financial condition in order to evaluate the likelihood that we will obtain these funds.


WHAT PERCENTAGE OF YOUR SHARES WILL GENER SHAREHOLDERS OWN AFTER YOUR OFFER?

      Assuming an exchange ratio of 0.2519685, using the AES closing share price on November 8, 2000, if we exchange all of the Gener shares represented by Gener ADSs reported to be outstanding on September 30, 2000, former Gener shareholders would own approximately 0.8% of the outstanding AES shares.


DOES GENER SUPPORT YOUR OFFER?

      As of the date of this prospectus, the board of directors of Gener has not reviewed our offer and has not taken a position with respect to our offer. Pursuant to Rule 14e-3 under the Securities Exchange Act of 1934, Gener is required within 10 days of the date of this prospectus to provide its security holders with a statement of Gener's position with respect to our offer.


DO THE STATEMENTS ON THE COVER PAGE REGARDING THE POSSIBILITY THAT THE INFORMATION IN THIS PROSPECTUS MAY BE CHANGED AND THE REGISTRATION STATEMENT FILED WITH THE SEC NOT YET BEING EFFECTIVE MEAN THAT YOUR OFFER HAS NOT COMMENCED?

      No. Our offer has commenced and completion of this prospectus and effectiveness of the Registration Statement are not necessary for you to tender your Gener ADSs. The SEC recently changed its rules to permit exchange offers to begin before the related Registration Statement has become effective, and we are taking advantage of the rule changes with the goal of completing our offer faster than similar share exchanges could previously be accomplished. We cannot, however, accept any Gener ADSs tendered in our offer until the Registration Statement is declared effective by the SEC.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN YOUR OFFER?

      You will have at least until 12:00 midnight, New York City time, on Monday, December 11, 2000 to decide whether to tender your Gener ADSs pursuant to our offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described later in this prospectus under the section captioned "OUR OFFER--Exchange of Gener ADSs; Delivery of AES shares".


UNDER WHAT CIRCUMSTANCES CAN YOUR OFFER BE EXTENDED?

      We expressly reserve the right, in our sole discretion but subject to applicable law, to extend the period of time during which our offer remains open.


HOW WILL I BE NOTIFIED IF YOUR OFFER IS EXTENDED?

      If we extend our offer, we will inform ChaseMellon Shareholder Services L.L.C. and D.F. King & Co., Inc., the Exchange Agent and the Information Agent, respectively, for our offer, of that fact, and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which our offer was previously scheduled to expire.


HOW DO I PARTICIPATE IN YOUR OFFER?

      To tender your Gener ADSs, prior to 12:00 midnight, New York City time, on Monday, December 11, 2000, unless our offer is extended:

    o you must deliver your ADRs representing Gener ADSs and a properly completed and duly executed ADS Letter of Transmittal to the Exchange Agent at the address appearing on the back cover page of this prospectus; or

    o the Exchange Agent must receive a confirmation of receipt of your Gener ADSs by book-entry transfer and a properly completed and duly executed ADS Letter of Transmittal; or

    o you must comply with the guaranteed delivery procedure.

      If you have any questions about our offer or the proposed transaction, please call the Information Agent or the Dealer Manager for assistance at their respective addresses and telephone numbers set forth on the back cover of this prospectus.


UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED GENER ADSS?

      You can withdraw previously tendered Gener ADSs at any time until our offer has expired and, if we have not agreed to accept your Gener ADSs and exchange them for AES shares by January 11, 2001, you can withdraw them at any time until we do accept your Gener ADSs.


HOW DO I WITHDRAW PREVIOUSLY TENDERED GENER ADSS?

      To withdraw Gener ADSs, you must deliver a written or facsimile notice of withdrawal with the required information to the Exchange Agent while you still have the right to withdraw the Gener ADSs.


WILL YOUR OFFER BE FOLLOWED BY A MERGER?

      We do not have any present plans to effect a merger following the completion of the offers. However, we may decide to purchase, directly or indirectly through affiliates, additional Gener ADSs or Gener shares following completion of the offers, through open market purchases, privately negotiated transactions, additional tender offers or otherwise, at prices that may be more or less than the value of the AES stock to be exchanged for Gener ADSs in our offer and the price to be paid pursuant to the Chilean offer and/or for different consideration.

WILL GENER CONTINUE AS A PUBLIC COMPANY?


      Yes. Gener shares will continue to be listed and traded on the Santiago Stock Exchange. Following the exchange of Gener ADSs pursuant to our offer, it is unlikely that the Gener ADSs will continue to meet the listing requirements of the New York Stock Exchange.


IF I DECIDE NOT TO TENDER, HOW WILL YOUR OFFERS AFFECT THE GENER SHARES OR GENER ADSS?


      The exchange of Gener ADSs pursuant to our offer and the purchase of Gener shares pursuant to the Chilean offer will substantially reduce the number of Gener ADSs and Gener shares that might otherwise trade and will reduce the number of holders of both the Gener ADSs and the Gener shares. The reduction in publicly traded Gener ADSs and Gener shares will adversely affect liquidity and will adversely affect market value of the Gener ADSs and could also adversely affect the liquidity, marketability and market value of the Gener shares.


      Holders of Gener ADSs do not have appraisal rights in connection with our offer.


WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT YOUR EXCHANGE OFFER?


      You can call either D.F. King & Co., Inc., the Information Agent, toll free at (800) 755-3105 or Deutsche Bank Securities Inc., the Dealer Manager, toll free at (877) 305-4920.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, the SEC. Gener files annual and current reports with the SEC. You may read and copy any reports, statements or other information that we and Gener file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our and Gener's public filings are also available to the public from commercial document retrieval services and at the Internet Web site maintained by the SEC at http://www.sec.gov.

     We have filed a Form S-4 Registration Statement to register with the SEC the offering and sale of our shares to be issued to holders of Gener ADSs. This prospectus is a part of that Registration Statement. As allowed by SEC rules, this prospectus does not contain all the information that stockholders can find in the Registration Statement or the exhibits to the Registration Statement.

     We also filed with the SEC a statement on Schedule TO pursuant to rule 14d-3 under the Securities Exchange Act of 1934, as amended, the Exchange Act, furnishing certain information about our offer. You may read and copy the Schedule TO and any amendments to it at the SEC's public reference room referred to above.

     The SEC allows us to incorporate information into this prospectus "by reference," which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that AES and Gener have previously filed with the SEC. These documents contain important information about AES and Gener and their financial condition.


AES FILINGS (FILE NO. 001-12291):

    o Amended Annual Report on Form 10-K/A for fiscal year ended December 31, 1999, filed on September 7, 2000;

    o Annual Report on Form 10-K for fiscal year ended December 31, 1999, filed on March 30, 2000;


    o Quarterly Report on Form 10-Q for fiscal quarter ended September 30, 2000, filed on November 14, 2000;


    o Quarterly Report on Form 10-Q for fiscal quarter ended June 30, 2000, filed on August 11, 2000;

    o Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 2000, filed on May 15, 2000;


    o Current Report on Form 8-K filed on November 28, 2000;


    o Current Report on Form 8-K filed on November 8, 2000;

    o Current Report on Form 8-K filed on October 31, 2000;

    o Current Report on Form 8-K filed on September 1, 2000;

    o Amended Current Report on Form 8-K/A filed on August 18, 2000;

    o Current Report on Form 8-K filed on July 28, 2000;

    o Current Report on Form 8-K filed on July 27, 2000;

    o Current Report on Form 8-K filed on June 21, 2000;

    o Current Report on Form 8-K filed on May 12, 2000;

    o Current Report on Form 8-K filed on May 8, 2000;


    o Amended Current Report on Form 8-K/A filed on February 11, 2000;

    o Amended Tender Offer Statement on Schedule TO-T/A filed on November 28; 2000;

    o Amended Tender Offer Statement on Schedule TO-T/A filed on November 22, 2000;

    o Amended Tender Offer Statement on Schedule TO-T/A filed on November 22, 2000;

    o Tender Offer Statement on Schedule TO-T filed on November 9, 2000;

    o Written Communications of Business Combination Transaction pursuant to Rule 425 filed on December 4, 2000;

    o Written Communications of Business Combination Transaction pursuant to Rule 425 filed on November 28, 2000;

    o Written Communications of Business Combination Transaction pursuant to Rule 425 filed on November 20, 2000;

    o Written Communications of Business Combination Transaction pursuant to Rule 425 filed on November 7, 2000;

    o Written Communications of Business Combination Transaction pursuant to Rule 425 filed on November 3, 2000; and

    o The description of our common stock set forth in our Registration Statement on Form 8-A filed on October 9, 1996, including all amendments and reports filed for the purpose of updating such description.



GENER FILINGS (FILE NO. 001-13210):

    o Annual Report on Form 20-F for fiscal year ended December 31, 1999, filed on April 26, 2000 (except for the report of Gener's independent accountants contained therein which is not incorporated herein by reference because the consent of Gener's independent accountants has not yet been obtained nor has exemptive relief under Rule 437 promulgated under the Securities Act of 1933, as amended been granted to us by the
      SEC).


    o Report by Foreign Issuer on Form 6-K dated November 17, 2000;

    o Report by Foreign Issuer on Form 6-K for fiscal quarter ended September 30, 2000, filed on November 13, 2000;

    o Report by Foreign Issuer on Form 6-K dated November 10, 2000;

    o Report by Foreign Issuer on Form 6-K dated November 8, 2000;


    o Report by Foreign Issuer on Form 6-K dated October 30, 2000;

    o Report by Foreign Issuer on Form 6-K dated October 24, 2000;

    o Report by Foreign Issuer on Form 6-K for fiscal quarter ended March 31, 2000, filed on May 18, 2000;

    o Report by Foreign Issuer on Form 6-K for fiscal quarter ended June 30, 2000, filed on August 16, 2000;

    o Report by Foreign Issuer on Form 6-K dated April 26, 2000;


    o Report by Foreign Issuer on Form 6-K dated April 25, 2000;

    o Amended Tender Offer Statement on Schedule TO-T/A filed on November 28, 2000;

    o Amended Tender Offer Statement on Schedule TO-T/A filed on November 22, 2000;

    o Amended Tender Offer Statement on Schedule TO-T/A filed on November 22, 2000;

    o Tender Offer Statement on Schedule TO-T filed on November 9, 2000;

    o Solicitation/Recommendation Statement on Schedule 14D-9 filed on November 22, 2000;

    o Beneficial Ownership Statement on Schedule 13D filed on November 15,
      2000;

    o Written Communications of Business Combination Transaction pursuant to Rule 425 filed on December 4, 2000;


    o Written Communications of Business Combination Transaction pursuant to Rule 425 filed on November 28, 2000;


    o Written Communications of Business Combination Transaction pursuant to Rule 425 filed on November 20, 2000;


    o Written Communications of Business Combination Transaction pursuant to Rule 425 filed on November 7, 2000;


    o Written Communications of Business Combination Transaction pursuant to Rule 425 filed on November 3, 2000; and



    o The description of the Gener ADRs set forth in Chilgener's (Gener's previous name) Registration Statement on Form F-6 filed on June 28, 1994, including all amendments and reports filed for the purpose of updating such description.



     We hereby incorporate by reference additional documents that either we or Gener may file with the SEC between the date of this prospectus and the expiration date of our offer. These include, but are not limited to, periodic reports, such as annual reports on Form 10-K or 20-F, quarterly reports on Form 10-Q, current reports on Form 8-K and Reports by Foreign Issuer on Form 6-K, as well as proxy statements.



     If you are a stockholder, you may have received some of the documents incorporated by reference. You also may obtain any of these documents upon request to: D.F. King & Co., Inc. or from the SEC at the SEC's Internet Web site described above.


     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM US, PLEASE CONTACT THE INFORMATION AGENT NO LATER THAN DECEMBER 1, 2000 TO RECEIVE THEM BEFORE THE EXPIRATION DATE OF OUR OFFER. If you request any incorporated documents, the Information Agent will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN MAKING YOUR DECISION WHETHER TO TENDER YOUR GENER ADSS INTO OUR OFFER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS DATED NOVEMBER 9, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF AES SHARES IN OUR OFFER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.


                           RELIEF GRANTED BY THE SEC


     In order to facilitate the making of our offer, in a letter dated November 6, 2000, the SEC has issued an order granting us and our subsidiaries, including the Purchaser, relief with respect to certain rules under the Exchange Act. Specifically, the SEC order confirms that (1) the Chilean offer may be conducted without compliance with Section 14(d) of the Exchange Act and the rules promulgated thereunder and (2) we may offer to purchase Gener shares in the Chilean offer for the Chilean Peso equivalent of $0.235294118 while offering to exchange AES shares having a value of $16, determined over the measuring period, for Gener ADSs in our offer. The SEC has also granted us, Deutsche Bank Securities Inc., our Dealer Manager and its affiliates, our Chilean stockbroker and other nominees or brokers, in each case acting as our agents, exemptive relief from the provisions of Rule 14e-5 under the Exchange Act which permit us to conduct the Chilean offer and purchase Gener shares thereunder while simultaneously conducting our offer for Gener ADSs.

   In connection with receiving this relief, we have agreed to the following conditions:


   -- In the United States we will not purchase Gener ADSs or Gener shares except pursuant to our offer;


   -- Outside of the United States, prior to the expiration of our offer, we will not purchase Gener ADSs or Gener shares except pursuant to the Chilean offer;


   -- We will disclose in the United States and Chile the purchase of Gener shares pursuant to the Chilean offer;


   -- If we increase the price paid in the Chilean offer for Gener shares, we will make a corresponding increase in the amount of the AES shares to be exchanged for Gener ADSs in our offer; and


   -- Other customary conditions.


     In addition, we have made a request to Gener that it deliver to us a consent from Gener's independent accountants to the incorporation by reference, in our Registration Statement on Form S-4 of which this prospectus is a part and in any future amendment thereto, of Gener's independent accountants' report dated February 4, 2000, previously filed in Gener's 20-F for the fiscal year ended December 31, 1999 and to the inclusion of a reference to Gener's independent accountants' in the section captioned "Experts" in our Registration Statement so that we may file such consent with the SEC as part of the Registration Statement in accordance with Rule 439 promulgated under the Securities Act. To date, Gener has yet to respond to our request. If we do not receive a consent from Gener's independent accountants prior to the date our Registration Statement becomes effective, we will request the SEC to exempt us from filing Gener's independent accountants' consent with the Registration Statement pursuant to Rule 437 of the Securities Act.

                          AMENDMENTS TO GENER'S BYLAWS

     Gener's Bylaws currently provide that no person may own or vote, directly or indirectly through related parties, more than 20% of the voting capital stock of Gener and that Gener shall otherwise comply with the provisions of Decree Law 3,500, including Chapter XII thereof, Chapter XII. Among other things, Chapter XII provides that no shareholder, directly or through related persons, may own or vote more than 65% of the voting capital stock of a company or such lesser amount as may be specified in the company's bylaws. Our offer is subject to the satisfaction of the Gener Bylaw Condition set forth in the section captioned, "OUR OFFER--Conditions of Our Offer". In order for this condition to be satisfied, the holders of at least 75% of the outstanding Gener shares, including Gener shares represented by Gener ADSs, must approve the amendments to Gener's Bylaws.

     Under Chilean law, holders of at least 10% of the outstanding capital stock have the right to require a company to convene a meeting of its shareholders. Under Chilean law, shareholders must be notified of such a meeting at least 15 days prior to the date of the meeting and the meeting must be held within 30 days of the date on which a company receives notice of such a demand from a 10% or more shareholder. Copec has agreed in the Copec Letter, at our request, to exercise its right as a 10% or more Gener shareholder to make a shareholder's demand for Gener to hold a shareholders' meeting in order to approve the amendments to Gener's Bylaws. We are requesting that Copec take the action necessary to require the Gener board of directors to convene the Gener shareholder's meeting and we expect that such a request will be made by Copec promptly.

     The Gener shareholders' meeting will consider amending Gener's Bylaws to eliminate Articles 1 bis, 5 bis, 9 bis, 17 bis, 20 bis, 21 bis, 24, 27 bis and 29 bis and to amend Article 35 to eliminate the reference to Decree Law 3,500. Articles 1 bis and 35 provide that Gener is subject to Decree Law 3,500. Articles 5 bis and 27 bis of Gener's Bylaws provide that no one person, or group of related persons, may own or be entitled to vote, more than 20% of the outstanding capital stock of Gener. Article 9 bis requires maintenance of certain asset ratios set forth in Decree Law 3,500. Article 17 bis provides that in exercising its duties the board of directors shall act within the limits set forth in the investment and financing policies approved by the shareholders pursuant to Article 20 bis. Article 21 bis requires shareholder approval to sell assets identified by the investment and financing policies as essential for the conduct of Gener's business, as well as any change to the investment and financing policies approved by shareholders. Article 29 bis requires shareholders to receive prior to the annual meeting the report issued by the inspector of accounts pursuant to Article 20 and the board of directors' proposal with respect to Gener's investment and financing policies. Finally,
Article 24 provides that the vote of shareholders representing at least 75% of the outstanding shares of Gener is required to amend, Articles 1 bis, 5 bis, 9 bis, 14 bis, 17 bis, 20 bis, 21 bis, 24, 27 bis and 29 bis. OUR OFFER AND THE CHILEAN OFFER WILL NOT PROCEED UNLESS GENER SHAREHOLDERS APPROVE THE AMENDMENTS TO GENER'S BYLAWS BY THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST 75% OF THE OUTSTANDING GENER SHARES, INCLUDING GENER SHARES REPRESENTED BY GENER ADSS, AND THE AMENDMENTS BECOME EFFECTIVE UNDER CHILEAN LAW. WE URGE YOU TO VOTE FOR THE AMENDMENTS TO GENER'S BYLAWS REGARDLESS OF WHETHER YOU INTEND TO TENDER YOUR GENER ADSS IN OUR OFFER.

     Pursuant to Chilean law, the amendments to Gener's Bylaws, even if adopted by the holders of 75% of the outstanding Gener shares as required by Gener's Bylaws, will not become effective until they are published and recorded. While we cannot give any assurance as to this timing, our Chilean counsel has advised us that these actions could be accomplished within 10 business days of the Gener shareholders' meeting approving the amendments to Gener's Bylaws. The Gener Bylaw Condition to the offers will not be satisfied until the amendments to Gener's Bylaws are effective under Chilean law.

     Chapter XII. If a company complies with Chapter XII, Chilean pension funds may invest a larger portion of their assets in such companies than in companies that are not subject to Chapter XII. Generally, companies that elect to comply with Chapter XII are required to include in their bylaws the following provisions: (a) no person, directly or indirectly through a related party, may own or vote more than a specified percentage of the outstanding voting capital stock of the company, which percentage may not exceed 65%; (b) minority shareholders must hold at least 10% of the outstanding voting capital stock of the company; and (c) at least 15% of the voting capital stock of the company shall be owned by more than

100 shareholders, each owning shares with a value of at least a specified amount. The company's bylaws must also provide that the company maintain a minimum ratio relating to the company's adjusted assets to total assets, as determined in accordance with Decree Law 3,500, and that the shareholders shall approve investment and financing policies and the sale of assets identified by the company's investment and financing policies as essential to the conduct of the company's business. If Gener shareholders approve such amendments to Gener's Bylaws, under Chilean law, Gener will no longer be subject to Decree Law 3,500. As a result, the amount of the investments the Chilean pension funds are permitted to maintain will be less than if Gener continued to be subject to such laws. However, we believe that if these Chilean pension funds sell their full pro rata portion of Gener shares in the Chilean offer, they will sufficiently decrease their ownership of Gener shares to fall within allowable limits under Chilean law and will not be required to sell their remaining Gener shares.


     VOTING INSTRUCTIONS--HOLDERS OF GENER ADSS. HOLDERS OF GENER ADSS WHO DESIRE TO VOTE IN FAVOR OF THE AMENDMENTS TO GENER'S BYLAWS AND WHO HAVE QUESTIONS AS TO VOTING PROCEDURES SHOULD CONTACT THE INFORMATION AGENT OR THE DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS.


     The Gener Deposit Agreement pursuant to which the Gener ADSs are issued provides that, upon receipt of any notice of any meeting of holders of Gener shares, the Depositary will provide to the Gener ADS holders copies of all materials received by it and request from such holders voting instructions. Upon receipt of any such instructions, the Depositary is required to vote or cause to be voted, or to grant a proxy to a person designated by Gener to vote, the shares represented by the Gener ADSs in accordance with the instructions set forth in such request. The Depositary shall not, under any circumstance, exercise any voting discretion over the Gener ADSs. If no voting instructions are received by the Depositary on or before the voting cut-off date with respect to any vote of shareholders, then a holder shall be deemed to have instructed the Depositary to give a discretionary proxy with full powers of substitution to the Chairman of Gener's board of directors, or a person designated by him, on any matters other than matters as to which the Chairman of Gener's board of directors directs the Depositary that he does not wish such proxy to be given. Currently, Citibank, N.A. is the Depositary.


     VOTING PROCEDURES--HOLDERS OF GENER SHARES. IN ORDER TO VOTE GENER SHARES IN FAVOR OF THE AMENDMENTS TO GENER'S BYLAWS, HOLDERS OF GENER SHARES MUST EITHER (1) APPEAR IN PERSON AT THE MEETING OF GENER SHAREHOLDERS TO CONSIDER THE AMENDMENTS TO GENER'S BYLAWS WHEN IT IS SCHEDULED BY GENER AND VOTE THEIR GENER SHARES OR (2) COMPLETE AND DELIVER THE POWER OF ATTORNEY DELIVERED WITH THE CHILEAN OFFER MATERIALS OR WITH GENER'S NOTICE OF THE SHAREHOLDERS MEETING, IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH THEREIN.

                                    SUMMARY

     This summary highlights selected information from this prospectus, and may not contain all the information that is important to you. To better understand the proposed transaction and the separate offers to holders of Gener ADSs and Gener shares, you should read this entire document carefully, as well as those additional documents to which we refer you. You may obtain the information incorporated by reference into this prospectus by following the instructions in the section captioned "WHERE YOU CAN FIND MORE INFORMATION".


THE PROPOSED TRANSACTION; THE OFFERS

     We are proposing to acquire control of, and at least a majority of the equity interest in, Gener. We are offering to exchange a fraction of an AES share having a value of $16, calculated over the ten New York Stock Exchange trading day measuring period ending on the second New York Stock Exchange trading day immediately prior to the date on which our offer expires, for each Gener ADS that is validly tendered and not properly withdrawn prior to the expiration of our offer. Simultaneously, in Chile, we are making a separate offer to purchase 3,466,600,000 Gener shares for the Chilean Peso equivalent of $0.235294118, in cash, per Gener share. The $16 value we are offering for each Gener ADS is equal to the Chilean Peso equivalent of $0.235294118 we are offering for each Gener share in the Chilean offer after adjusting for the fact that each Gener ADS represents 68 Gener shares.


INFORMATION CONCERNING THE TOTALFINAELF GROUP PROPOSAL


     On October 22, 2000, Gener announced a proposal from the TotalFinaElf Group, a major French oil company. Under this proposal TotalFinaElf would have acquired new Gener shares to be issued as part of a capital increase, subject to the preemptive rights of current Gener shareholders. The TotalFinaElf proposal was subject to approval by Gener shareholders, negotiation and execution of definitive agreements, completion by TotalFinaElf of due diligence, receipt of all required regulatory and other approvals and other conditions. On November 28, 2000, TotalFinaElf terminated its agreement with Gener relating to the TotalFinaElf proposal.

     On November 28, 2000, we entered into the TotalFinaElf Agreement which provides, among other things, that if we are successful in acquiring at least a majority of the outstanding Gener shares, including Gener shares represented by Gener ADSs, as a Gener shareholder we will take action to cause Gener to enter into an agreement to sell to TotalFinaElf all of the capital stock that Gener owns in Central Puerto S.A., Hidroneuquen S.A., Termoandes S.A. and Interandes S.A., the Electricity Companies, and other interests in Argentina, the Acquired Interests, consisting of all of the subordinated indebtedness owned by Gener and its affiliates of Hidroelectrica, a 59% owned subsidiary of Hidroneuquen, all of Gener's rights and obligations under management contracts with the Electricity Companies, all of Gener's interests in projects under study or development for electricity transmission or generation facilities in Argentina and in the project under study to develop facilities for transmitting electricity between the Yacyreta region in Argentina and the Sao Paulo region in Brazil, for a purchase price of $652 million in cash, subject to certain adjustments. Concurrently with such sale, approximately $274 million of indebtedness of Termoandes and Interandes would be repaid. If we purchase Gener shares in the offers but do not acquire a majority of the outstanding Gener shares, including Gener shares represented by Gener ADSs, we have agreed with TotalFinaElf that we will use our reasonable best efforts to acquire at least a majority of the outstanding Gener shares, including Gener shares represented by Gener ADSs. TotalFinaElf has agreed not to take any action that would frustrate or prevent the consummation of the offers. We and TotalFinaElf have agreed to cooperate and to use our reasonable best efforts to support the consummation of the transactions contemplated by the TotalFinaElf Agreement, including the offers. The sale to TotalFinaElf of the Electricity Companies' shares and the Acquired Interests is subject to a number of conditions, including satisfaction by TotalFinaElf of a due diligence review. In addition, under the TotalFinaElf Agreement, TotalFinaElf has the right at its option to purchase the shares of all or any of the Electricity Companies and to purchase or not purchase the Acquired Interests in the projects under study and/or development. The TotalFinaElf Agreement provides for termination by the parties in certain events, including upon the termination of the offers without the purchase of any Gener shares or Gener ADSs thereunder. The TotalFinaElf Agreement is filed as an exhibit to the Registration Statement on Form S-4 of which this prospectus is a part and is incorporated by reference in this prospectus. We recommend that you carefully read the complete TotalFinaElf Agreement for its terms and other information which may be important to you.



REASONS FOR THE OFFERS

     We believe that our offers will provide Gener with the long-term strategic partner that Gener originally announced it was seeking to provide the financial resources, technology and business opportunities that would allow Gener to continue growing. In addition, we believe our proposed transaction presents a unique opportunity to improve the efficiency and productivity of Gener and to reduce costs and enhance the quality of Gener's services in order to benefit its shareholders, customers and the communities it serves. We believe that the proposed transaction will produce the following benefits:

    o An opportunity for Gener shareholders to sell their shares

    o Increased competitiveness

    o Substantial cost savings

    o Increased management strength and expertise with significant experience in the Latin American and global energy industries

    o Financial strength

    o Increased diversification into new markets

    o Increased market presence and opportunities


OUR OFFER

 SUMMARY OF OUR OFFER.

     We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the related ADS Letter of Transmittal, to exchange a fraction of an AES share having a value of $16, measured over the ten New York Stock Exchange Trading days ending on the second New York Stock Exchange Trading day immediately prior to the date on which our offer expires, for each Gener ADS you validly tender and do not properly withdraw prior to the expiration of our offer. The actual fraction of an AES share you will receive for each Gener ADS you validly tender and do not withdraw prior to the expiration of our offer will be equal to $16 divided by the average of the high and low selling prices per share of AES common stock, as reported on the New York Stock Exchange Composite Transaction Tape, for each of the ten New York Stock Exchange trading days ending on the second New York Stock Exchange trading day immediately preceding the date on which our offer expires. We are making our offer through the Purchaser, our wholly owned subsidiary. The term "expiration of our offer" means 12:00 midnight, New York City time, on Monday, December 11, 2000, unless we extend the period of time for which our offer is open, in which case the term "expiration of our offer" means the latest time and date on which our offer, as so extended, expires. Simultaneously, we are making, in Chile, a separate offer to purchase 3,466,600,000 Gener shares for the Chilean Peso equivalent of $0.235294118, in cash, per Gener share.

 CONDITIONS OF OUR OFFER.

     Our offer is subject to the following:

    o Gener shareholders having approved the amendments to Gener's Bylaws by the affirmative vote of at least 75% of the outstanding Gener shares, including Gener shares represented by Gener ADSs, and these amendments having become effective under Chilean law;

    o Our being satisfied, in our reasonable discretion, that the proposed TotalFinaElf transaction has been terminated or will not proceed. This condition was satisfied on November 28, 2000 when TotalFinaElf terminated its agreement with Gener with respect to the TotalFinaElf proposal and entered into the TotalFinaElf Agreement with us;

    o Our having made any purchases of Gener shares in the Chilean offer;

    o The low per share selling price of the AES shares on the New York Stock Exchange from the date of our offer through the date on which our offer expires not having been less than $50. On each of November 22, 2000, December 4, 2000, December 5, 2000, December 6, 2000 and December 7, 2000, the low per share selling price of AES shares on the New York Stock Exchange was less than $50.00. We have waived the condition of our offer that the low per share selling price of AES shares on the New York Stock Exchange not be below $50.00 on any date between the date of our offer and the expiration of our offer for these five dates. We can offer no assurances, however, that we will similarly waive this condition again if the low per share selling price of AES shares on the New York Stock Exchange is below $50.00 for any other date in the future. If the low per share selling price of AES shares on any future New York Stock Exchange Trading Day prior to the expiration of our offer is less than $50.00 and we waive this condition for such date, we intend to issue a press release to that effect at the time of such waiver;



    o The Registration Statement of which this prospectus is a part having been declared effective by the SEC;


    o The waiting period and any extension thereof applicable to our offer under the HSR Act having expired or having been terminated and our having received clearance or approval under any other applicable antitrust law of any foreign or domestic jurisdiction. We announced on November 22, 2000 that early termination of the waiting period under the HSR Act with respect to the purchase of Gener ADSs and Gener shares pursuant to the offers was granted by the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice on November 20, 2000, thereby satisfying this condition;


    o Our having received approval to acquire the Gener shares and the Gener ADSs in the offers from the United States Federal Energy Regulatory Commission; and

    o the other customary conditions more fully described in the section captioned "OUR OFFER-- Conditions of Our Offer".

These conditions to our offer are discussed in greater detail in the section captioned "OUR OFFER--Conditions of Our Offer."


 TIMING OF OUR OFFER.

     Our offer is currently scheduled to expire on Monday, December 11, 2000; however, we reserve the right, at any time or from time to time, in our sole discretion and regardless of whether or not any of the conditions specified in the section captioned, "OUR OFFER--Conditions of Our Offer" shall have been satisfied, to extend, for any reason, the period of time during which our offer is open and to amend our offer in any respect by giving oral or written notice of such extension or amendment to the Exchange Agent followed as promptly as practicable by public announcement thereof. For more information you should read the discussion in the section captioned, "OUR OFFER--Extension, Termination and Amendment".

     The Chilean offer will be scheduled to occur as soon as practicable, and in any event within 12 Chilean trading days, after the effectiveness of the amendments to Gener's Bylaws. Subject to applicable law and to the extent practicable, our offer will be extended as necessary to cause our offer to expire no later than the next business day after the completion of the Chilean offer.

 EXTENSION, TERMINATION AND AMENDMENT.

     We reserve the right, at any time or from time to time, in our sole discretion and regardless of whether or not any of the conditions specified in the section captioned, "OUR OFFER--Conditions of Our Offer" have been satisfied, to extend for any reason the period of time during which our offer remains open and to amend our offer in any respect by giving oral or written notice of such extension or amendment to the Exchange Agent followed as promptly as practicable by public announcement thereof. If we decide to extend our offer, we will make our announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all Gener ADSs previously tendered and not withdrawn will remain subject to our offer, subject to your right to withdraw your Gener ADSs in accordance with the procedures set forth in the section captioned, "OUR OFFER--Withdrawal Rights". We can give no assurance that we will exercise our right to extend or amend our offer.

     Subject to applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time, (a) to delay acceptance for exchange or, regardless of whether we previously accepted Gener ADSs for exchange, our exchange of any Gener ADSs pursuant to our offer or to terminate our offer and not accept or exchange any Gener ADSs not previously accepted or exchanged, upon the failure of any of the conditions of our offer to be satisfied and (b) to waive any condition, other than the condition relating to the effectiveness of the Registration Statement for the AES shares to be issued in our offer, or otherwise to amend our offer in any respect, by giving oral or written notice of such delay, termination or amendment to the exchange agent and by making a public announcement thereof. In the case of an extension, any such announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to you in connection with our offer be promptly sent promptly and in a manner reasonably designed to inform you of such change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  EXCHANGE OF GENER ADSS; DELIVERY OF AES SHARES.

     Upon the terms and subject to the conditions of our offer, including, if our offer is extended or amended, the terms and conditions of any such extension or amendment, we will accept for exchange, and will exchange, all Gener ADSs validly tendered by the expiration date and not properly withdrawn as promptly as practicable after the later of the expiration date and the satisfaction or waiver of the conditions of our offer.

 WITHDRAWAL RIGHTS.

     Your tender of Gener ADSs pursuant to our offer is irrevocable, except that Gener ADSs tendered pursuant to our offer may be withdrawn at any time prior to the expiration of our offer, and, unless we previously accepted them pursuant to our offer, may also be withdrawn at any time after January 11, 2001.

 PROCEDURE FOR TENDERING SHARES.

     For you validly to tender Gener ADSs pursuant to our offer, (a) a properly completed and duly executed ADS Letter of Transmittal, or manually executed facsimile of that document, along with any required signature guarantees, or an agent's message, which is explained below, in connection with a book-entry transfer, and any other required documents must be transmitted to and received by the Exchange Agent at its address set forth on the back cover of this prospectus and either Gener ADRs for the Gener ADSs to be tendered must be transmitted to and received by the Exchange Agent at such address or such Gener ADSs must be tendered pursuant to the procedures for book-entry transfer described below, and a confirmation of such delivery received by the Exchange Agent including an agent's message (which is explained below) if the tendering shareholder has not delivered an ADS Letter of Transmittal, in each case before the expiration date, or (b) the guaranteed delivery procedure described below must be complied with.

RISK FACTORS

     In deciding whether to tender your Gener ADSs pursuant to our offer, you should carefully read this prospectus and the documents to which we refer you. You should also carefully consider the following factors:

    o the risk that the AES stock Gener ADS holders will receive will be worth less than $16 per Gener ADS;

    o the risks that we will not achieve the benefits we expect from the transaction, including the risk that the amount and timing of the cost savings and other expected benefits from the transaction may be different from what we expect;

    o our high degree of leverage and our financial flexibility and the risk that we will not be able to raise sufficient capital to fund future projects and future acquisitions;

    o the risk associated with conducting operations outside of the U.S., especially in less developed countries;

    o the increasing global competition in our industry;

    o the uncertainties associated with project development; and

    o the extensive governmental regulations, including regulations relating to environmental matters, to which we and Gener are subject.

     See the description in the section captioned "RISK FACTORS" for a more complete discussion of these factors and others.


CERTAIN TAX CONSIDERATIONS

     The receipt of AES shares for Gener ADSs by a U.S. Holder pursuant to our offer will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well.


     The receipt of AES shares for Gener ADSs by a non-U.S. Holder pursuant to our offer generally will not be a taxable transaction for United States federal income tax purposes.

     The receipt of AES shares for Gener ADSs by a Chilean Holder pursuant to our offer generally will be a taxable transaction for Chilean income tax purposes.

     The receipt of AES shares for Gener ADSs by a non-Chilean Holder pursuant to our offer will generally not be a taxable transaction for Chilean income tax purposes.

     BECAUSE TAX MATTERS ARE COMPLICATED, WE ENCOURAGE YOU TO CONTACT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF OUR OFFER TO YOU. FOR A MORE DETAILED DISCUSSION OF THE U.S. FEDERAL AND CHILEAN INCOME TAX CONSEQUENCES OF OUR OFFER SEE THE DESCRIPTION IN THE SECTION CAPTIONED, "OUR OFFER--CERTAIN TAX CONSIDERATIONS".


MARKET PRICES OF AES SHARES AND GENER ADSS AND SHARES

     The following table presents:

    o the closing price of AES shares, as reported on the New York Stock Exchange Composite Transaction Tape; and

    o the closing price of Gener ADSs, as reported on the New York Stock Exchange Composite Transaction Tape, and the closing price of Gener shares, as reported on the Santiago Stock Exchange.

in each case, the last day for which such information could practicably be calculated prior to the date of this prospectus.

                         AES           GENER       GENER
       DATE             SHARES         ADSS        SHARES
------------------   -----------   ------------   -------
November 8, 2000       $ 63.50       $ 16.375     Ch$138

     We urge you to obtain current market quotations before making any decision with respect to the offer.


THE COMPANIES

The AES Corporation
1001 North 19th Street
Arlington, Virginia 22209

     AES is a global power company committed to serving the world's needs for electricity in a socially responsible way. AES's electricity "generation" business consists of sales to wholesale customers (generally, electric utilities, regional electric companies or wholesale commodity markets known as "power pools") for further resale to end users. AES also sells electricity directly to end users such as commercial, industrial, governmental and residential customers through its "distribution" business. AES's generating assets include interests in over 140 facilities totaling over 48 gigawatts of capacity. AES's electricity distribution network has over 957,000 km of conductor and associated rights of way and sells over 135,000 gigawatt hours per year to over 19 million end-use customers. In addition, through its various retail electricity supply businesses, AES sells electricity to over 154,000 end-use customers. Revenues during 1999 were $3.25 billion and total assets as of December 31, 1999 were $20.9 billion.

Gener S.A.
Miraflores 222, 4th Floor
Santiago, Chile

     Gener is the second largest electricity generation group in Chile in terms of operating revenue and generating capacity. Gener is also engaged in the following businesses: electricity generation in Colombia, Argentina and Peru; shipping and port services in Chile; coal mining in Colombia; coal sales to third parties in Chile and Colombia; natural gas transportation in Chile and Argentina; electricity distribution in Argentina; and energy trading in the United States and Canada. Gener also has expanded its activities to include electricity generation in the Dominican Republic; a joint venture for the operation and maintenance of thermal generation plants; oil and gas exploration and production in Argentina and Chile; and water treatment for industrial customers in Chile. At December 31, 1999, Gener's consolidated total assets were Ch$ 1,960,612 million (about $3,699 million). In 1999, Gener reported consolidated operating income of Ch$ 77,555 million (about $146.4 million) and consolidated net income of Ch$ 6,423 million (about $12.1 million).

Mercury Cayman Co. III, Ltd.
c/o The AES Corporation
1001 North 19th Street
Arlington, Virginia 22209

     The Purchaser is a newly formed limited company organized under the laws of the Cayman Islands and a wholly owned subsidiary of AES. The Purchaser was organized to facilitate our offer and has not carried on any material business activities other than in connection with our offer.

                                  RISK FACTORS

     In deciding whether to tender your Gener ADSs pursuant to our offer, you should carefully read this prospectus and the documents to which we refer you. You should also carefully consider the following factors:


RISKS RELATING TO THE PROPOSED OFFERS


WE MAY NOT ACHIEVE THE BENEFITS WE EXPECT FROM THE ACQUISITION OF GENER. THIS MAY HAVE AN ADVERSE EFFECT ON OUR OVERALL BUSINESS, FINANCIAL AND OPERATING RESULTS.


     We decided to pursue the acquisition of Gener with the expectation that the acquisition will result in benefits to our overall company arising out of combining Gener's operations with our existing operations. To realize any benefits or synergies from the acquisition of Gener, we will face the following post-acquisition challenges:


    o increasing the competitiveness of Gener's operations;


    o implementing cost savings;


    o retaining and assimilating the management and employees of Gener with our management and employees;


    o retaining Gener's customers, suppliers and strategic partners;


    o achieving full utilization of Gener's assets and resources;


    o developing and maintaining uniform standards, controls, procedures, policies and information systems;


    o responding to any adverse changes in the economic, political or other conditions in the market in which Gener operates; and


    o completing in a timely manner certain sales of Gener assets in order to comply with regulations in jurisdictions which limit the energy generation and distribution capacity we may own or otherwise.


     If we are not successful in addressing these and other challenges, then the expected benefits of the acquisition of Gener will not be realized and, as a result, our operating results and the market price of our common stock may be adversely affected. Further, we cannot assure you that our growth rate following the acquisition and the integration of Gener's operations with our existing operations will equal the historical growth rates we have experienced.



     More generally, our views about the expected benefits of our proposed transaction are based on publicly available information about Gener. Gener may have other information, not available to us, that would significantly affect our estimates or views.


SUBSTANTIALLY ALL OF GENER'S OPERATIONS ARE OUTSIDE THE UNITED STATES.


     Because substantially all of Gener's operations are outside the United States, the development of Gener's business is subject to substantial risk. See the section captioned "--Risks Relating to AES Business--We already do a significant amount of our business outside the United States, which presents significant risks."


THE VALUE OF THE AES STOCK GENER ADS HOLDERS RECEIVE MAY BE LESS THAN $16 PER GENER ADS.


     The AES stock received by Gener ADS holders in exchange for their Gener ADSs may be worth less than $16 per Gener ADS because the market price of AES shares on the date Gener ADS holders receive them in exchange for their ADSs may be less than the average of the high and low selling prices over the measuring period used to calculate the fraction of an AES share to be exchanged for each ADS.

RISKS RELATING TO AES'S BUSINESS

OUR HIGH DEGREE OF LEVERAGE COULD AFFECT OUR FINANCIAL FLEXIBILITY.

     We had approximately $19,728 million of outstanding indebtedness (including trade payables and other liabilities) as of September 30, 2000. As of September 30, 2000, we had a consolidated ratio of total debt to total book capitalization (including current debt) of approximately 74%. As a result of our leverage, we might be significantly limited in our ability to meet our debt service obligations, to finance the acquisition, development or completion of additional projects, to compete effectively or to operate successfully under adverse economic conditions.

WE DO A SIGNIFICANT AMOUNT OF OUR BUSINESS OUTSIDE THE UNITED STATES, WHICH PRESENTS SIGNIFICANT RISKS.

     Our involvement in the development of new projects and the acquisition of existing plants in locations outside the United States is increasing and a large portion of our current development and acquisition activities are for projects and plants outside the United States.

     The financing, development and operation of projects outside the United States entail significant political and financial uncertainties (including, without limitation, uncertainties associated with first-time privatization efforts in the countries involved, currency exchange rate fluctuations, currency repatriation restrictions, regulation of the electricity business, currency inconvertibility, tax law, political instability, civil unrest, and expropriation) and other credit quality, liquidity or structuring issues that have the potential to cause substantial delays in respect of or material impairment of the value of the project being developed or operated, which we may not be capable of fully insuring or hedging against. The ability to obtain financing on a commercially acceptable non-recourse basis in developing nations has become more difficult. Even when such non-recourse financing is available, lenders may require us to make higher equity investments than historically have been the case. In addition, financing in countries with less than investment-grade sovereign credit ratings may also require substantial participation by multilateral financing agencies. There can be no assurance that such financing can be obtained when needed.

     The uncertainty of the legal environment in certain countries in which we are or in the future may be developing, constructing or operating could make it more difficult for us to enforce our respective rights under agreements relating to such businesses. In addition, the laws and regulations of certain countries may limit our ability to hold a majority interest in some of the businesses that we may develop or acquire. International businesses we own may, in certain cases, be expropriated by applicable governments. Although we may have legal recourse in enforcing our rights under agreements and recovering damages for breaches thereof, there can be no assurance that any such legal proceedings will be successful.

GLOBAL COMPETITION IS INCREASING AND COULD ADVERSELY AFFECT US.

     The global power production market is characterized by numerous strong and capable competitors, many of whom may have extensive and diversified developmental or operating experience (including both domestic and international experience) and financial resources similar to or greater than ours. Furthermore, in recent years, the power production industry has been characterized by strong and increasing competition with respect to both obtaining power sales agreements and acquiring existing power generation assets. In certain markets, these factors have caused reductions in prices contained in new power sales agreements and, in many cases, have caused higher acquisition prices for existing assets through competitive bidding practices. The evolution of competitive electricity markets and the development of highly efficient gas-fired power plants have also caused, or are anticipated to cause, price pressure in certain power markets where we sell or intend to sell power. We can give no assurance that the foregoing competitive factors will not have a material adverse effect on us.

DEVELOPMENT UNCERTAINTIES.

     The majority of the projects that we develop are large and complex and the completion of any such project is subject to substantial risks. Development can require us to expend significant sums for preliminary engineering, permitting, legal and other expenses in preparation for competitive bids which we may not win or before it can be determined whether a project is feasible, economically attractive or capable of being financed. Successful development and construction is contingent upon, among other things, negotiation of satisfactory engineering, construction, fuel supply and power sales contracts with other project participants, receipt of required governmental permits and consents and timely implementation and satisfactory completion of construction. There can be no assurance that we will be able to obtain new power sales contracts, overcome local opposition, if any, obtain the necessary site agreements, fuel supply and ash disposal agreements, construction contracts, steam sales contracts, licenses and certifications, environmental and other permits and financing commitments necessary for the successful development of our projects. There can be no assurance that development efforts on any particular project, or our efforts generally, will be successful. If these development efforts are not successful, we may abandon a project under development. At the time of abandonment, we would expense all capitalized development costs incurred in connection therewith and could incur additional losses associated with any related contingent liabilities. Our future growth is dependent, in part, upon the demand for significant amounts of additional electrical generating capacity and our ability to obtain contracts to supply portions of this capacity. Any material unremedied delay in, or unsatisfactory completion of, construction of our projects could, under certain circumstances, have an adverse effect on our ability to meet our obligations. We may also be faced with certain development uncertainties arising out of doing business outside of the United States. See the section captioned "--Risks Relating to AES Business--We do a significant amount of our business outside the United States, which presents significant risks."

OUR ACQUISITIONS MAY NOT PERFORM AS EXPECTED.

     We have achieved a majority of our growth through acquisitions and expect that we will continue to grow, in part, through acquisitions. Although each of the acquired businesses had a significant operating history at the time we acquired them, we have a limited history of owning and operating many of these businesses. In addition, most of these businesses were government owned and some were operated as part of a larger integrated utility prior to their acquisition. There can be no assurances that we will be successful in transitioning these businesses to private ownership, and that such businesses will perform as expected or that the returns from such businesses will support the indebtedness incurred to acquire them or the capital expenditures needed to develop them.

WE MAY NOT BE ABLE TO RAISE SUFFICIENT CAPITAL TO FUND FUTURE PROJECTS AND FUTURE ACQUISITIONS AND GREENFIELD PROJECTS.

     Each of our projects under development and those independent power facilities we have acquired, committed to acquire or may seek to acquire may require substantial capital investment. Continued access to capital with acceptable terms is necessary to assure the success of these projects. We have utilized project financing loans to fund the capital expenditures associated with constructing and acquiring our electric power plants and related assets to the extent possible. Project financing borrowings have been substantially non-recourse to our other subsidiaries and affiliates and to us as the parent company and are generally secured by the capital stock, physical assets, contracts and cash flow of the related project subsidiary or affiliate. We intend to continue to seek, where possible, such non-recourse project financing. However, depending on market conditions and the unique characteristics of individual projects, such financing may not be available or our traditional providers of project financing, particularly multinational commercial banks, may seek higher borrowing spreads and increased equity contributions.

     Furthermore, because of the reluctance of commercial lending institutions to provide non-recourse project financing (including financial guarantees) in certain less developed economies, we have sought and will continue to seek, in such locations, direct or indirect (through credit support or guarantees) project financing from a limited number of multilateral or bilateral international financial institutions or agencies. As a precondition to making such project financing available, these institutions may also require governmental guarantees of certain project and sovereign related risks. Depending on the policies of specific governments, such guarantees may not be offered and as a result, we may determine that sufficient financing will ultimately not be available to fund the related project. In addition, we are frequently required to provide more sponsor equity for projects that sell their electricity into the merchant market than for projects that sell their electricity under long term contracts.

     In addition to the project financing loans, if available, we provide a portion, or in certain instances all, of the remaining long-term financing required to fund development, construction, or acquisition. These investments have generally taken the form of equity investments or loans, which are subordinated to the project financing loans. The funds for these investments have been provided by cash flows from operations and by the proceeds from borrowings under our short-term credit facilities and issuances of senior subordinated notes, convertible debentures, convertible trust preferred securities and common stock.

     Our ability to arrange for financing on either a fully recourse or a substantially non-recourse basis and the costs of such capital are dependent on numerous factors, including general economic and capital market conditions, the availability of bank credit, rating agency ratings, investor confidence, the continued success of current projects and provisions of tax and securities laws which are conducive to raising capital in this manner. Should future access to capital not be available, we may decide not to build new plants or acquire existing facilities. While a decision not to build new plants or acquire existing facilities would not affect the results of operations of our currently operating facilities or facilities under construction, such a decision would affect our future growth.

THE PERFORMANCE OF OUR GENERATION BUSINESS IS DEPENDENT TO A LARGE DEGREE ON CERTAIN OF OUR LARGER PROJECTS AND THEIR CUSTOMERS.

     The nature of most of our generation plants (based on revenues) is such that each facility generally relies on one power sales contract with a single customer for the majority, if not all, of its revenues over the life of the power sales contract. The prolonged failure of any significant customer to fulfill its contractual obligations could have a substantial negative impact on these revenues. We have sought to reduce this risk, in part, by entering into power sales contracts with utilities or other customers of strong credit quality and by locating its plants in different geographic areas in order to mitigate the effects of regional economic downturns.

OUR REVENUES ARE BECOMING LESS PREDICTABLE.

     Our business primarily consists of businesses with long-term contracts or retail concessions, and we expect the contract-based portfolio to be an effective hedge against future energy and electricity market price risks. However, an increasing proportion of our current and expected future revenues are derived from businesses without significant long-term revenue contracts. Our increasing reliance on non-contract businesses could cause our results of operations to become more volatile.

OUR DISTRIBUTION BUSINESSES ARE SUBJECT TO GREATER REGULATORY SCRUTINY THAN OUR GENERATION BUSINESS.

     Our distribution businesses face increased regulatory and political scrutiny in the normal conduct of their operations. This scrutiny may adversely impact our results of operations, to the extent that such scrutiny or pressure prevents us from reducing losses as quickly as we planned or denies us a rate increase called for by our concession agreements. In general, these businesses have lower margins and are more dependent on regulation to ensure expected annual rate increases for inflation and increased power costs, among other things. There can be no assurance that these rate reviews will be granted, or occur in a timely manner.

WE ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION.

     Our generation business in the United States is subject to the provisions of various laws and regulations, including the Public Utility Regulatory Policies Act of 1978, as amended, often called the PURPA, and the Public Utility Holding Company Act, as amended, often called the PUHCA. PURPA provides to qualifying facilities, commonly referred to as QFs, certain exemptions from substantial federal and state legislation, including regulation as public utilities. PUHCA regulates public utility holding companies and their subsidiaries. It is necessary for us to obtain approval under PUHCA in order to maintain majority ownership in our domestic power plants that are QFs. Currently a material portion of our domestic revenues are received from QFs. Moreover, all of our domestic non-QF plants are Exempt Wholesale Generators, often referred to as the EWG. An EWG is a facility that has been authorized by the U.S. Federal Energy Regulatory Commission, often called the FERC, to sell wholesale power at market-based rates. We enjoy exemptions under PUHCA related to our foreign utility acquisitions and holdings. We cannot ensure that we will be able to maintain appropriate PUHCA exemptions for all of our businesses. If we decide to acquire another U.S. utility or utility assets, we may be required to divest either all or part of CILCORP, an integrated electric and gas distribution company owned and operated by AES serving Central Illinois, or take other steps resulting in a loss of control or as may be required by the SEC. We believe that, upon the occurrence of an event that would threaten the QF status of one of our domestic plants, we would be able to react in a manner that would avoid the loss of QF status (such as by replacing the steam customer). In the event we were unable to avoid the loss of such status for one of our plants, to avoid public utility holding company status, we could apply to the FERC to obtain status as an EWG, or could restructure the ownership of the project subsidiary. EWGs, however, are subject to broader regulation by FERC and may be subject to state public utility commissions regulation regarding non-rate matters. In addition, any restructuring of a project subsidiary could result in, among other things, a reduced financial interest in such subsidiary, which could result in a gain or loss on the sale of the interest in such subsidiary, the removal of such subsidiary from our consolidated income tax group or our consolidated financial statements, or an increase or decrease in our results of operations. AES's businesses outside the United States are also subject to various laws and regulations.

PENDING ELECTRIC UTILITY INDUSTRY RESTRUCTURING PROPOSALS COULD HAVE AN ADVERSE EFFECT ON US.

     Several states have passed legislation that allows electricity customers to choose their electricity supplier in a competitive electricity market, so-called "retail access" or "customer choice" laws, and all but two of the remaining states are considering such legislation. In addition to state restructuring legislation, some members of Congress have proposed new Federal legislation to encourage customer choice and recovery of stranded assets. Several bills have been submitted to Congress on electricity restructuring. In anticipation of restructuring legislation, many U.S. utilities are seeking ways to lower their costs in order to become more competitive. These include the costs that utilities are required to pay under QF contracts. Many utilities are therefore seeking ways to lower these contract prices by renegotiating the contracts, or in some cases by litigation. In 1999, we renegotiated contracts for two of our QFs--Thames (a partial prepayment) and Placerita (a complete buyout). The Thames transaction has been approved by the Connecticut Department of Public Utilities Commission.

     The FERC and many state utility commissions are currently studying a number of proposals to restructure the electric utility industry in the United States. Such restructuring would permit utility customers to choose their utility supplier in a competitive electric energy market. The FERC issued a final rule in April 1996 which requires utilities to offer wholesale customers and suppliers open access to utility transmission lines, on a comparable basis to the utilities' own use of the lines. The final rule is subject to rehearing and may become the subject of court litigation. Many utilities have already filed "open access" tariffs. The utilities contend that they should recover from departing customers their fixed costs that will be "stranded" by the ability of their wholesale customers (and perhaps eventually, their retail customers) to choose new electric power suppliers. The FERC final rule endorses the recovery of legitimate and verifiable "stranded costs." These may include the costs utilities are required to pay under many QF contracts which the utilities view as excessive when compared with current market prices. Many utilities are therefore seeking ways to lower these contract prices or rescind the contracts altogether, out of concern that their shareholders will be required to bear all or part of such "stranded" costs. Some utilities have engaged in litigation against QFs to achieve these ends.

     In addition, future United States electric rates may be deregulated in a restructured United States electric utility industry. This increase in competition may result in lower rates and less profit margin for United States electricity sellers. Falling electricity prices, the introduction of commodity markets for electricity and uncertainty as to the future structure of the industry has rendered the long-term power purchase contracts obsolete. As a result, in the generation business we are increasingly dependent upon prices for electricity determined in electricity spot markets. Such prices can be very volatile and the effect on us of this volatility cannot be predicted.

     The United States Congress is considering proposed legislation which would repeal PURPA entirely, or at least repeal the obligation of utilities to purchase from QFs. There is strong support for grandfathering existing QF contracts if such legislation is passed, and also support for requiring utilities to conduct competitive bidding for new electric generation if the PURPA purchase obligation is eliminated. Various bills have also proposed a repeal of PUHCA. Repeal of PUHCA would allow power generators and vertically integrated utilities to acquire retail utilities in the United States that are geographically widespread, as opposed to the current limitations of PUHCA which requires that retail electric systems be capable of physical interconnection. In addition, registered holding companies would be free to acquire non-utility businesses, which they may not do now, with certain limited exceptions. In the event that PUHCA is repealed, competition would likely increase. Repeal of PURPA and/or PUHCA may or may not be part of comprehensive legislation to restructure the electric utility industry, allow retail competition, and deregulate most electric rates. The effect of any such repeal cannot be predicted, although any such repeal could have a material adverse effect on us.

FROM TIME TO TIME WE ARE SUBJECT TO MATERIAL LITIGATION AND REGULATORY PROCEEDINGS.

     From time to time, we and our affiliates are parties to litigation and regulatory proceedings. You should review the descriptions of such matters contained in our Annual, Quarterly and Current Reports filed with the SEC and incorporated by reference herein. There can be no assurances that the outcome of such matters will not have a material adverse effect on our consolidated financial position.

OUR BUSINESS IS SUBJECT TO STRINGENT ENVIRONMENTAL REGULATIONS.

     Our activities are subject to stringent environmental regulation by federal, state, local and foreign governmental authorities. These regulations generally involve effluents into the water, emissions into the air, the use of water, wetlands preservation, waste disposal, endangered species, and noise regulation, among others. Congress and other foreign governmental authorities also may consider proposals to restrict or tax certain emissions. These proposals, if adopted, could impose additional costs on the operation of our power plants. There can be no assurance that we would be able to recover all or any increased costs from our customers or that our business, financial condition or results of operations would not be materially and adversely affected by future changes in domestic or foreign environmental laws and regulations. We have made and will continue to make capital and other expenditures to comply with environmental laws and regulations. There can be no assurance that such expenditures will not have a material adverse effect on our financial condition or results of operations.

OUR DIRECTORS AND OFFICERS HAVE SIGNIFICANT OWNERSHIP INTERESTS IN US AND CAN EXERT SIGNIFICANT INFLUENCE OR CONTROL OVER MATTERS REQUIRING STOCKHOLDER APPROVAL.

     As of February 4, 2000, our two founders, Roger W. Sant and Dennis W. Bakke, and their immediate families, together owned beneficially approximately 18.4% of our outstanding common stock. As a result of their ownership interests, Messrs. Sant and Bakke may be able to significantly influence or exert control over our affairs, including the election of our directors. As of February 4, 2000, all of our officers and directors and their immediate families together owned beneficially approximately 24.9% of our outstanding common stock. To the extent that they decide to vote together, these stockholders would be able to significantly influence or control the election of our directors, our management and policies and any action requiring stockholder approval, including significant corporate transactions.

OUR ADHERENCE TO OUR "SHARED PRINCIPLES" COULD HAVE AN ADVERSE IMPACT ON OUR RESULTS OF OPERATIONS.

     A core part of our corporate culture is a commitment to "shared principles": to act with integrity, to be fair, to have fun and to be socially responsible. We seek to adhere to these principles not as a means to achieve economic success, but because adherence is a worthwhile goal in and of itself. However, if we perceive a conflict between these principles and profits, we will try to adhere to our principles--even though doing so might result in diminished or foregone opportunities or financial benefits.

SHARES ELIGIBLE FOR FUTURE SALE.

     From time to time, our subsidiaries incur indebtedness that is secured by a pledge of shares of our common stock held by that subsidiary. The sale of a substantial number of such shares in the public market upon any foreclosure or otherwise could have an adverse effect on the market price of our common stock. See the section captioned "OUR OFFER--Purpose of the Offers; Plans for Gener".

                                 THE COMPANIES


THE AES CORPORATION


     We are a global power company committed to serving the world's needs for electricity in a socially responsible way. Our electricity "generation" business consists of sales to wholesale customers, generally, electric utilities, regional electric companies or wholesale commodity markets known as "power pools," for further resale to end users. We also sell electricity directly to end users such as commercial, industrial, governmental and residential customers through our "distribution" business.


     Sales by our generation business are made under long-term contracts from power plants owned by our subsidiaries and affiliates, as well as directly into power pools. We own new plants constructed for such purposes, commonly called "greenfield" plants, as well as older power plants acquired through competitively bid privatization initiatives or negotiated acquisitions.


     Electricity sales by our distribution businesses, including our affiliates, are generally made pursuant to the provisions of long-term electricity sale concessions granted by the appropriate governmental authorities. In certain cases, these distribution companies are "integrated", in that they also own electric power plants for the purpose of generating a portion of the electricity they sell.


     Our generating assets include interests in over 140 facilities totaling over 48 gigawatts of capacity. Our electricity distribution network has over 957,000 km of conductor and associated rights of way and sells over 135,000 gigawatt hours per year to over 19 million end-use customers. In addition, through our various retail electricity supply businesses, we sell electricity to over 154,000 end-use customers. Revenues during 1999 were $3.25 billion and total assets were $20.9 billion as of December 31, 1999.


     We were incorporated in Delaware in 1981.


     We have our principal executive offices at 1001 North 19th Street, Arlington, Virginia 22209 (telephone number (703) 522-1315).


GENER S.A.


     THE FOLLOWING AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS CONCERNING GENER IS TAKEN FROM PUBLICLY AVAILABLE INFORMATION CONCERNING GENER FILED WITH THE SEC. SUCH INFORMATION MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES AND IN THE MANNER SET FORTH UNDER THE SECTION CAPTIONED "WHERE YOU CAN FIND MORE INFORMATION". ALTHOUGH WE HAVE NO KNOWLEDGE THAT WOULD INDICATE THAT ANY STATEMENTS CONTAINED HEREIN BASED UPON SUCH REPORTS AND DOCUMENTS ARE UNTRUE, WE TAKE NO RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN SUCH REPORTS AND OTHER DOCUMENTS OR FOR ANY FAILURE BY GENER TO DISCLOSE EVENTS THAT MAY HAVE OCCURRED AND MAY AFFECT THE SIGNIFICANCE OR ACCURACY OF ANY SUCH INFORMATION BUT THAT ARE UNKNOWN TO US.


     Gener is the second largest electricity generation group in Chile in terms of operating revenue and generating capacity. As of December 31, 1999, Gener and its 50%-owned related company, Guacolda, accounted for approximately 23.5% of Chile's total generating capacity. Gener is also engaged, directly or through subsidiaries and related companies, in:


    o electricity generation in Colombia, Argentina and the Dominican
      Republic;


    o shipping and port services in Chile;


    o coal mining in Colombia;


    o coal sales to third parties in Chile and Colombia;


    o natural gas transportation in Chile and Argentina; and


    o energy trading in the United States and Canada.

   Recently, Gener expanded its activities to include:

    o a joint venture for the operation and maintenance of thermal generation plants;

    o oil and gas exploration and production in Argentina and Chile; and

    o water and distribution treatment for industrial customers in Chile.

     Gener recently increased its stake in several core generation facilities, including:

    o the purchase of an additional 31.97% in Central Puerto from Sempra/PSE&G, doubling Gener's ownership interest and causing Central Puerto to become a consolidated subsidiary; and

    o the acquisition of an additional interest in Hidroelectrica Piedra del Aguila, HPDA, increasing Gener's ownership interest to 29.5%. Gener also recently sold its minority stake in Egenor (Peruvian generator) and in Energia San Juan (Argentine distributor), and acquired generation assets in the Dominican Republic.

     On April 19, 2000, Gener announced that it had decided to seek a long term partnership with a first class company that would contribute financial resources, technology and business opportunities that would allow Gener to continue growing. Gener's board of directors decided to engage the services of Warburg Dillon Read, a subsidiary of the Union Bank of Switzerland, to obtain their advice in the analysis and search of options for strategic alliance.


MERCURY CAYMAN CO. III, LTD.

     Mercury Cayman Co. III, Ltd., the Purchaser, is a newly formed limited company organized under the laws of the Cayman Islands and a wholly owned subsidiary of us organized to facilitate the acquisition of Gener. The Purchaser has not carried on any material business activities other than in connection with the acquisition of Gener. We own directly all of the outstanding equity interest in the Purchaser. Until immediately prior to the time that the Purchaser exchanges AES shares for Gener ADSs pursuant to our offer, it is not expected that the Purchaser will have any significant assets or liabilities or engage in material business activities other than those incident to the transactions contemplated by our offer.


                      THE PROPOSED TRANSACTION; THE OFFERS

     We intend to acquire, through the offers, control of, and a majority of the equity interest in, Gener. We intend, as soon as practicable after completion of our offer, to seek majority representation on Gener's board of directors. Although we have not made any firm decision with respect to the remaining members of Gener's board of directors, we believe that such other members could include current members of Gener's board of directors and other individuals not affiliated with us.

     We are offering to exchange each Gener ADS for a fraction of an AES share having a value of $16. This fraction of an AES share will be determined by dividing $16 by the average of the high and low selling prices of one AES share on the New York Stock Exchange, as reported on the New York Stock Exchange Composite Transaction Tape, for each of the ten New York Stock Exchange trading days ending on the second New York Stock Exchange trading day immediately prior to the expiration of our offer. Our offer is subject to significant conditions more fully described in the section captioned, "OUR OFFER--Conditions of Our Offer". Based upon Gener's ownership description provided in Gener's Internet site at http://www.gener.com, as of September 30, 2000, Gener ADSs represented approximately 17.91% of the outstanding Gener shares. Simultaneously with our offer, we are also making through a wholly owned subsidiary the Chilean offer to purchase for cash 3,466,600,000 Gener shares, representing according to Gener's 20-F approximately 75% of the outstanding Gener shares, excluding Gener shares represented by Gener ADSs, at the Chilean Peso equivalent of $0.235294118 per Gener share. The cash payment per Gener share in the Chilean offer is equal to the value, over the measuring period, of the fraction of an AES share offered in exchange for each Gener ADS pursuant to our offer, after adjusting for the fact each Gener ADS represents 68 Gener shares.

     Based upon the number of Gener ADSs outstanding according to Gener's ownership description provided in Gener's Internet site at http://www.gener.com, if we purchase all outstanding Gener ADSs pursuant to our offer and the 3,466,600,000 Gener shares sought pursuant to the Chilean offer, when added to the Gener shares and Gener ADSs we already own, we would own approximately 80% of the outstanding Gener shares, including Gener shares represented by Gener ADSs.


                      BACKGROUND AND REASONS FOR OUR OFFER


     We have considered the possible acquisition of Gener in connection with our overall investment in electric generation and distribution in Latin America. In April 2000, following Gener's announcement that it was seeking a strategic partner, we studied in greater detail an acquisition of a significant interest in Gener. We also approached Copec regarding the possible acquisition of the Gener shares held by Copec. On October 22, 2000, Gener announced the proposal from the TotalFinaElf Group. On October 27, 2000, Copec publicly announced its opposition to the TotalFinaElf proposal and announced its intention to call a meeting of Gener shareholders to consider and vote upon the amendments to Gener's Bylaws. Thereafter, we and our representatives met with Copec to discuss Copec's view of the TotalFinaElf proposal and other matters. On November 4, 2000, we entered into the Copec Letter and announced our intention to make our offer and made the Chilean offer.


     We believe that our offers will provide Gener with the long-term strategic partner that Gener originally announced it was seeking to provide financial resources, technology and business opportunities that would allow Gener to continue growing. In addition, we believe our proposed transaction presents a unique opportunity to improve the efficiency and productivity of Gener and to reduce costs and enhance the quality of Gener's services in order to benefit its shareholders, customers and communities it serves. We believe that the proposed transaction will produce the following benefits:


    o an opportunity for Gener shareholders to sell their shares;


    o increased competitiveness;


    o substantial cost savings;


    o management strength with significant expertise in the Latin American and global energy industries;


    o financial strength;


    o increased diversification into new markets; and


    o increased market presence and opportunities.

                                   OUR OFFER


TERMS OF OUR OFFER; EXPIRATION DATE

     We are offering, upon the terms and subject to the conditions set forth in this prospectus, to exchange a fraction of an AES share having a value of $16 for each Gener ADS that is validly tendered and not properly withdrawn prior to the expiration of our offer. This fraction of an AES share will be determined by dividing $16 by the average of the high and low selling prices per AES share on the New York Stock Exchange, as reported on the New York Stock Exchange Composite Transaction Tape, for each of the ten New York Stock Exchange trading days ending on the second New York Stock Exchange trading day immediately prior to the date on which our offer expires. We are making our offer through our wholly owned subsidiary, the Purchaser, a limited company organized under the laws of the Cayman Islands. You will not receive any fractional AES shares. Instead, after taking into account all Gener ADSs you validly tender and do not withdraw prior to the expiration of our offer, you will receive cash in an amount equal to any fractional AES shares you would otherwise be entitled to receive, expressed as a decimal and rounded to the nearest 0.01 of a share, multiplied by the average of the high and low selling prices of AES shares as reported on the New York Stock Exchange Composite Transaction Tape for each of the ten New York Stock Exchange trading days ending on the second New York Stock Exchange trading day immediately prior to the date on which our offer expires, including any extensions of the expiration of our offer.

     We have the right to terminate our offer if at any time on or prior to the expiration of our offer the low per share selling price of AES shares on the New York Stock Exchange is less than $50.


     The term "expiration of our offer" shall mean 12:00 midnight, New York City time, on Monday, December 11, 2000, unless we shall have extended the period of time for which our offer is open, in which event the term "expiration of our offer" shall mean the latest time and date at which our offer, as so extended by us, shall expire.


     Our offer is also subject to the conditions set forth in the section captioned, "--Conditions of Our Offer". If any of these conditions is not satisfied, we may terminate our offer and return all tendered Gener ADSs to tendering ADS holders, extend our offer and, subject to withdrawal rights as set forth in the section captioned "--Withdrawal Rights", retain all such Gener ADSs until the expiration of our offer as so extended, waive such conditions and, subject to any requirement to extend the period of time during which our offer is open, accept all Gener ADSs validly tendered by the expiration date and not withdrawn, or delay acceptance of Gener ADSs, subject to applicable law, until the satisfaction or waiver of the conditions of our offer. For a description of our right to extend the period of time during which our offer is open and to amend, delay or terminate our offer, see the description in the sections captioned "--Extension, Termination and Amendment" and "--Certain Legal Matters; Regulatory Approvals".

     We have delivered our offer materials to Citibank, N.A., as Depositary under the Gener Deposit Agreement, and have requested Gener to make a request to the Depositary to distribute our offer materials to beneficial holders of Gener ADSs. We have also requested from the Gener a list of all holders of Gener ADSs. Under the Gener Deposit Agreement, the Depositary has agreed to distribute to holders of Gener ADSs materials as requested by Gener and to provide Gener with a list of holders of Gener ADSs upon request. We intend to use the list of holders of Gener ADSs to transmit our offer materials to holders of Gener ADSs and to solicit their vote in favor of amendments to Gener's Bylaws and against the TotalFinaElf proposal. We believe that Gener should take such actions under the Gener Deposit Agreement to enable holders of Gener ADSs to receive directly our offer materials.


EXTENSION, TERMINATION AND AMENDMENT

     We reserve the right, at any time or from time to time, in our sole discretion and regardless of whether or not any of the conditions specified in the section captioned "--Conditions of Our Offer" shall have been satisfied, to extend, for any reason, the period of time during which our offer is open and to amend our offer in any respect by giving oral or written notice of such extension or amendment to the Exchange Agent followed as promptly as practicable by public announcement thereof. During any such extension, all Gener ADSs previously tendered and not withdrawn will remain subject to our offer, subject to the rights of a tendering holder to withdraw its Gener ADSs in accordance with the procedures set forth in the section captioned "--Withdrawal Rights". We can give no assurance that we will exercise our right to extend or amend our offer.

     The Chilean offer will be scheduled to occur as soon as practicable, and in any event, within 12 Chilean trading days, after the effectiveness of the amendments to Gener's Bylaws. Subject to applicable law and to the extent practicable, our offer will be extended as necessary to cause our offer to expire no later than 24 hours after the completion of the Chilean offer.

     Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time, (a) to delay acceptance for exchange of or, regardless of whether we previously accepted Gener ADSs for exchange, exchange of any Gener ADSs pursuant to our offer or to terminate our offer and not accept or exchange any Gener ADSs not previously accepted, or exchanged, upon the failure of any of the conditions of our offer to be satisfied and (b) to waive any condition or otherwise amend our offer in any respect, by giving oral or written notice of such delay, termination or amendment to the Exchange Agent and followed as promptly as practicable by public announcement thereof. In the case of an extension, any such announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If we will make a material change in the terms of our offer or the information concerning our offer, or if we will waive a material condition of our offer, we will extend our offer to the extent required under the Exchange Act. If, prior to the expiration date, we change the percentage of Gener ADSs being sought or the consideration offered to you, that change will apply to all holders whose Gener ADSs are accepted for exchange pursuant to our offer. If at the time notice of that change is first published, sent or given to you, our offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, we will extend our offer until the expiration of that ten business-day period. For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.


EXCHANGE OF GENER ADSS; DELIVERY OF AES SHARES

     Upon the terms and subject to the conditions of our offer, including, if our offer is extended or amended, the terms and conditions of any such extension or amendment, we will accept for exchange, and will exchange, Gener ADSs validly tendered by the expiration date and not withdrawn as soon as practicable after the later of the expiration date and the satisfaction or waiver of the conditions set forth in the section captioned "--Terms of Our Offer; Expiration of Our Offer". In addition, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for exchange or the exchange of Gener ADSs in order to comply in whole or in part with any applicable law. For a description of our right to terminate our offer and not accept the Gener ADSs for exchange or to delay acceptance of the Gener ADSs for exchange. See the section captioned "--Extension; Termination and Amendment".

     For purposes of our offer, we shall be deemed to have accepted for exchange tendered Gener ADSs when, as and if we shall give oral or written notice to the Exchange Agent of our acceptance of the tender of such Gener ADSs. The Exchange Agent will deliver AES shares in exchange for Gener ADSs pursuant to our offer and cash instead of fractional AES shares as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for the tendering shareholders for the purpose of receiving AES shares and cash to be paid instead of fractional AES shares from us and transmitting such stock and cash to tendering shareholders. In all cases, exchange of Gener ADSs tendered and accepted for exchange pursuant to our offer will be made only after timely receipt by the Exchange Agent of Gener ADRs for such Gener ADSs (or of a confirmation of a book-entry transfer of such Gener ADSs, into the exchange agent's account at the Book-Entry Transfer Facility, as defined in the section captioned "--Procedures for Accepting Our Offer", a properly completed and duly executed ADS Letter of Transmittal, or facsimiles thereof, and all other required documents. Accordingly, delivery of the AES shares and payment of cash instead of fractional AES shares may be made to tendering shareholders at different times if delivery of the Gener ADSs and other required documents occurs at different times. For a description of the procedure for tendering Gener ADSs pursuant to our offer, see the section captioned "--Procedures for Accepting Our Offer". Under no circumstances will interest be paid by us on the cash paid for fractional shares, even if there is a delay in making the exchange and payment.


     If we increase the value of the consideration to be paid for Gener ADSs pursuant to our offer, we will pay such increased consideration for all Gener ADSs exchanged pursuant to our offer.

     If any tendered Gener ADSs are not accepted for exchange pursuant to our offer for any reason, or if certificates are submitted for more Gener ADSs than are tendered, certificates for such unexchanged or untendered Gener ADSs will be returned (or, in the case of Gener ADSs tendered by book-entry transfer, such Gener ADSs will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering shareholder, as promptly as practicable following the expiration or termination of our offer.


CASH INSTEAD OF FRACTIONAL AES SHARES

     We will not issue certificates representing fractional AES shares pursuant to our offer. Instead, each tendering Gener ADS holder who would otherwise be entitled to a fractional AES share will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) multiplied by the average of the high and low selling prices of AES shares as reported on the New York Stock Exchange Composite Transaction Tape for each of the ten New York Stock Exchange trading days ending on the second New York Stock Exchange trading day immediately prior to the date on which our offer expires, including any extensions of the expiration of our offer. You will not receive any interest on the cash to be given for fractional AES shares, even if there is a delay in making the exchange and payment.


WITHDRAWAL RIGHTS

     Your tender of Gener ADSs pursuant to our offer is irrevocable, except that Gener ADSs tendered pursuant to our offer may be withdrawn at any time prior to the expiration of our offer, and, unless we previously accepted them pursuant to our offer, may also be withdrawn at any time after January 11, 2001. If we extend the period of time during which our offer is open, are delayed in accepting for exchange the Gener ADSs or are unable to exchange the Gener ADSs pursuant to our offer for any reason, then, without prejudice to our rights under our offer, the Exchange Agent may, on our behalf, retain all Gener ADSs tendered and such Gener ADSs may not be withdrawn except as otherwise provided in this section. Any such delay will be an extension of our offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this prospectus and must specify the name of the person who tendered the Gener ADSs to be withdrawn and the number of Gener ADSs to be withdrawn and the name of the registered holder of Gener ADSs, if different from that of the person who tendered such Gener ADSs. If the Gener ADSs to be withdrawn have been delivered to the Exchange Agent, a signed notice of withdrawal with (except in the case of Gener ADSs tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Gener ADSs. In addition, such notice must specify, in the case of Gener ADSs tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular Gener ADRs evidencing the Gener ADSs to be withdrawn or, in the case of Gener ADSs tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Gener

ADSs. Withdrawals may not be rescinded, and Gener ADSs withdrawn will thereafter be deemed not validly tendered for purposes of our offer. However, withdrawn Gener ADSs may be tendered again by following one of the procedures described in the section captioned "--Procedure for Accepting Our Offer" at any time prior to the expiration of our offer.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we, the Purchaser, the Dealer Manager, the Exchange Agent, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.


PROCEDURE FOR ACCEPTING OUR OFFER

     To tender Gener ADSs pursuant to our offer, either (a) a properly completed and duly executed ADS Letter of Transmittal (or facsimile thereof) and all other documents required by the ADS Letter of Transmittal must be received by the Exchange Agent at its address set forth on the back cover of this prospectus and either Gener ADRs for the Gener ADSs to be tendered must be received by the Exchange Agent at such address or such Gener ADSs must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Exchange Agent, including an Agent's Message (as defined below) if the tendering shareholder has not delivered an ADS Letter of Transmittal), in each case by the expiration date, or (b) the guaranteed delivery procedure described below must be complied with. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility (as hereinafter defined) to and received by the Exchange Agent and forming a part of a Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering the Gener ADSs which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that we may enforce such agreement against such participant.

     Book-Entry Delivery. The Exchange Agent will establish an account with respect to the Gener ADSs at The Depository Trust Company ("Book-Entry Transfer Facility") for purposes of our offer within two business days after the date of our offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Gener ADSs by causing the Book-Entry Transfer Facility to transfer such Gener ADSs into the Exchange Agent's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Gener ADSs may be effected through book-entry transfer, the ADS Letter of Transmittal (or facsimile thereof) properly completed and duly executed, together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Exchange Agent at one of its addresses set forth on the back cover of this prospectus by the expiration date, or the guaranteed delivery procedure described below must be complied with. DELIVERY OF THE ADS LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     Partial Tenders. If fewer than all of the Gener ADSs delivered to the Exchange Agent are to be tendered, the holder thereof should so indicate in the ADS Letter of Transmittal by filling in the number of Gener ADSs which are to be tendered in the box entitled "Number of ADSs Tendered" in the ADS Letter of Transmittal. In such case, a new ADR for the untendered Gener ADSs represented by the old ADR will be sent to the person(s) signing such ADS Letter of Transmittal (or delivered as such person properly indicates thereon) as promptly as practicable following the date the tendered Gener ADSs are purchased.


ALL GENER ADSS DELIVERED TO THE EXCHANGE AGENT WILL BE DEEMED TO HAVE BEEN TENDERED UNLESS OTHERWISE INDICATED. SEE INSTRUCTION 4 OF THE ADS LETTER OF TRANSMITTAL.

     Signature Guarantees. Except as otherwise provided in the next sentence, all signatures on an ADS Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchanges Medallion Program (SEMP) or the New York Stock Exchange

Medallion Program (MSP) (an "Eligible Institution"). Signatures on an ADS Letter of Transmittal need not be guaranteed (a) if the ADS Letter of Transmittal is signed by the registered holder of the ADSs tendered therewith and such holder has not completed the box entitled "Special Issuance Instructions" on the ADS Letter of Transmittal or (b) if such Gener ADSs are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the ADS Letter of Transmittal.

     IF THE GENER ADSS ARE REGISTERED IN THE NAME OF A PERSON OTHER THAN THE SIGNER OF THE ADS LETTER OF TRANSMITTAL, THEN THE TENDERED GENER ADRS MUST BE ENDORSED OR ACCOMPANIED BY APPROPRIATE STOCK POWERS, SIGNED EXACTLY AS THE NAME OR NAMES OF THE REGISTERED OWNER OR OWNERS APPEAR ON THE GENER ADRS, WITH THE SIGNATURES ON THE GENER ADRS OR STOCK POWERS GUARANTEED AS AFORESAID. SEE INSTRUCTIONS 1 AND 5 OF THE ADS LETTER OF TRANSMITTAL.

     Guaranteed Delivery. If you desire to tender your Gener ADSs pursuant to our offer and cannot deliver such Gener ADSs and all other required documents to the Exchange Agent by the expiration date, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Gener ADSs may nevertheless be tendered if all of the following conditions are met:

    o such tender is made by or through an Eligible Institution;

    o a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Exchange Agent by the expiration date; and

    o the ADRs for such Gener ADSs (or a confirmation of a book-entry transfer of such Gener ADSs into the Exchange Agent's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed ADS Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent's Message and any other documents required by the ADS Letter of Transmittal, are received by the Exchange Agent within six New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand, mail, telegram, telex or facsimile transmission to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     In all cases, exchange of Gener ADSs tendered and accepted for exchange pursuant to our offer will be made only after timely receipt by the Exchange Agent of Gener ADRs for such Gener ADSs (or of a confirmation of a book-entry transfer of such Gener ADSs, into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed ADS Letter of Transmittal (or facsimiles thereof) and all other required documents. Accordingly, delivery of the AES shares and payment of cash instead of fractional AES shares may be made to tendering shareholders at different times if delivery of the Gener ADSs and other required documents occur at different times.

     THE METHOD OF DELIVERY OF GENER ADSS AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE A TIMELY DELIVERY. IF CERTIFICATES FOR GENER ADSS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Backup Withholding. Under the "backup-withholding" provisions of U.S. federal income tax law, unless a tendering Gener ADS holder satisfies the conditions described in Instruction 11 of the ADS Letter of Transmittal or is otherwise exempt, the gross proceeds from the disposition of the Gener ADSs may be subject to backup withholding tax at a rate of 31%. To prevent backup withholding, each holder should complete, sign and deliver the Substitute Form W-9 provided in the ADS Letter of Transmittal prior to receipt of any payment or, if such holder is a Non-U.S. Holder (as defined below) not subject to backup withholding under U.S. federal income tax law, such holder should complete, sign and deliver an Internal Revenue Service Form W-8BEN (or other applicable form) prior to receipt of any payment. See Instruction 11 of the ADS Letter of Transmittal.

     Tender of Gener ADSs and Representations by Holder. The tender of Gener ADSs pursuant to any one of the procedures described above will constitute your representation and warranty that (a) you own the Gener ADSs being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (b) the tender of such Gener ADSs complies with Rule 14e-4 and (c) you have the full power and authority to tender and assign the Gener ADSs tendered, as specified in the ADS Letter of Transmittal. Our acceptance to exchange the Gener ADSs tendered pursuant to our offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of our offer.

     Matters Concerning Validity, Eligibility and Acceptance. We will determine all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Gener ADSs in our sole discretion. All our determinations in these matters will be final and binding. We reserve the absolute right to reject any or all tenders of Gener ADSs determined by us not to be in proper form or the acceptance for exchange of or exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Gener ADSs. Neither we, the Purchaser, the Dealer Manager, the Exchange Agent, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

     IF YOU HAVE ANY QUESTIONS ABOUT THE PROCEDURE FOR TENDERING GENER ADSS, PLEASE CONTACT THE INFORMATION AGENT OR THE DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS.



CERTAIN TAX CONSIDERATIONS

     The following is a summary of certain U.S. federal income tax and Chilean income tax consequences of the exchange of Gener ADSs pursuant to our offer.


U.S. FEDERAL INCOME TAX CONSEQUENCES OF OUR OFFER

     The following is a summary of certain U.S. federal income tax consequences of our offer to holders of Gener ADSs whose Gener ADSs are tendered and exchanged for AES shares pursuant to our offer. The discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of Gener ADSs. This discussion is based on current law which is subject to change, possibly with retroactive effect. The discussion applies only to persons who hold Gener ADSs as capital assets and may not apply to Gener ADSs received pursuant to the exercise of employee stock options or otherwise as compensation. The discussion is not intended to address the U.S. federal income tax consequences of our offer to certain categories of investors (such as banks, insurance companies, tax-exempt organizations, dealers in securities or foreign currency, persons holding Gener ADSs as part of a "straddle," "hedging" or "conversion transaction," persons owning directly, indirectly or by attribution, currently or during the past five years, Gener shares and/or Gener ADSs representing in the aggregate 10% or more (by voting power or value) of the outstanding Gener shares and certain expatriates or former long-term residents of the United States) that may be subject to special treatment under the U.S. federal income tax laws. The discussion does not address any aspect of state, local or foreign tax law.

     For purposes of this discussion, a "U.S. Holder" is a holder of Gener ADSs that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (a) a U.S. court can exercise primary supervision over the administration of such trust and (b) one or more U.S. persons have the authority to control all of the substantial decisions of such trust. In the case of a partnership or other entity taxable as a partnership, any partner described in any of (i) through (iv) of this paragraph is also generally treated as a U.S. Holder. A "Non-U.S. Holder" is a holder of Gener ADSs that is not a U.S. Holder.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO YOU AND THE PARTICULAR TAX EFFECTS TO YOU OF OUR OFFER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS AND SUCH HOLDER'S ABILITY TO CLAIM FOREIGN TAX CREDITS, IF ANY.

     Ownership of Gener ADSs in General. For U.S. federal income tax purposes, holders of Gener ADSs generally will be treated as the owners of Gener shares represented by such Gener ADSs.

     Exchange of Gener ADSs for AES Shares by U.S. Holders. The receipt of AES shares in exchange of Gener ADSs pursuant to our offer will be a taxable transaction for U.S. federal income tax purposes. Therefore, a U.S. Holder may be liable for the payment of U.S. federal income tax in connection with our offer without receiving cash with which to pay such tax. A U.S. Holder will recognize gain or loss on the exchange of Gener ADSs for AES shares equal to the difference, if any, between (i) the fair market value of the AES shares received and any cash received in lieu of fractional AES shares by such U.S. Holder and (ii) such U.S. Holder's tax basis in the Gener ADSs surrendered. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO DETERMINING YOUR GAIN, LOSS, AMOUNT REALIZED, TAX BASIS AND HOLDING PERIOD IN CONNECTION WITH GENER ADSS TENDERED AND EXCHANGED FOR AES SHARES PURSUANT TO OUR OFFER.

     In general, any gain or loss recognized upon the exchange will be treated as long-term capital gain or loss if the Gener ADSs (or Gener shares represented by such Gener ADSs) have been held for more than one year and otherwise as short-term capital gain or loss. Long-term capital gain recognized by individuals generally will be subject to a maximum U.S. federal income tax rate of 20%. Certain limitations may apply to the use of capital losses.

     Gain recognized by a U.S. Holder generally will be treated as U.S. source income. Consequently, in the event that, contrary to the discussion below in the section captioned, "--Certain Tax Considerations-- Chilean Income Tax Consequences of Our Offer", a sale of the Gener ADSs is subject to Chilean income tax, a U.S. Holder will not be permitted to use the foreign tax credit for Chilean income tax imposed on the gain unless it can apply the credit against U.S. federal income tax due on other income from foreign sources in the appropriate foreign tax credit category or, alternatively, such holder may deduct such Chilean income tax on its U.S. federal income tax return.

     Exchange of Gener ADSs for AES Shares by Non-U.S. Holders. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to any gain realized on an exchange of Gener ADSs pursuant to our offer unless (i) the gain is effectively connected with a trade or business (or attributable to a permanent establishment under an applicable tax treaty) of such holder within the United States or (ii) the gain is realized by an individual Non-U.S. Holder who is present in the United States for at least 183 days in the taxable year of the sale and certain other conditions are met.

     For a discussion of backup withholding tax consequences, see the section captioned, "--Procedures for Accepting Our Offer-Backup Withholding" above.

CHILEAN INCOME TAX CONSEQUENCES OF OUR OFFER

     The discussion set out below is based upon Chilean income tax laws presently in force, including Ruling No. 324 of January 29, 1990 of the Chilean Internal Revenue Service and other applicable regulations and rulings in force on the date of our offer. The discussion is not intended as tax advice to any particular holder, which can be rendered only in light of that holder's particular tax situation. You are urged to consult your tax advisor with respect to the specific tax consequences of our offer to you.

     Under Chilean law, provisions contained in statutes such as tax rates applicable to non-Chilean investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may be amended only by another statute. In addition, the Chilean tax authorities enact rulings and regulations of either general or specific application and interpret the provisions of Chilean tax law. A Chilean tax may not be assessed retroactively against taxpayers who act in good faith relying on such rulings, regulations and interpretations, but Chilean tax authorities may change said rulings, regulations and interpretations prospectively, provided that a newly enacted statute introducing changes to existing law may provide that one or more of such changes apply retroactively. There is no income tax treaty in force between Chile and the United States of America.

     Exchange of Gener ADSs by Non-Chilean Holders. Any gain recognized by an individual who is not domiciled or resident in Chile or any legal entity that is not organized under the laws of Chile and does not have a permanent establishment in Chile (a "Non-Chilean Holder") upon the exchange of the Gener ADSs for AES shares pursuant to our offer will not be subject to Chilean taxation.

     Exchange of Gener ADSs by Chilean Holders. Any gain recognized by any person other than a Non-Chilean Holder (a "Chilean Holder") upon the exchange of the Gener ADSs for AES shares pursuant to our offer will be subject to Chilean income taxes by adding such gain to the net income of such Chilean Holder and applying to such income the tax rate which would otherwise be applicable on such Chilean Holder's income under Chilean law.

     No Chilean stamp, issue, registration or similar taxes or duties will apply to the sale of Gener ADSs pursuant to our offer.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO YOU AND THE PARTICULAR TAX EFFECTS TO YOU OF OUR OFFER.


PURPOSE OF THE OFFERS; PLANS FOR GENER

     Purpose. The purpose of the offers is to enable us to acquire control of, and at least a majority of the equity interest in, Gener. According to Gener's 20-F, the Gener ADSs and the Gener shares to be purchased pursuant to our offer and the Chilean offer, together with the 659,900 Gener ADS and the 6,800 Gener shares currently owned by us, represent approximately 80% of the outstanding Gener shares, including Gener shares represented by Gener ADSs. We believe that the acquisition of the majority equity interest in Gener is consistent with our strategy in helping meet the world's need for electricity by participating in competitive power markets as they develop by constructing new plants or by acquiring and operating existing generation facilities or distribution systems in these markets.

     Gener's Bylaws currently provide that no person may own or vote, directly or indirectly through related parties, more than 20% of the voting capital stock of Gener and that Gener shall otherwise comply with the provisions of Decree Law 3,500, including Chapter XII thereof. Our offer will not proceed unless Gener shareholders approve the amendments to Gener's Bylaws to eliminate the provisions of Articles 1 bis, 5 bis, 9 bis, 17 bis, 20 bis, 21 bis, 24, 27 bis and 29 bis and amend Article 35 to eliminate the reference to Decree Law 3,500.

     The Gener shareholders' meeting will consider amending Gener's Bylaws to eliminate Articles 1 bis, 5 bis, 9 bis, 17 bis, 20 bis, 21 bis, 24, 27 bis and 29 bis and to amend Article 35 to eliminate the reference to Decree Law 3,500. Articles 1 bis and 35 provide that Gener is subject to Decree Law 3,500. Articles 5 bis and 27 bis of Gener's Bylaws provide that no one person, or group of related persons, may own or be entitled to vote, more than 20% of the outstanding capital stock of Gener. Article 9 bis requires maintenance of certain asset ratios set forth in Decree Law 3,500. Article 17 bis provides that in exercising its duties the board of directors shall act within the limits set forth in the investment and financing policies approved by the shareholders pursuant to Article 20 bis. Article 21 bis requires shareholder approval to sell assets identified by such investment and financing policies as essential for the conduct of Gener's business as well as any change to the investment and financing policies approved by shareholders. Article 29 bis requires shareholders to receive prior to the annual meeting the report issued by the inspector of accounts pursuant to Article 20 and the board of directors' proposal with respect to Gener's investment and financing policies. Finally,
Article 24 provides that the vote of shareholders representing at least 75% of the outstanding shares of Gener is required to amend Articles 1 bis, 5 bis, 9 bis, 14 bis, 17 bis, 20 bis, 21 bis, 24, 27 bis and 29 bis.

     If Gener shareholders approve such amendments to Gener's Bylaws, under Chilean law, Gener will no longer be subject to Decree law 3,500. As a result, the size of the investments Chilean pension funds are permitted to maintain will be less than if Gener contained to be subject to such laws. However, we believe that in the event these Chilean pension funds sell their maximum pro rata portion of Gener shares in the Chilean offer, the number of Gener shares held by these Chilean pension funds will be sufficiently reduced to comply with the ownership limits imposed by Chilean law and they will not be required to sell their remaining Gener shares. The holders of at least 75% of the outstanding Gener shares, including Gener shares represented by Gener ADSs, must approve these amendments at a meeting of Gener shareholders.

     Under Chilean law, holders of at least 10% of the outstanding capital stock have the right to require a company to convene a meeting of its stockholders. Under Chilean law, shareholders must be notified of such a meeting at least 15 days prior to the date of the meeting and the meeting must be held within 30 days of such request. In the Copec Letter, Copec has agreed at our request to make a shareholder's request to call a Gener shareholders' meeting in order to approve the amendments to Gener's Bylaws. We intend to request that Copec take the action necessary to require the Gener board of directors to convene the Gener shareholders' meeting shortly.

     Pursuant to Chilean law, the amendments to Gener's Bylaws, even if adopted by the holders of 75% of the outstanding Gener shares as required by Gener's Bylaws, will not become effective until they are published and recorded. While we can give no assurance as to this timing, our Chilean counsel has advised us that these actions could be accomplished within 10 business days of the Gener shareholders' meeting approving the amendments to Gener's Bylaws.

     We intend, as soon as practicable after consummation of the offers, to seek majority representation on Gener's board of directors. Under Chilean law and Gener's Bylaws, the directors of Gener serve at the pleasure of shareholders and may be removed and new directors may be elected by shareholders. Under Chilean law and Gener's Bylaws, at least a majority of the Gener shares present or represented is required to remove the current directors and elect new directors. Based on Chilean law and Gener's Bylaws, we believe that upon the exchange and purchase of Gener ADSs and Gener shares pursuant to the offers, we will have the ability to appoint all the members of Gener's board of directors. We intend that a majority of our designees would be AES people. Although we have not made any firm decision with respect to the remaining members of Gener's board of directors, we believe that such other members could include current members of Gener's board of directors and other individuals not affiliated with us.

     Pursuant to Chilean law and Gener's Bylaws, subject to the matters reserved to shareholders discussed below, Gener's board of directors is empowered to manage the business and affairs of Gener. Among others, Gener's board of directors has the power to call shareholders' meetings, propose dividend policies, allow the subscription of authorized but unissued shares and authorize actions regarding the assets of Gener.

     Under Chilean law, if we acquire more than 662/3% of Gener's outstanding shares, including Gener shares represented by Gener ADSs, we would be able to make certain fundamental changes regarding Gener by ourselves. More particularly, Chilean law and Gener's Bylaws provide that a vote of the holders of at least 662/3% of the outstanding shares would be required to take any of the following actions: (i) transformation, division or merger of Gener; (ii) the amendment of its duration, currently Gener is a corporation of indefinite duration, or the early dissolution; (iii) change of the domicile of Gener; (iv) reduction in Gener's capital; (v) approval and valuation of capital contributions made to Gener in property other than cash; (vi) amendment of the provisions of Gener's Bylaws prescribing actions to be taken at shareholders' meetings and limits on the powers of the board of directors; (vii) reduction of the number of members of the board of directors of Gener; (viii) transfer of all of Gener's assets and liabilities or all Gener's assets; (ix) changes in the manner of distributing Gener's profits; and (x) the curing of technical defects in Gener's organizational documents or any amendment thereto.

     Chilean law provides for statutory withdrawal rights for minority Gener shareholders where holders of at least 662/3% of the total shares outstanding adopt resolutions at a shareholders' meeting authorizing certain of the fundamental changes set forth above. Following the adoption of such a resolution relating to a fundamental change by a majority of at least 662/3% of total shares outstanding, Gener shareholders who opposed the adoption of such resolution or who did not attend the shareholders' meeting at which such resolution was adopted and who notified Gener of their opposition to the adoption of the resolution would be considered dissenting shareholders entitled to statutory withdrawal rights. Dissenting shareholders would have thirty days from the date of the shareholders' meeting at which the resolution authorizing a fundamental change was adopted to notify Gener of their dissent and their intention to exercise their statutory withdrawal rights as a result of such action. The board of directors of Gener would then have an additional thirty days, measured from the expiration of the original thirty day period beginning on the date of the shareholders' meeting at which the resolution was adopted, to hold another shareholders' meeting to consider the revocation of the resolution that triggered the withdrawal right. If the board of directors did not call a second meeting of the shareholders or the resolution were not revoked at such meeting, all dissenting shareholders who previously notified Gener of their dissent would have the right to compel Gener to purchase their Gener shares. Such purchases would have to be made within sixty days of the original shareholders' meeting at which the resolution was adopted at a price equal to the weighted average trading price of Gener shares on stock exchanges in Chile during the two months preceding the date of the original shareholders' meeting at which the resolution authorizing the fundamental change was adopted.

     Presently pending in Chile is a bill approved by the Chilean legislature on November 7, 2000 which, if adopted in its current form, would require any person, after acquiring control of 662/3% or more of the voting power as we are planning to do in the offers, to conduct a tender offer for all remaining shares of the company within 30 days following the acquisition of such control at a price per share equal to the weighted average trading price of the company's shares on stock exchanges in Chile during the two months preceding the acquisition of such control. If the acquiring person failed to hold such a tender offer, holders of remaining shares would be entitled to the statutory withdrawal rights described above which, essentially, would allow them to sell their stock to the company, then controlled by the acquiring person at a price per share equal to the weighted average trading price of Gener shares on stock exchanges in Chile during the two months preceeding the expiration of the 30-day period referred to above. We do not know if and when the pending bill will become law. We also cannot predict whether the provisions of such law would apply to the offers.

     Plans for Gener. In connection with the offers, we have reviewed, and will continue to review, on the basis of publicly available information relating to Gener, various possible business strategies that we might consider in the event that we acquire majority control of pursuant to the offers. In addition, if and to the extent that we acquire control of Gener pursuant to the offers or we otherwise obtain access to the books and records of Gener, we intend to conduct a detailed review of Gener and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and, subject to applicable regulatory rules and regulations, to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Although no firm decision has been made, we anticipate the possibility that in connection with such review we will consider possible sales of Gener assets which are not directly related to the generation and transmission of electricity. In addition, because of AES's ownership of generation and distribution assets in the Dominican Republic and local regulatory constraints, we expect to seek to sell Gener's generation assets located in the Dominican Republic.

     Further, we intend to review the existing capital structure of Gener in order to determine whether changes could be made which could benefit Gener's shareholders. Following completion of the offers and completion of our review of the matters set forth above and such other matters as we deem appropriate, we intend over the next several years to seek to distribute to all Gener shareholders any amounts that are determined to be in excess of Gener's then current and reasonable anticipated future capital requirements. Any amounts to be distributed will be determined by reference to such requirements, the results of our review, the financial condition of Gener and the availability of sufficient reserves and funds to effect such distributions. However, we can give no assurance as to the amounts, if any, of any such distribution or the timing thereof.

     We intend following the purchase of Gener ADSs and Gener shares pursuant to the offers to provide certain services to Gener under services agreements that would be entered into between our affiliates and Gener. We have entered into agreements of this type in connection with other international investments made by us in other companies and businesses. Pursuant to these services agreements, Gener would be provided with technical advice and assistance in connection with, among others, operating and maintenance services for Gener's electric distribution activity and capital improvements to Gener's facilities, industrial and consumer safety measures, compliance with international technical standards, strategic and financial planning, internal auditing policies and accounting, invoicing and other automated systems. The services agreements would enable Gener to benefit from our expertise as a result of our operation of more than 80 electric distribution and industrial facilities in 14 countries. Such services would be rendered in exchange for a fee based on Gener's revenues. The services agreements would be subject to applicable laws and regulations. We believe these services will benefit Gener and all holders of Gener ADSs and Gener shares.

     Gener shareholders and holders of Gener ADSs do not have statutory appraisal rights as a result of our offer and the Chilean offer. We currently do not have any plans or intentions following completion of the offers to propose any "second-step" merger or other business combination, but we reserve the right to do so in the future.


     On November 28, 2000, we entered into an agreement with TotalFinaElf, the Total Agreement, which provides, among other things, that if we are successful in acquiring at least a majority of the outstanding Gener shares, including Gener shares represented Gener ADSs, as a shareholder of Gener we will take action to cause Gener to enter into an agreement to sell to TotalFinaElf all of the capital stock that Gener owns in Central Puerto S.A., Hidroneuquen S.A., Termoandes S.A. and Interandes S.A., the Electricity Companies, and other interests in Argentina, the Acquired Interests, consisting of all of the subordinated indebtedness owned by Gener and its affiliates of Hidroelectrica, a 59% owned subsidiary of Hidroneuquen, all of Gener's rights and obligations under management contracts with the Electricity Companies, all of Gener's interests in projects under study or development to develop electricity transmission or generation facilities in Argentina and in the project under study to develop facilities for transmitting electricity between the Yacyreta region in Argentina and the Sao Paulo region in Brazil, for a purchase price of $652 million in cash, subject to certain adjustments. Concurrently with such sale, approximately $274 million of indebtedness of Termoandes and Interandes would be repaid. If we purchase Gener shares in the offers but do not acquire a majority of the outstanding Gener shares, including Gener shares represented by Gener ADSs, we have agreed with TotalFinaElf that we will use our reasonable best efforts to acquire at least a majority of the outstanding Gener shares, including Gener shares represented by Gener ADSs. TotalFinaElf has agreed not to take any action that would frustrate or prevent the consummation of the offers. We and TotalFinaElf have agreed to cooperate and to use our reasonable best efforts to support the consummation of the transactions contemplated by the Total Agreement, including the offers. The sale to TotalFinaElf of the Electricity Companies' shares and the Acquired Interests is subject to a number of conditions, including satisfaction by TotalFinaElf of a due diligence review. In addition, under the Total Agreement, TotalFinaElf has the right at its option to purchase the Shares of all or any of the Electricity Companies and to purchase or not purchase the Acquired Interests in the projects under study and/or development. The Total Agreement provides for termination by the parties in certain events, including upon the termination of the offers without the purchase of any Gener shares or ADSs thereunder.


     Except as otherwise disclosed in this prospectus, we do not have any present plans or proposals that relate to or would result in any extraordinary corporate transaction, such as a merger, reorganization, liquidation, or similar transaction involving Gener or any of its subsidiaries, or a sale or transfer of a material amount of assets of Gener or any of its subsidiaries or any material changes in Gener's capitalization or dividend policy or any other material changes in Gener's corporate structure or business or the composition of Gener's board of directors or management.

     The Copec Letter. The Copec Letter is filed as an exhibit to the Registration Statement on Form S-4 of which this prospectus is a part and is incorporated by reference in this prospectus. We believe the following summary describes the material terms of the Copec Letter. However, we recommend that you read carefully the complete Copec Letter for its terms and other information that may be important to you.

     No Solicitation. Copec has agreed in the Copec Letter:

    o not directly or indirectly to request, initiate or encourage any proposal relating to an alternative offer;

    o not to participate in any discussions or negotiations or assist any person with regard to an alternative offer; and

    o to inform us immediately if Copec has learned about any alternative offer.

     Call of Gener Shareholders' Meeting; Voting. Copec has agreed to exercise its right as a 10% or more Gener shareholder to demand that Gener's board of directors call a meeting of Gener's shareholders to consider and take action on the amendments to Gener's Bylaws to allow our offer and the Chilean offer to take place. Copec has also agreed to vote the Gener shares held by it in favor of the amendments to Gener's Bylaws.

     Tender Into Our Chilean Offer. Copec has stated that it is willing to tender its Gener shares pursuant to our Chilean offer.

     Termination of Copec Letter.

    o The Copec Letter has a term of 120 days and may be terminated if we terminate our U.S. or Chilean offer.

    o The Copec Letter may also be terminated by Copec if another more advantageous offer for the purchase of Gener shares has been made and we have not matched or improved upon the terms of such offer.


EFFECT OF OUR OFFER AND THE CHILEAN OFFER ON THE MARKET FOR GENER ADSS AND GENER SHARES; REGISTRATION OF GENER ADSS UNDER THE EXCHANGE ACT; MARGIN REGULATIONS

     Effects on Market for Gener ADSs. The exchange of Gener ADSs pursuant to our offer will reduce substantially the number of Gener ADSs that might otherwise trade publicly and will reduce the number of holders of Gener ADSs. In view of the number and value of the Gener ADSs and Gener shares that would remain outstanding after completion of our offer and the Chilean offer and of the number of Gener shares that would be available for deposit following the completion of the Chilean offer, we do not believe that there will continue to be a liquid market for the Gener ADSs.

     The Gener ADSs are currently listed on the New York Stock Exchange. We do not believe that the New York Stock Exchange listing for the Gener ADSs will be maintained following the purchase of Gener ADSs pursuant to our offer.

     The Gener ADSs are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If the New York Stock Exchange listing for the Gener ADSs is terminated following our purchase of Gener ADSs pursuant to our offer as we anticipate, the Gener ADSs will no longer constitute margin securities for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

     Effects on Market for Gener Shares. The purchase of Gener shares pursuant to the Chilean offer will substantially reduce the number of Gener shares that might otherwise trade publicly and may also reduce the number of holders of Gener shares. In view of the number and value of the Gener shares that would remain outstanding after completion of our offer and the Chilean offer, we believe that there will continue to be a market for the Gener shares. However, a reduction in publicly traded Gener shares could adversely affect the liquidity and market value of the Gener shares.

     The Gener shares are traded on the Santiago Stock Exchange. We recognize that the existence of a liquid trading market for the Gener shares in Chile is important to the holders of Gener shares. Consequently, our current strategy is to cause Gener to maintain the listing of those Gener shares on the Santiago Stock Exchange.

     Registration of Gener ADSs under the Exchange Act. Gener ADSs are currently registered under the Exchange Act. Such registration may be terminated upon application of Gener to the SEC if the Gener ADSs are not listed on a national securities exchange and there are fewer than 300 record holders of the Gener ADSs resident in the United States. Termination of the registration of the Gener ADSs under the Exchange Act would substantially reduce the information required to be furnished by Gener to holders of Gener ADSs and to the SEC and would make certain of the provisions of the Exchange Act, such as the requirements of Rules 13e-3 and 13e-4 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Gener ADSs. Furthermore, "affiliates" of Gener and persons holding restricted securities of Gener may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. Following the purchase of Gener ADSs pursuant to our offer, we expect to seek to terminate the registration of the Gener ADSs as we expect there will then be fewer than 300 record holders of the Gener ADSs resident in the United States.


CONDITIONS OF OUR OFFER


     Notwithstanding any other provisions of our offer, we shall not be required to accept for exchange and, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to exchange for or return tendered securities promptly after termination or withdrawal of our offer), we may postpone the acceptance for exchange of, or exchange for, tendered Gener ADSs, and may, in our reasonable judgment, extend, terminate or amend our offer as to any Gener ADSs not then accepted for exchange if in our reasonable judgment the following conditions have not been satisfied on or before the date of expiration of our offer. If events occur prior to the expiration of our offer which constitutes the failure of one of the conditions of our offer to be satisfied, we intend to issue a press release and make appropriate filings with the SEC to inform ADS holders of these events and our then current intentions with respect to either waiving such failure of a condition of our offer or terminating our offer as a result of such failure.



BYLAW CONDITION

     The amendments to Gener's Bylaws must have been approved and must have become effective under Chilean law.

TOTALFINAELF TRANSACTION CONDITION


     We, in our sole discretion, must be satisfied that the proposed TotalFinaElf transaction has been terminated or will not proceed.This condition was satisfied on November 28, 2000, when TotalFinaElf terminated its agreement with Gener and entered into the TotalFinaElf Agreement with us.


PURCHASE OF GENER SHARES IN THE CHILEAN OFFER CONDITION


     We must have purchased at least one Gener share in the Chilean offer.


MINIMUM AES SHARE PRICE CONDITION


     The low per share selling price of AES shares on the New York Stock Exchange on any New York Stock Exchange trading day between the date of our offer and the expiration of our offer, including any extensions thereof, will be no less than $50. On each of November 22, 2000, December 4, 2000, December 5, 2000, December 6, 2000 and December 7, 2000, the low per share selling price of AES shares on the New York Stock Exchange was less than $50.00. We have waived the condition of our offer that the low per share selling price of AES shares on the New York Stock Exchange not be below $50.00 on any date between the date of our offer and the expiration of our offer for these five dates. We can offer no assurances, however, that we will similarly waive this condition again if the low per share selling price of AES shares on the New York Stock Exchange is below $50.00 for any other date in the future. If the low per share selling price of AES shares on any future New York Stock Exchange Trading Day prior to the expiration of our offer is less than $50.00 and we waive this condition for such date, we intend to issue a press release to that effect at the time of such waiver.


HSR CONDITION


     The waiting period, and any extension thereof, applicable to our offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, must have expired or been terminated and all required approvals under any other applicable antitrust law must have been obtained. We announced on

November 22, 2000 that early termination of the waiting period under the HSR Act with respect to the purchase of Gener ADSs and Gener shares pursuant to the offers was granted by the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice on November 20, 2000, thereby satisfying this condition.


FERC CONDITION

     We must have received an approval from the Federal Energy Regulatory Commission prior to the acquisition of control of, and a majority of the equity interest in, Gener under the Federal Power Act.

REGISTRATION STATEMENT EFFECTIVENESS CONDITION

     The Registration Statement on Form S-4 of which this prospectus is a part must have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order.

NYSE LISTING CONDITION

     The AES shares issuable to you in our offer must have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.



GOVERNMENTAL ACTIONS CONDITION

    o There shall not have been threatened, instituted or pending any action, proceeding, application or claim before any court, governmental, regulatory or administrative agency or commission, authority or tribunal, domestic, foreign or supranational, or by any government, governmental authority or other regulatory or administrative agency or commission, domestic, foreign or supranational, or by any other person, domestic or foreign, whether brought by Gener, an affiliate of Gener or any other person, which:

       o challenges or seeks to challenge the acquisition by us of the Gener shares or Gener ADSs;

       o restrains, delays or prohibits or seeks to restrain, delay or prohibit us from making our offer or the Chilean offer;

       o prohibits the performance by us or by anyone else of any of the contracts or other arrangements entered into or proposed to be entered into by us in connection with our offer or the Chilean offer;

       o obtains or seeks to obtain any material damages or otherwise adversely seeks to affect adversely the transactions contemplated by our offer or the Chilean offer;

       o prohibits or limits or seeks to prohibit or limit our ownership or operation of all or any portion of our businesses or assets or Gener's businesses or assets, including, without limitation, the businesses or assets of our respective affiliates and subsidiaries;

       o compels us or seeks to compel us to dispose of or hold separate all or any portion of our own businesses or assets or Gener's businesses or assets, including, without limitation, the businesses or assets of our respective affiliates and subsidiaries;

       o imposes or seeks to impose any limitation on our ability to conduct our own business or own our assets as a result of the transactions contemplated by our offer or the Chilean offer;

       o makes or seeks to make the acceptance for exchange or payment, purchase of, or exchange or payment for, some or all of the Gener ADSs or Gener shares pursuant to our offer or the Chilean offer, illegal or delays our ability to accept for exchange or payment, purchase of, or exchange or payment for, some or all of the Gener ADSs or Gener shares pursuant to our offer or the Chilean offer;

       o restricts our ability, or renders us unable, to accept for exchange or payment, exchange or purchase or pay for some or all of the Gener ADSs or Gener shares pursuant to our offer or the Chilean offer;

       o imposes or seeks to impose limitations on our ability or the ability of any affiliate of ours effectively to acquire or hold or to exercise full rights of ownership of the Gener ADSs or the Gener shares, including, without limitation, the right to vote the Gener shares purchased by us on an equal basis with all other Gener shares on all matters properly presented to the shareholders of Gener;

       o adversely affects Gener or its subsidiaries or affiliates or us, or our affiliates or subsidiaries;

       o might result in a diminution in the value of the Gener ADSs or Gener shares or of the benefits expected to be derived by us as a result of the transactions contemplated by our offer or the Chilean offer; or


       o in our reasonable opinion and discretion, imposes or seeks to impose any material condition which makes our offer or the Chilean offer, more onerous, burdensome or disadvantageous to us.



CHANGE OF LAW CONDITION


    o There shall not be any action taken, or any statute, rule, regulation, order, decree or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable to our offer or the Chilean offer, or, any other action shall not have been taken, proposed or threatened, by any government, governmental authority or other regulatory or administrative agency or commission or court, domestic, foreign or supranational, that, in our reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in the Governmental Actions Condition.


GENER ADVERSE CHANGE CONDITIONS


    o No change, or any condition, event or development involving a prospective change, shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders' equity, financial or other condition, operations, licenses, franchises, permits, permit applications, tariffs or tariff structure, results of operations or prospects of Gener or any of its subsidiaries or affiliates which, in our reasonable judgment, is or may be adverse to Gener or any of its subsidiaries or affiliates and we shall not have become aware of any fact which, in our reasonable judgment, has or may have adverse significance with respect to either the value of Gener or any of its subsidiaries or affiliates or the value to us of the Gener shares or Gener ADSs.


    o We shall not have become aware:

       o that any material contractual right of Gener or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or that any material amount of indebtedness of Gener or any of its subsidiaries shall become accelerated or otherwise become due prior to its stated due date, in either case with or without notice or the lapse of time or both, as a result of the transactions contemplated by our offer or the Chilean offer;

       o of any covenant, term or condition in any of Gener's or any of its subsidiaries' instruments or agreements that are or may be materially adverse to the value of the Gener shares or Gener ADSs in our hands; or

       o of any material fact not previously disclosed publicly by Gener that might adversely affect Gener or any of its respective subsidiaries or us that might result in a diminution in the value of the Gener ADSs or Gener shares or of the benefits expected to be derived by us as a result of the transactions contemplated by our offer or the Chilean offer.


ADVERSE MARKET AND NATIONAL AND INTERNATIONAL CHANGES CONDITION

    o There shall not have occurred:

       o any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange, Chilean securities exchange or the United States Over-the-Counter market;

       o a declaration of a banking moratorium or any suspension of payment in respect of banks in the United States or Chile, whether mandatory or not mandatory;

       o any limitation, whether or not mandatory, by any United States or Chilean governmental authority or agency on, or other event which, in our sole judgment, might affect the extension of credit by banks or other lending institutions;

       o commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving Chile or the United States;

       o a change or development involving a prospective change in:

          o the valuation of the Chilean Peso relative to the U.S. dollar; or

          o exchange controls, currency exchange rates or any suspension of, or limitation on, the markets for currency;

       o any change in taxation, including any stock transfer duty or withholding affecting the Gener ADSs or Gener shares;


       o any change or development in foreign investment regulation in Chile, the effect of which change or development is to make it, in our reasonable judgment, impracticable to proceed with our offer or the Chilean offer on the terms and in the manner contemplated;


       o any adverse change in the market price of the Gener shares or Gener ADSs or in the general political, market, economic, regulatory or financial conditions in Chile that could have a material adverse effect on Gener's businesses, operations or prospects or the trading in or the value of the Gener shares or Gener ADSs; or


       o in our reasonable judgment, a material acceleration or worsening of any of the economic, political or other national or international conditions existing at the time of the commencement of our offer or the Chilean offer.



CHANGES IN GENER CAPITAL STOCK CONDITION

    o Gener or any subsidiary of Gener shall not have, at any time after the announcement of our offer or the Chilean offer:

       o issued, distributed, pledged, sold or authorized, proposed or announced the issuance of or sale, distribution or pledge to any person of :

          o any shares of its capital stock;

          o the capital stock of any of its subsidiaries;

          o securities convertible into any such capital stock;

          o any rights, warrants or options to acquire any such securities or any other securities of Gener or its subsidiaries; or

          o any other securities in respect of, in lieu of, or in substitution for, Gener shares outstanding on November 3, 2000;

       o declared, paid or proposed to declare or pay any dividend or distribution on any Gener shares, other than the regular dividends on the Gener shares not in excess of the amount per share, and with record and payment dates, in accordance with recent practice, or on any other security;

       o issued, authorized, recommended or proposed the issuance or payment of any other distribution in respect of the Gener shares, whether payable in cash, securities or other property;

       o altered or proposed to alter any material term of any outstanding security;

       o incurred or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice or any debt containing covenants, which are unusual for Gener or more onerous, burdensome or disadvantageous than those customarily agreed by Gener;

       o issued, sold or authorized or announced or proposed the issuance of or sale to any person of:

          o any debt securities;

          o any securities convertible into or exchangeable for debt securities; or

          o any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities;

       o split, combined or otherwise changed, or authorized or proposed the split, combination or other change of the Gener shares or its capitalization;

       o authorized, recommended, proposed or entered into or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, joint venture, strategic alliance or similar arrangement, acquisition or disposition of a material amount of assets or securities, any material change in its capitalization, any waiver, release or relinquishment of any material contract rights or comparable rights of Gener or any of its subsidiaries or affiliates or any agreement contemplating any of the foregoing or any comparable event not in the ordinary course of business, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced;

       o amended or proposed or authorized any amendments to Gener's Bylaws, other than as contemplated by the amendments to Gener's Bylaws on which our offer is conditioned; or

       o agreed in writing or otherwise to take any of the foregoing actions or we shall have learned about any such action which has not previously been publicly disclosed by Gener.

ALTERNATIVE PROPOSAL CONDITION

    o There shall not have been publicly proposed to be made nor shall we have learned that any other person or entity (including Gener or any of its subsidiaries or affiliates) or "group," within the meaning of Section 13(d)(3) of the Exchange Act:

       o has made or intends to make a tender offer or exchange offer for Gener shares or Gener ADSs representing in the aggregate at least fifteen percent of the outstanding Gener shares;

       o shall have acquired or proposed to acquire beneficial ownership of more than ten percent of any class or series of capital stock of Gener, including the Gener shares, through the acquisition of stock, the formation of a group or otherwise;

       o shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than ten percent of any class or series of capital stock of Gener, including the Gener shares, other than acquisitions for bona fide arbitrage purposes only;


    o No person or entity (including Gener or any of its subsidiaries or affiliates) or "group" within the meaning of Section 13(d)(3) of the Exchange Act who owns 5% or more as of the date of our offer or the Chilean offer:

       o shall have acquired an additional two percent or more of any class or series of capital stock of Gener, including the Gener shares;

       o shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer for some or all the Gener shares or a merger, consolidation or other business combination or joint venture, strategic alliance or similar arrangement with or involving Gener or any of its subsidiaries or affiliates; or

       o shall have formed or become a member of a group with the purpose or effect of influencing the management or operations of Gener or to elect a number of directors of Gener equal to their proportionate ownership in Gener.

AGREEMENT WITH GENER CONDITION

    o We shall not have:

          o reached an agreement or understanding with Gener that our offer or the Chilean offer shall be terminated or amended; or

          o entered into a definitive agreement or an agreement in principle with Gener relating to a business combination or joint venture, strategic alliance or similar arrangement or a purchase of Gener shares, Gener ADSs or assets of Gener.


TERMINATION OF THE CHILEAN OFFER CONDITION


       o The Chilean offer shall not have been terminated.

     These conditions are for our sole benefit and may be asserted by us in our reasonable judgment regardless of the circumstances, including any action or omission by us, giving rise to any such conditions or may be waived by us in our reasonable discretion in whole or in part at any time and from time to time. No failure by us at any time to exercise any of the foregoing rights shall be deemed a waiver of any of these rights. Any determination by us concerning any condition or event described in this section shall be final and binding.



CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     Hart-Scott-Rodino. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the HSR Act, and the rules that have been promulgated thereunder, some acquisitions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and some waiting period requirements have been satisfied. The acquisition of Gener shares pursuant to the offers is subject to the HSR Act. On November 6, 2000, we filed with the Antitrust Division and the Federal Trade Commission a Notification and Report Form under the HSR Act with respect to the offers. Under the applicable provisions of the HSR Act, the purchase of Gener shares under the offers cannot be consummated until the expiration or early termination of a waiting period that began on November 6, 2000. The initial waiting period under the HSR Act is 30 days. Either the Federal Trade Commission or the Antitrust Division may issue a request for additional information or documentary material, which would extend the waiting period until 20 days after we substantially comply with such request.


     Some large Gener stockholders, those that would receive more than $15 million in AES shares, may be required to make separate filings with the Federal Trade Commission and Antitrust Division under the HSR Act and the related rules in conjunction with the receipt of AES shares. If you must make such a filing, you will then be required to observe applicable waiting periods under the HSR Act and the related rules before receiving AES shares. If you are obligated to make such a filing, we will deposit the AES shares to be exchanged, pursuant to the applicable rules, pending expiration or early termination of the waiting period. We announced on November 22, 2000 that early termination of the waiting period under the HSR Act with respect to the purchase of Gener ADSs and Gener shares pursuant to the offers was granted by the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice on November 20, 2000.


     The acquisition of Gener shares may also require notification to the competition and other regulatory authorities of various countries in which both we and Gener conduct business, depending on the requirements in such countries. Although we can give no assurance, except as otherwise set forth in our offer we anticipate receiving all required clearances under foreign competition laws on a timely basis.

     Federal Power Act. Section 203 of the Federal Power Act provides that no public utility shall sell or otherwise dispose of its jurisdictional facilities or, directly or indirectly, merge or consolidate such facilities with those of any other person or acquire any security of any other public utility without first having obtained authorization from the Federal Energy Regulatory Commission. The approval of the FERC is required in order to complete our acquisition of Gener shares in the offers because of Gener's

50% interest in MEGA, a U.S. power marketer. Under Section 203 of the Federal Power Act, the FERC will approve an acquisition if it finds such acquisition "consistent with the public interest." In reviewing an acquisition, the FERC generally evaluates: (i) whether the acquisition will adversely affect competition, (ii) whether the acquisition will adversely affect customer rates and (iii) whether the acquisition will impair the effectiveness of regulation. AES has filed the appropriate application with the FERC requesting that the FERC approve the acquisition under Section 203 of the Federal Power Act. Although we cannot give any assurances, we anticipate that we will receive FERC clearance on a timely basis.

     Chilean Corporate Law. Under Article 54 of the Chilean Securities Market Law, any person or group of persons intending to take control of a publicly traded Chilean company must announce such intent to the public by publishing in a Chilean national newspaper a notice of intention to acquire control that contains the information prescribed by Article 54 and duly notifying the Superintendencia de Valores y Seguros, SVS, and the stock exchanges in Chile on which the securities of such company are traded. In accordance with Article 54, on November 4, 2000 we published in the El Mercurio of Santiago a notice of intention to acquire control of Gener as required by Chilean law, and we also notified the SVS, the Santiago Stock Exchange and the other stock exchanges in Chile on November 3, 2000.

     In accordance with Article 12 of the Securities Market Law, we must report the results of the offers to the SVS and the Santiago Stock Exchange within five days of the date of each of our offer and the Chilean offer. In addition, we must give notice of the acquisition of shares representing 10% or more of the ownership interest in Gener and any shares in excess of 10% within five days after the acquisition. We intend to take, or cause to be taken, all steps necessary to comply with Article 12 of the Chilean Securities Market Law.

     Chilean Antitrust and Competition Law. We are not required under Chilean law to notify the Chilean Antitrust Authority, the CAA, of the offers. The CAA does, however, have broad authority to investigate any intended transaction that the CAA determines is likely to cause an adverse effect on, or lessen, competition. Although we do not believe that the CAA will investigate, we cannot give any assurance that the CAA will not determine that our offer and the Chilean offer are anticompetitive and subject to the scrutiny of the CAA.

     Other. Based upon our examination of publicly available information concerning Gener, it appears that Gener and its subsidiaries own property and conduct business in a number of foreign countries in addition to those described above. In connection with the acquisition of Gener shares and Gener ADSs pursuant to our offer and the Chilean offer, the laws of certain of those foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. We intend to seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but we cannot give any assurance that such approvals will be obtained. If any action is taken prior to completion of our offer by any such government or governmental authority, we may not be obligated to accept for payment or pay for any tendered Gener shares or ADSs.

     General. Based on our examination of publicly available information filed by Gener with the SEC and other publicly available information concerning Gener, except as discussed in this section and elsewhere in this prospectus, we are not aware of:

    o any governmental license or regulatory permit that appears to be material to Gener's business that might be adversely affected by our acquisition of Gener ADSs or shares as contemplated in our offer or the Chilean offer;

    o any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Gener ADSs or shares by us as contemplated in our offer and the Chilean offer;

    o any approval or other action by any government or governmental administrative regulatory authority or agency, domestic or foreign; or

    o any consent, waiver or other approval that would be required as a result of or in connection with our offer and the Chilean offer.

     Should any such approval or other action be required, we currently intend to seek such approval or take such other action. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Gener ADSs tendered pursuant to our offer pending the outcome of any such matter. We can give no assurance that we would be able to obtain any such approval or take such other action, if needed.


RELATIONSHIPS WITH GENER

     Ownership of Gener Shares and Other Transactions. As of the date of our offer, we beneficially own 659,900 Gener ADSs and 6,800 Gener shares, representing less than 0.8% of the outstanding Gener shares as reported in Gener's 20-F. All such Gener ADSs were acquired in open market transactions on the New York Stock Exchange. The 6,800 Gener shares were acquired as a result of the withdrawal of Gener shares from the Depositary. Except as set forth on
Schedule II, neither AES nor any of its directors, executive officers or affiliates is the beneficial owner of any Gener ADSs or Gener shares. See
Schedule II of this prospectus for further information with respect to our purchases of Gener ADSs.


     On December 1, 2000, we effected the sale of 29,920,000 Gener shares in a block trade on the Santiago Stock Exchange. All of these shares were acquired as a result of the withdrawal of shares from the Depositary. The net price per share in this transaction was the Chilean peso equivalent of U.S. $0.221053655. Our total net proceeds from this transaction were U.S. $6,613,925.37. Following this transaction, we are the beneficial owner of 219,900 Gener ADSs and 6,800 Gener shares.


     In May 1999, through two of our subsidiaries, we entered into an agreement, negotiated at arms-length, with Merchant Energy Company of the Americas, Inc., or MEGA, a subsidiary of Gener in the U.S. Pursuant to this agreement we agreed to pay MEGA consistent with customary industry practice an annual fee of $1 million for its services in assisting us in locating customers for our natural gas and electricity on "spot" or other short-term sales. Under the agreement we are obligated to pay MEGA additional fees, subject to a $1 million minimum, for arranging certain long-term agreements with customers. As a result of two such long-term agreements we achieved with the assistance of MEGA, we have agreed to pay MEGA a total bonus of $2.5 million over the next five years. MEGA has exercised its right to terminate the agreement as of November 26, 2000. Except as described above, we have had no other relationships with MEGA.

     Except as otherwise described in this prospectus, neither we nor the Purchaser, nor, to the best of our knowledge, any of the persons listed in
Schedule I to this prospectus, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Gener, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees of profits, division of profits or loss or the giving or withholding of proxies. Except as set forth in this prospectus, since January 1, 1998, neither we nor Purchaser nor, to the best of our knowledge, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with Gener or any of its executive officers, directors, or affiliates that is required to be reported under the rules and regulations of the SEC applicable to our offer.


SOURCE AND AMOUNT OF FUNDS

     We estimate that the total amount of funds required to purchase the Gener shares pursuant to the Chilean offer and to pay costs and expenses related to the offers will be approximately $845 million.

     We plan to obtain the funds to purchase the Gener shares pursuant to the Chilean offer and to pay related fees and expenses by the time Gener shares are purchased in the Chilean offer. We are considering a variety of alternatives to obtain such funds, including borrowings and issuances of debt, equity and convertible securities by us and our subsidiaries. We believe that such funds can be obtained on a timely basis.


FEES AND EXPENSES

     Except as set forth in this section, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Gener ADSs pursuant to our offer.

     Deutsche Bank Securities Inc. is acting as Dealer Manager in connection with our offer and as financial advisor to us in connection with the proposed acquisition of a controlling interest in Gener. Deutsche Securities Corredores de Bolsa Limitada, an affiliate of Deutsche Bank Securities Inc., is acting as Dealer Manager in connection with our Chilean offer, and as Chilean proxy solicitation coordinator in connection with our solicitation of Gener shareholder votes in favor of the amendments to Gener's Bylaws and against the TotalFinaElf proposal. Deutsche Bank Securities Inc. will receive customary compensation for acting in the foregoing capacities. Such compensation will not exceed $5.5 million in the aggregate. We also have agreed to reimburse Deutsche Bank Securities Inc. for its out-of-pocket expenses, including the fees and expenses of legal counsel and other advisors, incurred in connection with its engagement, and to indemnify Deutsche Bank Securities Inc. and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. In the ordinary course of business, Deutsche Bank Securities Inc. and its affiliates may actively trade the debt and equity securities of Gener for their own account and for the accounts of customers, and accordingly, may at any time hold a long or short position in such securities.


     We have retained ChaseMellon Shareholder Services, LLC to act as the Exchange Agent in connection with our offer. The Exchange Agent has not been retained to make solicitations or recommendations in its role as Exchange Agent. The Exchange Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.


     We have retained D.F. King & Co., Inc. to act as the Information Agent in connection with our offer. The Information Agent may contact holders of Gener ADSs by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to our offer to beneficial owners. The Information Agent will also assist us in soliciting the votes of Gener ADS holders and shareholders in favor of the amendments to Gener's Bylaws and against the proposed TotalFinaElf transaction. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.


ACCOUNTING TREATMENT


     The acquisition of Gener shares by AES in the Chilean offer and the Gener shares represented by Gener ADSs acquired in our offer will be accounted for under the purchase method of accounting under U.S. generally accepted accounting principles, which means that Gener's results of operations will be included with ours from the closing date and its consolidated assets and liabilities will be recorded at their fair values at the same time except for the minority interest in the assets and liabilities which will remain at historical cost.


STOCK EXCHANGE LISTING


     AES shares are listed on the New York Stock Exchange. We will make an application as necessary to list on the New York Stock Exchange the shares that we will issue and exchange pursuant to our offer.

                               THE CHILEAN OFFER


     Simultaneously with the commencement of our offer, we are conducting an auction transaction on the Santiago Stock Exchange in Chile known as a "remate" that we refer to as the Chilean offer. In the Chilean offer we are offering to purchase 3,466,600,000 Gener shares representing approximately 75% of the outstanding Gener shares, excluding Gener shares represented by ADSs, at the Chilean Peso equivalent of $0.235294118, payable in cash, per Gener share. The cash payment per Gener share in the Chilean offer is the same, after adjusting for the 68 Gener shares represented by each Gener ADS, as the value of the fraction of an AES share offered in exchange for each Gener ADS pursuant to our offer. Although stated in U.S. dollars, this price will be paid to tendering Gener shareholders in Chilean Pesos at the average daily observed exchange rate between the Ch$ and the dollar, as reported by the Central Bank of Chile for each of the ten business days immediately prior to the third trading day preceding the date on which the "remate" occurs.



     The Chilean offer is conditioned upon (i) all of the conditions to our offer having been satisfied or waived by us for purposes of the Chilean offer, even if we do not waive such conditions for purposes of our offer, (ii) Gener shareholder approval of the amendments to Gener's Bylaws, (iii) the number of Gener shares we are able to purchase in the Chilean offer, representing at least a majority of the outstanding Gener shares and (iv) that we have obtained funds sufficient to purchase the maximum number of shares we are offering to purchase in the Chilean offer and pay all fees and expenses incurred in connection with the offers. We announced on November 22, 2000 that we had waived the financing condition in the Chilean offer.



     In general, Gener shareholders who wish to sell their Gener shares in a stock "remate" must deliver to a Chilean broker eligible to participate in the Chilean offer their shares and instructions as to the price at which the Gener shares may be sold. In the Chilean offer:


    o all Gener shares will be required to be tendered through a single Chilean broker;


    o the scheduled time for the Chilean offer will be the opening of business on the designated day;


    o tender rights will be terminated for all holders of Gener shares (other than stock brokers as to which tender rights will terminate as of 18:00 Santiago, Chile time) as of 14:00, Santiago Chile time on the third trading day and withdrawal rights will be terminated for all holders of Gener shares at 18:00 Santiago, Chile time on the third trading day prior to the Chilean auction; and


    o we will agree not to purchase Gener shares at a price lower than that specified in the Chilean offer.


     The single Chilean broker requirement will result in de facto prorationing in the Chilean offer because the tendering Chilean broker will tender, as the first allotment, the maximum number of Gener shares sought by us in the Chilean offer. We will then buy the first allotment of Gener shares and will not purchase additional Gener shares in the Chilean offer. As all Gener shares will have been tendered by the same Chilean broker at the same price, the Chilean broker will divide the proceeds of the sale pro-rata among the tendering Gener shareholders. We will not purchase Gener shares in the Chilean offer in a manner that would fail to result in this effective prorationing among the tendering Chilean holders.

                          MARKET PRICES AND DIVIDENDS

     AES shares are currently traded on the New York Stock Exchange under the symbol "AES". Shares of Gener's common stock are traded in the New York Stock Exchange in the form of Gener ADSs, where each Gener ADS represents 68 shares of Gener common stock. The Gener ADSs are evidenced by ADRs and Gener's trading symbol on the New York Stock Exchange is "CHR". Shares of Gener's common stock are also traded on the Santiago Stock Exchange under the symbol "GENER". The following tables set forth, for the periods indicated, (1) the high and low closing sales prices for AES common stock as reported by the New York Stock Exchange, (2) the high and low closing sales prices of Gener's common stock as reported on the Santiago Stock Exchange and (3) the quarterly high and low daily closing prices of Gener ADS on the New York Stock Exchange for the indicated periods, all as reported by Bloomberg L.P. The following Chilean Pesos information reflects historical amounts at the trade dates and has not been restated in constant Pesos.


Price Range of AES and Gener Common Stock and Gener ADSs




                                                  GENER                                   AES
                            -------------------------------------------------   -----------------------
                                SANTIAGO STOCK
                              EXCHANGE PER SHARE        NYSE PER GENER ADS          NYSE PER SHARE
                            -----------------------   -----------------------   -----------------------
                                      CH$                        $                         $
                                LOW         HIGH          LOW         HIGH          LOW         HIGH
                            ----------   ----------   ----------   ----------   ----------   ----------
1998
 First Quarter ..........       125.0        158.0        18.94        24.50        19.94        26.94
 Second Quarter .........       121.0        158.0        18.06        23.94        23.13        28.84
 Third Quarter ..........        75.1        138.0        10.81        20.56        12.13        27.13
 Fourth Quarter .........        96.5        138.0        13.94        19.25        16.25        23.69
1999
 First Quarter ..........        92.0        130.5        13.00        18.38        16.25        24.47
 Second Quarter .........       132.5        158.0        17.50        22.25        18.78        29.44
 Third Quarter ..........       120.0        158.0        15.25        20.63        26.97        33.19
 Fourth Quarter .........       108.0        127.0        13.75        16.06        25.63        37.38
2000
 First Quarter ..........        99.0        126.0        13.06        16.69        34.81        44.09
 Second Quarter .........        99.0        115.5        12.81        15.00        36.81        48.88
 Third Quarter ..........       104.5        119.5        12.56        15.25        46.19        69.14
 Fourth Quarter (through
   October 30) ..........        90.0        108.0        10.63        13.13        51.00        70.63

     On November 2, 2000, the last full day of trading on the New York Stock Exchange prior to the public announcement of our offers, the reported closing sales price of the AES shares and Gener ADSs on the New York Stock Exchange and the Gener shares on Santiago Stock Exchange were $60.875, $12.125 and Ch$103, respectively.


     AES Share Dividends. No cash dividends have been declared or paid on AES common stock since December 22, 1993, in order to preserve capital for AES equity investments in projects.


     The ability of AES to declare and pay dividends is dependent, among other things, on:


    o the ability of AES's project subsidiaries to declare and pay dividends and otherwise distribute cash to AES;


    o the ability to service its debt; and


    o the ability to meet certain criteria for paying dividends under its corporate credit facility and under existing indentures related to its debt securities.

     The ability of the AES's project subsidiaries to declare and pay cash dividends to AES is subject to certain limitations in the project loans, governmental provisions and other agreements entered into by such project subsidiaries. Such limitations permit the payment of cash dividends out of current cash flow for quarterly, semiannual or annual periods only at the end of such periods and only after payment of principal and interest on project loans due at the end of such periods, and in certain cases after providing for debt services reserves.


     Gener Share Dividends. The dividend information set forth below has been obtained from publicly available information and is set forth in nominal amounts which have not been restated in constant Chilean Pesos.


     The table below sets forth the amounts of annual dividends, on a per share basis in nominal Chilean Pesos, for each of the calendar years indicated, as reported in the Gener's 20-F. Per ADS amounts are shown without deduction of Chilean withholding taxes.




                          PER SHARE           PER GENER ADS
                    ----------------------   --------------
                      (CH$)         ($)            ($)
   1998 .........       4.70        0.010          0.67
   1999 .........       1.16        0.002          0.15


     Gener's board of directors has determined that Gener will pay dividends equal to 66% of consolidated net income after taxes, having consideration for Gener's financial condition and prospects, and will retain the balance of net income as retained earnings. Gener's dividend policy for each year is announced to their shareholders at their annual shareholders' meeting, including the policy intended to be followed by the Gener board of directors for interim dividends for that year. At their meeting, shareholders consider and approve the final dividend proposed by the Gener board of directors in respect of the prior year's results, and ratify the interim dividends previously declared and paid. As requested by local law, unless otherwise decided by all shareholders, Gener must distribute a cash dividend in an amount equal to at least 30% of Gener's consolidated net income for that year, determined on a Chilean GAAP basis, unless and except to the extent that Gener has accumulated losses.


     Gener typically pays three provisional dividends and a final dividend for each fiscal year. Under this arrangement:


    o a provisional dividend of approximately 30% of the consolidated net income for the first five months of the year is paid in July or August;


    o a second provisional dividend of approximately 55% of the consolidated net income for the months of June, July and August is paid in November;


    o a third provisional dividend of approximately 60% of the consolidated net income for the months of September, October and November is paid at the end of January of the following year; and


    o a fourth and final dividend is paid in April or May of the following year in a amount to ensure that the aggregate annual dividend is equal to approximately 66% of the consolidated net income for the year taxes.


     In the first three quarters of 1999, Gener incurred a net loss on a consolidated basis. Consequently, Gener's Board decided not to declare provisionals dividends for 1999 called for Gener's policy. On April, 2000, the Ordinary Shareholders Meeting approved to pay on April 26, 2000 a final dividend of Ch$0.66 per share or Ch$44.88 per Gener ADS.


     Dividends are not price-level adjusted between the end of the preceding year and the date of the declaration of the final dividend.

     It is expected that Gener's board of directors will recommend dividends for the 2000 fiscal year consistent with Gener's general practice as described above. Gener's board of directors reviews the dividend policy annually, and although there are no current plans to recommend a change in the dividend policy, the amount and timing of a dividend payment is subject to revision from time to time, depending upon:


    o revenues;


    o costs;


    o cash flow;


    o capital requirements; and


    o market conditions.


     Accordingly, there can be no assurance as to the amount, if any, or timing of dividend payments in the future. Any change in dividend policy would ordinarily be effective for dividends declared in the year following the adoption of the change. In addition, Gener must file a notice as to any such change of policy with the Chilean authorities. Accordingly, a change in policy would become publicly available information.


     According to Gener's publicly filed documents, Gener expects that dividends received from subsidiaries and related companies will become an increasingly significant portion of its cash flow. Some of these subsidiaries and related companies are or may become parties to credit agreements containing restrictions on the payment of dividends. Gener has given no assurances that these contractual restrictions will not limit its ability to maintain its current dividend policy in the future.

                             AES SUMMARY SELECTED
                          CONSOLIDATED FINANCIAL DATA


     Set forth below are summary selected financial data for The AES Corporation as of December 31, 1999 and June 30, 2000 and for the five year period ended December 31, 1999 and for the six month periods ended June 30, 1999 and June 30, 2000. The summary selected financial data for the five year period ended December 31, 1999 have been extracted from AES's audited consolidated financial statements which are incorporated by reference in this prospectus. The unaudited data for the six month periods ended June 30, 1999 and June 30, 2000 have been extracted from AES's quarterly unaudited reports filed on Form 10-Q, which are incorporated by reference in this prospectus.




                                                                                                        SIX MONTHS ENDED
                                                                                                            JUNE 30,
                                                           YEARS ENDED DECEMBER 31,                        (UNAUDITED)
                                           --------------------------------------------------------- -----------------------
                                              1995       1996        1997        1998        1999        1999        2000
                                           --------- ----------- ----------- ----------- ----------- ----------- -----------
                                                                                                     (IN MILLIONS OF DOLLARS,
                                                                                                        EXCEPT PER SHARE
                                              (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)            AMOUNTS)
INCOME STATEMENT DATA:
Revenues .................................  $  679    $    835    $  1,411    $  2,398    $  3,253    $  1,278    $  3,014
Income before extraordinary item .........     107         125         188         307         245          58         292
Net income ...............................     107         125         185         311         228          58         285

BALANCE SHEET DATA:
Total assets .............................  $2,341    $  3,622    $  8,909    $ 10,781    $ 20,880    $ 11,237    $ 29,020
Long-term debt ...........................   1,307       2,118       5,731       7,196      13,017       7,886      17,248
Short-term borrowings ....................      50          88          --           8         335          --          --
Stockholders' equity .....................     549         721       1,481       1,794       2,637       1,514       3,990

CASH FLOW DATA:
Cash flows from operations ...............  $  200    $    195    $    193    $    528    $    197    $    159    $    611
Cash flows from financing activities .....     127         886       3,723       1,503       6,369       1,106       2,728
Cash flows (used in) investing
 activities ..............................    (343)     (1,135)     (3,799)     (1,842)     (6,388)     (1,365)     (2,808)

EARNINGS PER SHARE DATA:
Basic earnings per share:
Before extraordinary item ................  $ 0.36    $   0.41    $   0.57    $   0.87    $   0.64    $   0.16    $   0.69
Extraordinary item .......................      --          --       (0.01)       0.01       (0.04)         --       (0.02)
                                            ------    --------    --------    --------    --------    --------    --------
Basic earnings per share .................  $ 0.36    $   0.41    $   0.56    $   0.88    $   0.60    $   0.16    $   0.67
                                            ======    ========    ========    ========    ========    ========    ========

Diluted earnings per share:
Before extraordinary item ................  $ 0.35    $   0.40    $   0.56    $   0.84    $   0.62    $   0.16    $   0.66
Extraordinary item .......................      --          --       (0.01)       0.01       (0.04)         --       (0.02)
                                            ------    --------    --------    --------    --------    --------    --------
Diluted earnings per share ...............  $ 0.35    $   0.40    $   0.55    $   0.85    $   0.58    $   0.16    $   0.64
                                            ======    ========    ========    ========    ========    ========    ========

               GENER SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected summary consolidated financial data relating to Gener S.A. and its subsidiaries has been taken or derived from the audited financial statements contained in Gener's 20-F and the unaudited financial statements contained in Gener's Report by Foreign Issuer on Form 6-K for fiscal quarter ended June 30, 2000, filed on August 16, 2000. More comprehensive financial information is included in such reports and the other documents filed by Gener with the SEC, and the financial data set forth below is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be obtained as described in the section captioned "Where You Can Find More Information" in this prospectus. The financial statements of Gener are presented in Chilean Pesos and are prepared in accordance with generally accepted accounting principles in Chile, Chilean GAAP, and the rules of the SVS relating thereto, both of which differ in certain respects from generally accepted accounting principles in the United States, U.S. GAAP. Note 30 to Gener's consolidated financial statements provides a description of the principal differences between Chilean GAAP and U.S. GAAP and a reconciliation to U.S. GAAP of Gener's net income for the years ended 1997, 1998 and 1999.

     The financial data of Gener as of and for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 have been restated in constant Chilean Pesos as of December 31, 1999. The financial data of Gener as of and for the six months ended June 30, 1999 and 2000 have been restated in constant Chilean Pesos as of June 30, 2000. The financial information for the year ended December 31, 1999 and the six months ended June 30, 2000 is presented also in U.S. dollars translated from constant Chilean Pesos as of December 31, 1999 and as of June 30, 2000, respectively, at an exchange rate of Ch $530.07 to $1.00 and Ch $536.90 to $1.00, respectively.


                                               1995          1996          1997          1998
                                          ------------- ------------- ------------- -------------
                                             MILLIONS      MILLIONS      MILLIONS      MILLIONS
                                                OF            OF            OF            OF
                                             CONSTANT      CONSTANT      CONSTANT      CONSTANT
                                               CH$           CH$           CH$           CH$
                                          ------------- ------------- ------------- -------------
Income Statement Data:
Chilean GAAP:
 Operating Revenue ......................     144,098       176,936       288,563       290,447
 Operating expense ......................     (65,882)      (93,255)     (143,181)     (159,284)
 Depreciation (5) .......................     (17,686)      (19,750)      (28,920)      (32,440)
 Administrative and selling expense .....     (17,829)      (14,142)      (19,838)      (21,073)
 Operating Income .......................      42,701        49,789        96,624        77,650
 Share of net income and losses of
  related companies .....................       4,623         6,396        10,164        13,199
 Financial income .......................       6,927         6,965        13,926        20,303
 Financial expense ......................     (14,487)      (16,693)      (39,275)      (47,253)
 Other non-operating income
  (expense), net ........................      15,845         3,530         3,988        (7,829)
 Income taxes ...........................         938        (1,345)       (7,425)         (998)
 Minority interest ......................        (629)       (1,027)       (1,721)      (10,231)
 Net income .............................      55,918        47,615        76,282        44,841
 Consolidated ratio of earnings to
  fixed charges (unaudited) (5) .........       3.90          3.39          2.93          2.07
 Net income per share ...................      13.27         11.30         13.65          8.03
 Net income per ADS .....................     902.40        768.13        928.47        545.78
 Dividends per share (5) ................       7.0676        8.1589        7.6932        5.4699
 Shares outstanding at end of period
  (000s) (5) ............................   4,215,380     4,215,380     5,586,821     5,586,821
 Dividends per ADS (5) ..................     469.38        601.17        563.21        371.96


                                                                                 SIX MONTHS ENDED
                                                                                     JUNE 30,
                                                                      ---------------------------------------
                                               1999          1999          1999          2000         2000
                                          ------------- ------------- ------------- ------------- -----------
                                             MILLIONS                    MILLIONS      MILLIONS
                                                OF         MILLIONS         OF            OF        MILLIONS
                                             CONSTANT         OF         CONSTANT      CONSTANT        OF
                                               CH$           $(1)          CH$           CH$           $
                                          ------------- ------------- ------------- ------------- -----------
Income Statement Data:
Chilean GAAP:
 Operating Revenue ......................     441,689         833.3       245,425       207,469       385.2
 Operating expense ......................    (275,269)       (519.3)     (169,120)     (161,026)     (299.0)
 Depreciation (5) .......................     (49,587)       ( 93.5)           --            --          --
 Administrative and selling expense .....     (39,278)       ( 74.1)      (20,510)      (11,690)     ( 21.7)
 Operating Income .......................      77,555         146.4        55,795        34,753        64.5
 Share of net income and losses of
  related companies .....................       3,899           7.4        (2,515)         (874)     (  1.6)
 Financial income .......................       6,813          12.9         3,708         4,361         8.1
 Financial expense ......................     (53,188)       (100.3)      (25,544)      (31,128)     ( 57.8)
 Other non-operating income
  (expense), net ........................      (2,507)       (  4.7)      (15,731)        5,567        10.3
 Income taxes ...........................      (9,990)       ( 18.8)       (4,163)         (614)     (  1.1)
 Minority interest ......................     (16,160)       ( 30.5)      (10,154)       (3,728)     (  6.9)
 Net income .............................       6,423          12.1         1,396         8,337        15.5
 Consolidated ratio of earnings to
  fixed charges (unaudited) (5) .........        1.48           1.48           --            --          --
 Net income per share ...................        1.14           0.0          10.08          2.40        0.0
 Net income per ADS .....................       77.57           0.1         685.11        163.25        0.30
 Dividends per share (5) ................       2.2272          0.0            --            --          --
 Shares outstanding at end of period
  (000s) (5) ............................   5,630,563     5,630,563            --            --          --
 Dividends per ADS (5) ..................     151.45            0.3            --            --          --

                                                   1995          1996          1997          1998
                                              ------------- ------------- ------------- -------------
                                                 MILLIONS      MILLIONS      MILLIONS      MILLIONS
                                                    OF            OF            OF            OF
                                                 CONSTANT      CONSTANT      CONSTANT      CONSTANT
                                                   CH$           CH$           CH$           CH$
                                              ------------- ------------- ------------- -------------
U.S. GAAP (4):
 Operating Revenue ..........................     144,098       176,936       288,563       290,447
 Operating income ...........................      44,609        51,323        98,085        79,178
 Depreciation ...............................     (15,769)      (18,207)      (27,459)      (30,912)
 Financial income ...........................       6,927         6,965        13,926        20,303
 Financial expense ..........................     (14,487)      (16,693)      (39,275)      (47,253)
 Share of net income and loss of
  related companies .........................       4,904         7,574        11,875        13,060
 Other non operating income
  (expense), net ............................      18,648         3,406           865        (8,561)
 Net income .................................      36,400        47,974        74,343        37,630
 Consolidated ratio of earnings to
  fixed charges (unaudited) .................         4.16          3.52          2.93          2.09
 Net income per share .......................         8.63         11.38         13.31          6.74
 Net income per ADS .........................       587.18        773.89        904.87        458.01
 Weighted average shares
  outstanding (000s) ........................   4,215,380     4,215,380     5,586,821     5,586,821

Balance Sheet Data:
Chilean GAAP:
 Total assets ...............................     774,630     1,182,011     1,472,283     1,685,220
 Long term liabilities ......................     189,785       549,664       471,538       706,269
 Total interest bearing liabilities (5) .....     191,433       516,651       522,293       637,374
 Total shareholders equity ..................     518,682       531,200       787,508       796,602
 Ratio of total shareholders equity to
  total capitalization (3) (5) ..............         0.73          0.51          0.60          0.56

U.S. GAAP (4):
 Total assets ...............................     758,170     1,168,241     1,461,100     1,679,879
 Long term liabilities ......................     214,209       576,318       500,179     2,800,778
 Total interest bearing liabilities .........     191,433       516,651       522,293       637,374
 Total shareholders equity ..................     477,799       490,775       747,683       751,905
 Ratio of total shareholders equity to
  total capitalization (3) ..................         0.71          0.49          0.59          0.54



                                                                                     SIX MONTHS ENDED
                                                                                         JUNE 30,
                                                                          --------------------------------------
                                                   1999          1999         1999         2000         2000
                                              ------------- ------------- ------------ ------------ ------------
                                                 MILLIONS                   MILLIONS     MILLIONS
                                                    OF         MILLIONS        OF           OF        MILLIONS
                                                 CONSTANT         OF        CONSTANT     CONSTANT        OF
                                                   CH$           $(1)          CH$          CH$           $
                                              ------------- ------------- ------------ ------------ ------------
U.S. GAAP (4):
 Operating Revenue ..........................     441,689         833.3           --           --           --
 Operating income ...........................      79,062         149.2           --           --           --
 Depreciation ...............................     (48,080)      (  90.7)          --           --           --
 Financial income ...........................       6,813          12.9           --           --           --
 Financial expense ..........................     (53,188)      ( 100.3)          --           --           --
 Share of net income and loss of
  related companies .........................      (1,749)      (   3.3)          --           --           --
 Other non operating income
  (expense), net ............................       6,546          12.3           --           --           --
 Net income .................................      (2,826)      (   5.3)          --           --           --
 Consolidated ratio of earnings to
  fixed charges (unaudited) .................         1.63          1.63          --           --           --
 Net income per share .......................      ( 0.50)          0.00          --           --           --
 Net income per ADS .........................      (34.21)          0.00          --           --           --
 Weighted average shares
  outstanding (000s) ........................   5,617,952     5,617,952           --           --           --

Balance Sheet Data:
Chilean GAAP:
 Total assets ...............................   1,960,612       3,698.8    2,005,406    1,915,529       3,556.4
 Long term liabilities ......................     826,043       1,558.4      949,760      807,544       1,499.3
 Total interest bearing liabilities (5) .....     825,477       1,557.3           --           --           --
 Total shareholders equity ..................     794,355       1,498.6      808,796      812,147       1,507.8
 Ratio of total shareholders equity to
  total capitalization (3) (5) ..............         0.49          0.49          --           --           --

U.S. GAAP (4):
 Total assets ...............................   1,968,788       3,714.2           --           --           --
 Long term liabilities ......................     893,690       1,686.0           --           --           --
 Total interest bearing liabilities .........     825,477       1,557.3           --           --           --
 Total shareholders equity ..................     741,159       1,398.2           --           --           --
 Ratio of total shareholders equity to
  total capitalization (3) ..................         0.47          0.47          --           --           --

---------
(1) Chilean Peso amounts have been translated into U.S. dollars at the rate of Ch$530.07 = $1.00, the observed exchange rate on December 31, 1999 (the rate used by Gener for December 31, 1999 financial reporting purposes).

(2) For purposes of computing the ratio of consolidated earnings to fixed charges, consolidated earnings consist of earnings before income taxes plus fixed charges, and excluding any loss recognized on equity investments. Fixed charges consist of interest expense, including capitalized interest, and amortization of capitalized debt expense and discount.

(3) Total capitalization equals total interest bearing liabilities, excluding short-term debt, plus total shareholders equity.

(4) U.S. GAAP financial statements for Gener are not available as of June 30, 2000 and 1999 as Gener is not required to file a U.S. GAAP reconciliation footnote for interim periods.

(5) Depreciation, consolidated ratio of earnings to fixed charges, shares outstanding at end of period (000s), dividends per share, dividends per ADS, total interest bearing liabilities and ratio of total shareholders equity to total capitalization are not available as of or for the six months ended June 30, 2000 and 1999 as they are not included in the June 30, 2000 Gener 6-K filing.

                           COMPARATIVE PER SHARE DATA

     The following table presents historical per share information for AES and Gener for the year ended December 31, 1999. The information in the table below should be read in conjunction with the historical financial statements of the corporations incorporated by reference in this Registration Statement in the section captioned, "Selected Consolidated Financial Data" of AES and Gener.




                                                               YEAR ENDED
                                                            DECEMBER 31, 1999
                                                           ------------------
AES Historical Per Share
Earnings from continuing operations
 Basic earnings per share ..............................        $  0.64
 Diluted earnings per share ............................           0.62
Cash Dividends .........................................             --
Book Value .............................................           6.89

Gener Historical Per Share
Earnings from continuing operations
 Basic earnings per share ..............................           0.00
 Diluted earnings per share ............................           0.00
Cash dividends .........................................           0.00
Book Value .............................................           0.25

AES/Gener Pro Forma Per Share
Earnings from continuing operations
 Basic earnings per share ..............................           0.42
 Diluted earnings per share ............................           0.41
Cash dividends .........................................             --
Book Value .............................................           7.42

Equivalent Pro Forma Per Share for Gener ADS Holders (1)
Earnings from continuing operations
 Basic earnings per share ..............................           0.11
 Diluted earnings per share ............................           0.11
Cash Dividends .........................................             --
Book Value .............................................           1.95

---------
(1) The equivalent pro forma per share data is calculated by multiplying the AES/Gener pro forma per share data by the exchange ratio for Gener ADS so that the pro forma per share amounts are equated to the respective values of one ADS. Each ADS represents 68 Gener shares.

(2) Comparative per share for the period ended June 30, 2000, is not included herein as Gener is not required to file a U.S. GAAP reconciliation footnote for interim periods.

                        DESCRIPTION OF AES COMMON STOCK


GENERAL

     Under AES's certificate of incorporation and by-laws, AES is authorized to issue 500,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, no par value.

     The following summary contains a description of certain general terms of AES common stock. The description of certain provisions of AES common stock is subject to and qualified by reference to the provisions of our certificate of incorporation.

     As of September 30, 2000, there were 457,742,582 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends as may be declared from time to time by the board of directors out of funds legally available to pay dividends. If the corporation liquidates its business, the holders of common stock are entitled to share ratably in all assets after the corporation pays its liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and any shares of common stock in respect of which this prospectus is being delivered will be fully paid and non-assessable.


TRANSFER AGENT AND REGISTRAR

     AES has appointed First Chicago Trust Company, a Division of Equiserve, as its Transfer Agent and registrar for its common stock. The Transfer Agent's telephone number in the United States is 800-519-3111.


                   COMPARATIVE RIGHTS OF GENER STOCKHOLDERS
                              AND AES STOCKHOLDERS


GENERAL

     If the conditions to our offer are satisfied, holders of Gener ADSs who tendered their Gener ADSs into our offer and whose Gener ADSs were accepted for exchange will become stockholders of AES. AES is a corporation organized under, and governed by, the Delaware General Corporation Law, the DGCL, whereas Gener is a corporation organized under, and governed by, the Chilean Ley de Sociedades Anonimas No. 18,046, the Chilean Corporations Act, and the Reglamento de Sociedades Anonimas, the Regulations. In addition, Gener is currently subject to the provisions of Decree Law No. 3,500, as amended. As described in the section captioned "AMENDMENTS TO GENER'S BYLAWS", if the amendment to Gener's Bylaws are approved Gener will no longer be subject to these provisions.

     Holders of Gener ADSs are not holders of Gener shares and as such may not have all the rights of holders of Gener shares. Holders of Gener ADSs have only the rights specified in the Gener Deposit Agreement. Reference is made to the Gener Deposit Agreement which has been filed with the SEC and may be inspected and copies of it may be obtained in the manner set forth under the section captioned "WHERE YOU CAN FIND MORE INFORMATION". However, under the Gener Deposit Agreement, holders of Gener ADSs have the right to withdraw and obtain directly the Gener shares represented by such Gener ADSs.

     The following is a brief summary of certain differences between the DGCL applicable to AES and the Chilean Corporations Act and Regulations applicable to Gener. This summary also explains certain differences between AES's certificate of incorporation, AES's Certificate and Bylaws, AES's Bylaws, and Gener's estatutos, Gener's Bylaws, which effectively serve the purpose of both the articles of incorporation and bylaws of a company incorporated in Delaware. The purpose of this summary is to briefly indicate the differences between holding AES capital stock and Gener capital stock to the extent such differences are created by the state corporation laws applicable to AES and the Chilean Corporations Act and the Regulations applicable to Gener, or that arise because of differences between AES's Certificate and Bylaws and Gener's Bylaws. THIS SUMMARY IS QUALIFIED BY REFERENCE TO THE DGCL, THE CHILEAN CORPORATIONS ACT, THE REGULATIONS, AES'S CERTIFICATE AND BYLAWS AND GENER'S BYLAWS.


DIRECTORS

     AES. AES's Bylaws provide that the number of directors of AES shall be nine or such other number as to be determined by a resolution of the board of directors. These directors are elected annually by stockholders of AES. Each director holds office until his or her successor is duly elected and shall qualify. The number of directors of AES is currently nine. Section 141 of the DGCL provides that unless otherwise specified or in the case of a board whose directors are elected in staggered terms, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares. AES's Certificate provides that directors may be removed for cause by a majority vote of shareholders. AES's Bylaws also provide that newly created directorships resulting from any increase in the number of directors and any vacancy in the board of directors resulting from death, resignation, or removal from office shall be filled by a majority vote of the remaining directors. Provided a quorum is present, a resolution of the Board may be adopted by a majority of the members voting.

     Gener. Gener's Bylaws provide that Gener shall be administered by a board of directors made up of seven members. Under the Chilean Corporations Act, the entire board of directors is elected at an ordinary general shareholders' meeting. Staggered elections of the board of directors are not permitted under the Chilean Corporations Act. Directors hold office for a term of three years, at the end of which a new election of the board of directors takes place, at which previous members may be removed or re-elected. The Chilean Corporations Act provides that a director cannot be individually removed but rather the entire board of directors may be removed by an ordinary or special shareholders' meeting with or without cause. The Chilean Corporations Act also provides that in case of a vacancy in the board of directors, the board of directors may appoint a replacement director, but a new election of the entire board of directors shall take place at the next ordinary shareholders' meeting.


     Provided a quorum is present, a resolution of the board of directors may be adopted by the vote of the majority of the members voting. In the case of a tie, the chairman of the meeting shall have a casting vote.


LIMITATION OF DIRECTOR LIABILITY IN CERTAIN CIRCUMSTANCES

     AES. As permitted by the DGCL, AES's Certificate provides that directors of AES shall not be personally liable to AES or its stockholders for monetary damages resulting from a breach of fiduciary duty as a director except for liability arising out of (a) any breach of the director's duty of loyalty to AES or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL or (d) any transaction from which the director derived an improper personal benefit. This provision protects AES's directors against any personal liability for monetary damages from breaches of their duty of care. Article X has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care. Article X does not apply to officers of AES who are not directors of AES.

     Gener. The Chilean Corporations Act provides, in general terms, that the directors shall be jointly and severally liable for the damages caused to the corporation or its shareholders by wilful misconduct or negligence. Any stipulation in the bylaws or agreement by the shareholders exempting or limiting the legal liability of directors shall be deemed null and void. In addition, the directors shall be jointly and severally liable among and with the corporation for damages and fines arising from a breach of the Chilean Corporations Act, the Regulations, the bylaws or the rulings of the SVS. In addition, the Chilean Corporations Act prohibits directors from engaging in conduct not in furtherance of the corporate interest but made in the interest of the directors or related third parties. The culpability of a director is presumed, among other circumstances, when such director is unduly benefitted, directly or indirectly, from a corporate transaction which damages the corporation.

INDEMNIFICATION AND INSURANCE

     AES. Under Section 145 of the DGCL, directors, officers, employees and agents of a corporation may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, regarding any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions. The DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. To the extent that a person otherwise eligible to be indemnified is successful on the merits of any claim or defense described above, indemnification for expenses (including attorneys' fees) actually and reasonably incurred is mandated by the DGCL. This indemnification is not deemed exclusive of any rights to which an indemnified party may be entitled under any bylaw, agreement, shareholder or disinterested director vote, or otherwise.

     Under AES's Bylaws, and in accordance with Section 145 of the DGCL, AES shall indemnify, to the fullest extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding. These include civil, criminal, administrative or investigative proceedings by reason of the fact that the person is or was a director or officer of or employed by us, or is or was serving in that capacity or as an agent at the request of us for another entity. This indemnification covers expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of an action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to AES's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. AES shall indemnify the covered people in a derivative action under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to AES in the performance of his or her duty. Agents of AES may be similarly indemnified at the discretion of the board of directors.

     Pursuant to AES's Bylaws, a person eligible for indemnification may have the expenses incurred in connection with any matter described above paid in advance of a final disposition by AES. However, these advances will only be made if the indemnified person undertakes to repay all advanced amounts if it is determined that the person is not entitled to indemnification.

     In addition, under AES's Bylaws, AES may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of AES or of another corporation against any liability arising out of the person's status as a director, officer, employee or agent of AES whether or not AES would have the power to indemnify such person against such liability under the provisions of its Bylaws. AES maintains directors' and officers' insurance.


     Gener. Gener's Bylaws do not contain any stipulation exempting or limiting the legal liability of Gener's directors.


ANTITAKEOVER PROVISIONS

     AES. Section 203 of the DGCL ("Section 203"), which applies to AES, regulates all transactions with major stockholders after they become major stockholders. Section 203 prohibits a Delaware corporation from engaging in mergers, dispositions of 10% or more of its assets, issuances of stock and other transactions ("business combinations") with a person or group that owns 15% or more of the voting stock of the corporation (an "interested stockholder"), for a period of three years after the interested stockholder crosses the 15% threshold. These restrictions on transactions involving an interested stockholder do not apply if (a) before the interested stockholder owned 15% or more of the voting stock, the board of directors approved the business combination or the transaction that resulted in the person or group becoming an interested stockholder; (b) in the transaction that resulted in the person or group becoming an interested stockholder, the person or group acquired at least 85% of the voting stock other than stock owned by inside directors and certain employee stock plans; or (c) after the person or group became an interested stockholder, the board of directors and at least two-thirds of the voting stock other than stock owned by the interested stockholder approves the business combination.

     Gener. Article five bis of Gener's Bylaws provides that no individual or entity, public or private, directly or through other persons, shall concentrate more than 20% of the capital with voting rights of Gener common stock. The foregoing restriction does not apply to the Depositary as record owner of the Gener shares represented by Gener ADSs, but it does apply to Gener ADS holders. Further, Article 27 bis of Gener's Bylaws provides that no person may itself or on behalf of other shareholders vote more than 20% of Gener's outstanding shares of voting capital stock. In calculating such percentage, any Gener shares of related persons shall be added to the Gener shares of such shareholder. Moreover, no person can represent shareholders who jointly hold more that 20% of the subscribed shares of voting capital stock of Gener. Pursuant to Article 14 bis of Gener's Bylaws, notwithstanding any other provision in the Chilean Corporations Act to the contrary, all acts and contracts that Gener enters into with its majority shareholders, directors or officers, or any person related to them, require the preliminary approval of two thirds of the board of directors. In addition, transactions with directors must be on terms no more favorable to such directors than those generally available through arms length negotiations and such transactions must be reported at the next shareholders' meeting. One of the conditions to our offer and the Chilean offer is the approval of Gener's shareholders of amendments to Gener's Bylaws, to eliminate; among others, the provisions which limit the right of shareholders to own or vote more than 20% of Gener's voting capital stock.


ISSUANCE OF PREFERRED STOCK

     AES. As of November 8, 2000, AES had 50,000,000 authorized shares of preferred stock with no par value, none of which are outstanding. AES's board of directors has the authority to issue preferred stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series or the designation of such class or series, without any further action by the stockholders. Preferred stock, if issued, will not be entitled to any preemptive or similar rights.

     Generally, the issuance of preferred stock by AES could (a) result in a class of securities outstanding which will have certain preferences regarding dividends and distributions in a liquidation over AES common stock and might provide for certain rights (whether general, special, conditional or limited) that could dilute the voting rights of AES common stock and (b) result in dilution of the net income per share and net book value per share relating to AES common stock. Further, the issuance of any additional shares of AES common stock, pursuant to any conversion rights granted holders of any preferred stock, may also result in dilution of the voting rights, net income per share and net book value of AES common stock.

     Gener. The Chilean Corporations Act vests in shareholders the authority to issue preferred stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions thereof. Any such issuance must be approved by the vote of the holders of two thirds of the shares of the affected classes or series at a special shareholders meeting. The Chilean Corporations Act provides that dissenting shareholders of the affected classes or series have appraisal rights upon approval of the creation or amendment of the preferences of other classes or series. See "Voting and Appraisal Rights With Respect to Corporate Reorganizations" below. Gener currently has no shares of preferred stock authorized or outstanding.


VOTING RIGHTS; CUMULATIVE VOTING

     AES. The holders of AES common stock and Gener common stock are entitled to one vote per share on all matters to be voted upon by the holders of such shares.

     Section 214 of the DGCL provides that no cumulative voting rights, in respect of elections of directors, exist under Delaware law, unless a corporation's certificate of incorporation provides for such cumulative voting. AES's Certificate does not provide for cumulative voting in elections of directors.

     Gener. Pursuant to Article 66 of the Chilean Corporations Act and under
Article 27 of Gener's Bylaws, directors are elected using cumulative voting. Each shareholder has one vote per share and may cast all of his votes in favor of one nominee or may apportion his votes among any number of nominees.


ACTION WITHOUT A MEETING

     AES. Under the DGCL unless otherwise provided in a company's certificate of incorporation, any action required or permitted to be taken at a stockholder's meeting may be taken by written consent signed by the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders. The AES certificate of incorporation is silent on this matter so that AES shareholders may take action by written consent.

     Gener. The Chilean Corporations Act does not allow action without a shareholders' meeting.


SPECIAL MEETINGS

     AES. Under Section 211(d) of the DGCL, the board of directors or those persons authorized by the corporation's certificate of incorporation or Bylaws may call a special meeting of the corporation's stockholders. AES's Bylaws provide that a special meeting may be called by the Chairman of the board of directors, by the President or by a majority of the board of directors.

     Gener. Special shareholders' meetings may be called by the board of directors, at any time, when deemed appropriate and must be called by the board of directors when requested by shareholders representing at least 10% of the issued and outstanding voting capital stock or by the SVS. In the event of a request by shareholders representing at least 10% of the issued and outstanding voting capital stock, the Gener board of directors is required to call such a meeting within 30 days from the request.


VOTING AND APPRAISAL RIGHTS WITH RESPECT TO CORPORATE REORGANIZATIONS

     AES. Unless a greater percentage is specified in a corporation's certificate of incorporation, the DGCL requires a majority vote of stockholders to approve a merger, sale of assets or similar reorganization transaction. Under Section 251(f) of the DGCL, however, no vote of the stockholders of a corporation surviving the merger is required if the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the date of the merger and if other certain conditions are met.

     Section 262 of the DGCL does not provide for dissenters' rights of appraisal for (a) the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) a merger in which stockholders receive shares of the surviving corporation which are either listed on a national securities exchange or held by more than 2,000 stockholders or (c) stockholders of a corporation surviving a merger if no vote of such stockholders is required to approve the merger.

     Gener. The Chilean Corporations Act provides that mergers, sales of all assets and certain similar reorganization transactions must be approved at a special shareholders meeting by two thirds of the issued and outstanding voting capital stock of the relevant corporation. Moreover, the Chilean Corporations Act provides that dissenting shareholders have appraisal rights upon approval of a merger of the corporation with another entity or the sale of all the assets and liabilities or all the assets of the corporation and in certain other circumstances the shares of the affected classes or series. Holders of Gener shares do not have appraisal rights in connection with the offers.


AMENDMENTS TO CHARTER DOCUMENTS

     AES. The DGCL requires approval of stockholders holding a majority of the voting power of AES in order to amend AES's Certificate.

     Gener. Under Article 23 the bylaws can only be amended in a special shareholders' meeting with the affirmative vote of a majority of the voting shares present or represented at a duly convened meeting of shareholders. However, certain matters require the vote of two thirds of the shares of voting capital stock. These matters are:

   (1) the transformation of the corporation, its division and its merger with another company;

   (2)   the amendment of its duration, if any;

   (3)   the dissolution of the corporation;

   (4)   the change of domicile of the corporation;

   (5)   the reduction of its capital;

   (6) the approval and valuation of capital contributions made in property other than cash;

   (7) the amendment of the powers bestowed on a shareholders meeting and the limits on the powers of the board of directors;

   (8)   the reduction of the number of members of the board of directors;

   (9) the transfer of all assets and liabilities of the corporation or the totality of its assets;

   (10)  the manner of distributing corporate profits;

   (11) others provided in the bylaws (Gener's Bylaws do not provide any other matters requiring two thirds majority vote); and

   (12) the curing of annulment arising out of formal vices in the incorporation of the company or any amendments of the bylaws including any of the above matters.

     Amendments to the bylaws, the purpose of which is to create, amend or suppress preferences, shall be approved by two thirds of the shareholders of the affected classes or series.

     Article 24 of Gener's Bylaws provides that the amendment of articles 1 bis, 5 bis, 9 bis, 14 bis, 17 bis, 20 bis, 21 bis, 24, 27 bis and 29 bis of Gener's Bylaws which among other things, limit to 20% the number of Gener shares which may be voted and/or owned by any stockholder or persons related to such stockholder and subject Gener to the provisions of Decree Law 3,500 may only be amended by the vote of holders of at least 75% of the issued and outstanding voting shares. Most of these articles are within the amendments which must be adopted and become effective under Chilean law to allow our offer to proceed.


BYLAWS

     Section 109 of the DGCL places the power to adopt, amend or repeal bylaws in the corporation's shareholders, but permits the corporation, in its certificate of incorporation, to also vest such power with the board of directors. AES's Certificate contains such a provision. Although the board of directors of AES has been vested with such authority, AES's stockholders also have the power to adopt, amend or repeal the Bylaws by majority vote. Gener's Bylaws may only be amended by a special shareholders' meeting.


PREEMPTIVE RIGHTS

     AES. Under Section 102 of the DGCL, preemptive rights are not available unless otherwise provided in a corporation's certificate of incorporation. AES's Certificate does not provide for any such preemptive rights.

     Gener. Article 25 of the Chilean Corporations Act requires a corporation to offer existing shareholders the right to purchase a sufficient number of shares or convertible securities to maintain their existing percentage of ownership in the corporation whenever it issues new shares or convertible securities. Preemptive rights are offered to Citibank, N.A., as the Depositary as registered owner of the

Gener shares underlying the Gener ADSs. However, under the Gener Deposit Agreement United States holders of Gener ADSs are not entitled to exercise their preemptive rights, unless a Registration Statement under the Securities Act is effective with respect to the underlying shares or an exemption from the registration requirements is available. In the absence of an effective Registration Statement under the Securities Act or an available exemption from the registration thereunder, the Depositary will sell such rights at public or private sale and shall allocate the proceeds to the accounts of the Gener ADSs holders otherwise entitled to such rights.

     Under the Chilean Corporations Act, shareholders can waive, transfer or exercise their preemptive rights during a period of 30 days following the publication by Gener of an advertisement informing of such rights. During such period and for an additional 30-day period, Gener cannot offer any unsubscribed shares to third parties on terms which are more favorable to those third parties than to those offered to its shareholders. At the end of such periods, the corporation can offer the unsubscribed shares to third parties on different terms and at a different price than those offered to shareholders, provided that such unsubscribed shares are sold on a Chilean stock exchange.


DIVIDENDS

     AES. The holders of shares of AES common stock are entitled to receive ratably dividends as may be declared from time to time by its board of directors out of funds legally available to pay dividends, subject to any preferential rights of any holders of preferred stock.

     Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

     Gener. In accordance with Article 79 of the Chilean Corporations Act and Gener's Bylaws, Gener must distribute an annual cash dividend equal to at least 30% of Gener's annual consolidated net income calculated in accordance with Chilean GAAP, unless otherwise decided by a unanimous vote of the holders of the issued shares and provided there are no accumulated losses. If there is no net income in a given year, Gener can elect, but is not legally obligated, to distribute dividends out of retained earnings. Gener may grant an option to its shareholders to receive any dividend in excess of 30% of net income in cash, in Gener shares or in shares of public corporations that Gener holds. Shareholders who do not expressly elect to receive a dividend other than in cash are legally presumed to have decided to receive the dividend in cash. A United States holder of Gener ADSs may, in the absence of an effective Registration Statement under the Securities Act or an available exemption from the registration thereunder, effectively be required to receive a dividend in cash.


LIQUIDATION

     Subject to any preferences that might be applicable to outstanding AES or Gener preferred stock, the holders of common stock of AES and Gener, respectively, are entitled to share ratably in all net assets paid to shareholders upon liquidation of the corporation, after payment or provision for payment of the debts and other liabilities of the corporation. According to the Chilean Corporations Act, holders of shares which have not been fully paid are only entitled to share in a liquidation with respect to such portion of the shares which have been paid.


DIRECTOR NOMINATIONS/SHAREHOLDER PROPOSALS

     AES's Bylaws impose certain notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders. Gener's Bylaws contain no such requirements.

     THIS SUMMARY OF THE MATERIAL DIFFERENCES BETWEEN THE CORPORATION LAWS OF DELAWARE AND CHILE, GENER'S BYLAWS AND AES'S CERTIFICATE AND BYLAWS DOES NOT PURPORT TO BE A COMPLETE LISTING OF DIFFERENCES

IN THE RIGHTS AND REMEDIES OF HOLDERS OF SHARES OF CHILEAN CORPORATIONS AS OPPOSED TO DELAWARE CORPORATIONS AND STOCKHOLDERS OF GENER AND STOCKHOLDERS OF AES IN PARTICULAR. THE DIFFERENCES CAN BE DETERMINED IN FULL BY REFERENCE TO THE CHILEAN CORPORATIONS ACT, THE REGULATIONS, THE DGCL, GENER'S BYLAWS AND AES'S CERTIFICATE AND BYLAWS. THE DGCL AND THE CHILEAN CORPORATIONS ACT PROVIDE THAT SOME OF THE STATUTORY PROVISIONS AS THEY AFFECT VARIOUS RIGHTS OF HOLDERS OF SHARES MAY BE MODIFIED BY PROVISIONS IN THE CERTIFICATE OF INCORPORATION AND BYLAWS FOR DELAWARE CORPORATIONS OR THE BYLAWS FOR CHILEAN CORPORATIONS.


                           FORWARD-LOOKING STATEMENTS

     All statements included or incorporated by reference in this prospectus or made by our management, other than statements of historical fact regarding U.S. or Gener, are "forward-looking" statements. Examples of forward-looking statements include statements regarding our or Gener's future financial results, operating results, service successes, business strategies, projected costs, future service offerings, competitive positions and plans and objectives of our management for future operations. In some cases, you can identify forward-looking statements by words such as may, will, should, would, expects, plans, anticipates, believes, estimates, projects, predicts, projection, potential or continue or the negative of these or other comparable words. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors. Actual developments could differ significantly from those contemplated in these forward-looking statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Forward-looking statements made by us and Purchaser speak only as of the date they are made, and neither we nor the Purchaser have any obligation to update or revise them, whether as a result of new information, future events or otherwise.


                                 LEGAL MATTERS

     The validity of the AES shares offered hereby will be passed upon for The AES Corporation by Skadden, Arps, Slate, Meagher & Flom LLP.


                                    EXPERTS

     The financial statements and the related financial statement schedules incorporated in this statement/prospectus by reference from AES's Annual
Report on Form 10-K, and from AES's Current Report on Form 8-K/A filed February 11, 2000, relating to The AES Drax, Ltd., have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                                 MISCELLANEOUS

     Our offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Gener ADSs in any jurisdiction in which the making of our offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our discretion, take such action as we may deem necessary to make our offer in any such jurisdiction and extend our offer to holders of Gener ADSs in such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF US, THE PURCHASER NOT CONTAINED IN THIS PROSPECTUS OR IN THE ADS LETTER OF TRANSMITTAL OR THE NOTICE OF GUARANTEED DELIVERY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     We have filed with the SEC a Registration Statement on Form S-4 and a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to our offer. The Registration Statement on Form S-4 and Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in the section captioned, "Where You Can Find More Information" (except that such information will not be available at the regional offices of the SEC).

                                  SCHEDULE I
                 INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
        OFFICERS OF THE AES CORPORATION AND MERCURY CAYMAN CO. III, LTD.



     1. DIRECTORS AND EXECUTIVE OFFICERS OF THE AES CORPORATION


     The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of AES and certain other information are set forth below. The principal business address of AES and, unless otherwise indicated, the business address of each person identified below is 1001 North 19th Street, Suite 2000, Arlington, Virginia 22209. Its telephone number is (703) 522-1315. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with AES. All directors and executive officers listed below are United States citizens. Directors are identified by an asterisk.




                           PRESENT PRINCIPAL OCCUPATION OR
NAME                       EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
-------------------------- -----------------------------------------------------------------------
Dennis W. Bakke*           Co-founder of AES with Roger Sant in 1981 and director of AES since
                           1986. He has been President of AES since 1987 and Chief Executive
                           Officer since January 1994. He is a trustee of Rivendell School and a member of the Board of Directors of MacroSonix Corporation in
                           Richmond, Virginia.

Alice F. Emerson*          Director of AES since 1993. She is a Senior Advisor at The Andrew W.
                           Mellon Foundation. She is a member of the Boards of Directors of the
                           World Resources Institute, the FleetBoston Financial Corporation,
                           Champion International Corporation, Eastman Kodak Company,
                           Salzburg Seminar, and the MGH Institute of Health Professions.

Mark S. Fitzpatrick        Appointed Executive Vice President in February 2000, was Senior Vice
                           President until February 2000, and was appointed Vice President of
                           AES in 1987. Mr. Fitzpatrick became Managing Director of Applied
                           Energy Services Electric Limited for the United Kingdom and Western
                           Europe operations in 1990.

Paul T. Hanrahan           Senior Vice President of AES since 1997, and was appointed Vice
                           President of AES effective January 1994. Since May 1, 1998, Mr.
                           Hanrahan has been Managing Director of AES Americas, a business group within AES responsible for all of AES's activities in South
                           America. From February 1995 until 1998 he was President and Chief
                           Executive Officer of AES Chigen, where he served as Executive Vice
                           President, Chief Operating Officer and Secretary from December 1993 until February 1995.

Robert F. Hemphill, Jr.*   Director of AES since June 1996. He served as Executive Vice President of AES from 1982 to June 1996. He currently is the Managing Director of Toucan Capital Corporation (an international venture capital firm).
                           He also serves on the Boards of the National Museum of American
                           History and the Pacific International Center for High Technology
                           Research, and is a member of the Advisory Board of Venture House, an internet investment company.

                      PRESENT PRINCIPAL OCCUPATION OR
NAME                  EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
--------------------- ----------------------------------------------------------------------------
Frank Jungers*        Director of AES since 1983. He has been consultant to various companies since prior to 1994. Mr. Jungers is the retired Chairman of the
                      Board and Chief Executive Officer of the Arabian American Oil
                      Company. He currently serves on the Boards of Directors of Thermo
                      Electron Corporation, Esco Corporation and Statia Terminals. He is
                      also Chairman of the Advisory Board of Common Sense Partners, L.P.
                      He is also Trustee of the Board of Trustees of the American University
                      in Cairo and serves as a Trustee to the High Desert Museum and Oregon
                      Health Sciences University Foundation.

Lenny M. Lee          Vice President of AES since February 2000 and has served as Managing
                      Director of AES Transpower since June 1998. As Managing Director of
                      AES Transpower, Mr. Lee leads the AES group responsible for all of
                      AES's business, including project development and plant operations, in
                      Australia, New Zealand, portions of Southeast Asia (Thailand, Indonesia,
                      Malaysia and Vietnam) Hawaii and Southern China. Prior to his
                      appointment, Mr. Lee developed various projects within the same group. Mr. Lee has been with AES since August 1987.

William R. Luraschi   Vice President of AES since January 1998, Secretary since February 1996 and General Counsel of AES since January 1994. Prior to that, Mr.
                      Luraschi was an Attorney with the law firm of Chadbourne & Parke
                      L.L.P.

John H. McArthur*     Director of AES since January 1997. He is the retired Dean of the
                      Harvard Business School, and has been a private business consultant and active investor in various companies since prior to 1994. He serves as Senior Advisor to the President of the World Bank Group. He is also a member of the Boards of Directors of BCE Inc., Cabot Corporation,
                      the Columbia/HCA Healthcare Corporation, Glaxo Wellcome plc,
                      Rohm & Haas Corporation, Springs Industries, Inc., and KOC Holdings,
                      A.S. Istanbul. He also serves in various capacities with non-profit health, government, and education organizations in America, Canada, Europe and Asia.

David G. McMillen     Vice President of AES since December 1991. He was appointed
                      President of AES Shady Point in 1995 and is currently plant manager of the AES Shady Point facility. He was President of AES Thames from
                      1989 to 1995.

Roger F. Naill        Vice President at AES since 1981. Mr. Naill's group provides advice on long-term financial forecasts, tracks accountability measures for safety, environment, reliability, new energy legislation and AES values, and is a special advisor to the President.

Hazel R. O'Leary*     Director of AES since April 1997. Mrs. O'Leary was the seventh
                      Secretary of the United States Department of Energy from 1993 to 1997.
                      She is consultant and Attorney to a diverse group of domestic and international energy and sustainable development firms. She also serves on the Board of the Kaiser Group International and UAL, Corporation,
                      the parent company of United Airlines. In addition, Mrs. O'Leary serves on the non-profit Boards of Morehouse College, the Andrew Young
                      Center of International Development, the World Wildlife Fund and the
                      Keystone Center.

                   PRESENT PRINCIPAL OCCUPATION OR
NAME               EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
------------------ ----------------------------------------------------------------------------
Shahzad S. Qasim   Vice President of AES since February 2000 and has served as Managing
                   Director of AES Oasis since April 1998. As Managing Director of AES
                   Oasis, Mr. Qasim leads the AES group responsible for all of AES's business, including project development and plant operations, in Pakistan,
                   India, portions of South Asia and the Middle East. Prior to his appointment, Mr. Qasim had been developing various projects within the same geographical region for AES. Mr. Qasim has been with AES since November 1992.

William Ruccius    Vice President of AES since February 2000 and has served as Managing
                   Director of AES Orient since June 1998. As Managing Director of AES
                   Orient, Mr. Ruccius leads the AES group responsible for all of AES's business, including project development and plant operations, in
                   Northern China and most of North and East Asia including the
                   Philippines. From June 1996 until his appointment as Managing Director, he was President and CEO of AES Lal Pir and AES Pak Gen, AES's
                   duel Pakistani generating facilities. Prior to that Mr. Ruccius was Plant
                   Manager at AES Hawaii from April 1995 to June 1996 and worked at
                   AES Deepwater from June 1993 to April 1995.

John Ruggirello    Executive Vice President of AES since February 2000, was Senior Vice
                   President until February 2000 and was appointed Vice President in
                   January 1997. Mr. Ruggirello heads an AES group responsible for project development, construction and plant operations in much of the
                   United States and Canada. He served as President of AES Beaver
                   Valley from 1990 to 1996.

J. Stuart Ryan     Executive Vice President of AES since February 2000, was Senior Vice
                   President until February 2000 and is Managing Director of the AES
                   Pacific group which is responsible for AES's business in the western
                   United States. Between 1994 and 1998, Mr. Ryan lead the AES
                   Transpower group responsible for AES's activities in Asia (excluding
                   China). From 1994 through 1997, he served as Vice President of AES.

Roger W. Sant*     Co-founder of AES with Dennis Bakke in 1981. He has been Chairman of the Board and a director of AES since its inception, and he held the office of Chief Executive Officer through December 31, 1993. He currently is Chairman of the Boards of Directors of The Summit
                   Foundation and The World Wildlife Fund U.S., and serves on the
                   Boards of Directors of The World Resources Institute, the World Wide
                   Fund for Nature and Marriott International, Inc.

Barry J. Sharp     Senior Vice President and Chief Financial Officer of AES since
                   January 1998 and had been Vice President and Chief Financial Officer since 1987. He also served as Secretary of AES until February 1996. Mr.
                   Sharp is a certified public accountant.

Sarah Slusser      Vice President of AES since January 1999, and was appointed President of AES Aurora, Inc., effective April 1997. AES Aurora is a wholly owned subsidiary of AES and a group of AES which is responsible for business development, construction and operations of facilities and projects in Mexico, Central America, the Caribbean and the Gulf States
                   in the United States. Prior to that, Ms. Slusser served as Project Director for various AES projects in the same region from 1993 to 1997.

                           PRESENT PRINCIPAL OCCUPATION OR
NAME                       EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
-------------------------- --------------------------------------------------------------------------
Paul D. Stinson            Vice President of AES since January 1998. Since July 1999, Mr. Stinson has been Managing Director of AES Great Plains, Ltd., a wholly owned subsidiary of AES, which is a group of AES responsible for business development, construction and operations of facilities and projects in the U.S. Mid-West. From April 1997 to July 1999, Mr. Stinson served as
                           Managing Director of AES Silk Road, Ltd. Mr. Stinson served as
                           Managing Director of Medway Power Ltd. from 1994 until 1997 and was
                           Plant Manager of the Medway Power Station owned by Medway Power
                           Ltd. from 1992 to 1997.

Thomas A. Tribone          Executive Vice President since January 1998, and Senior Vice President of AES from 1990 to January 1998. Mr. Tribone leads AES Think, a group involved in energy, telecom and internet businesses in South
                           America and the U.S.

Thomas I. Unterberg*       Director of AES since 1984. He has been a Managing Director of C.E.
                           Unterberg, Towbin (an investment banking firm) since 1989. He currently serves on the Boards of Directors of Electronics for Imaging, Inc.,
                           Systems and Computer Technology Corporation, ECCS, Inc., Centrax
                           Corporation, Inc. and Club One, LLC. During 1999, Unterberg Harris,
                           an affiliate of C.E. Unterberg, Towbin, the investment banking firm in which Mr. Unterberg is a Managing Director, acted as a co-managing underwriter for a financial offering of AES which included the October 7,
                           1999 offering of 14 million shares of Common Stock, par value $0.01 per share.

Robert H. Waterman, Jr.*   Director of AES since 1985. He is the founder and has been the Chief
                           Executive Officer of The Waterman Group, Inc. (a business consulting firm) since 1985. His business includes research and writing, consulting and venture management. He currently is Chairman of the Board of
                           University ProNet, Inc. and serves on the boards of several non-profit organizations including the World Wildlife Fund and the Restless Legs
                           Syndrome Foundation.

Kenneth R. Woodcock        Senior Vice President of AES since 1987. Mr. Woodcock is responsible for coordinating AES's relationships with the investment community, and he provides support for AES's business development activities worldwide.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF MERCURY CAYMAN CO. III, LTD.


     The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of the Purchaser and certain other information are set forth below. The principal business address of the Purchaser and, unless otherwise indicated, the business address of each person identified below is c/o The AES Corporation, 1001 North 19th Street, Arlington, Virginia 22209. Purchaser's telephone number at this address is (703) 522-1315. Where no date is shown, except in the case of positions with the Purchaser, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to position with Purchaser. Other than as indicated, all directors and executive officers listed below are United States citizens.




                           PRESENT PRINCIPAL OCCUPATION OR
NAME                       EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
-------------------------- ----------------------------------------------------------------------
James A. Abbott            Vice President and Chief Financial Officer of Mercury Cayman Co.
                           III, Ltd. since October 2000. Since August 2000 Mr. Abbott has been
                           Project Development Manager for the AES Americas and AES
                           Andes groups. Prior to joining AES Mr. Abbott worked for
                           PriceWaterhouseCoopers for approximately 5 years.

Steven P. Clancy           Vice President of Mercury Cayman Co. III, Ltd. since October 2000.
                           Vice President of Tax for AES Americas since 1998. Prior to joining
                           AES, Mr. Clancy was Senior Tax Manager for Deloitte & Touche in
                           the Washington, DC office since 1993.

Victor Galleguillo         Vice President of Mercury Cayman Co. III, Ltd. since October 2000.
                           Chief Financial Officer of AES Andes since March 2000. Director
                           Financial Accounting of AES Americas since June 1999, and Director
                           Financial Accounting of AES Americas since February 1998. Prior to
                           February 1998, he was Audit Manager for Arthur Andersen in
                           Buenos Aires, Argentina for three years. Mr. Galleguillo is a citizen of Argentina.

Paul T. Hanrahan           Director and Vice President of Mercury Cayman Co. III, Ltd. since
                           October 2000. Senior Vice President of AES since 1997, and was appointed Vice President of AES effective January 1994. Since
                           May 1, 1998, Mr. Hanrahan has been Managing Director of AES
                           Americas, a business group within AES responsible for all of AES's activities in South America. From February 1995 until 1998 he was
                           President and Chief Executive Officer of AES Chigen, where he served as Executive Vice President, Chief Operating Officer and
                           Secretary from December 1993 until February 1995.

Willard C. Hoagland, III   Treasurer of Mercury Cayman Co. III, Ltd. since October 2000. Mr.
                           Hoagland is currently Director of Finance and Administration of
                           AES and has held that position since 1994.

                      PRESENT PRINCIPAL OCCUPATION OR
NAME                  EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
--------------------- ----------------------------------------------------------------------
Naveed Ismail         Director and President of Mercury Cayman Co. III, Ltd. since
                      October 2000. Since May 2000 Mr. Ismail has been President of AES
                      Andes, a business group within AES responsible for all of AES's activities in Argentina, Uruguay and Chile. From August 1998 to
                      March 2000 he was President and Chief Executive Officer of AES
                      Ekibastuz in Kazakhstan. Prior to August 1998 Mr. Ismail was
                      involved in the development, construction and operation of AES Lal
                      Pir and Pak Gen power plants in Pakistan. Mr. Ismail has been with
                      AES since 1994. Mr. Ismail is a citizen of the Republic of Pakistan.

William R. Luraschi   Vice President of Mercury Cayman Co. III, Ltd. since October 2000.
                      Vice President of AES since January 1998, Secretary since February
                      1996 and General Counsel of AES since January 1994. Prior to that,
                      Mr. Luraschi was an Attorney with the law firm of Chadbourne &
                      Parke L.L.P.

Leith Mann            Assistant Secretary of Mercury Cayman Co. III, Ltd. since October
                      2000. Assistant Secretary for AES since February 2000. Ms. Mann has been with AES since 1981.

Kevin L. Polchow      Vice President of Mercury Cayman Co. III, Ltd. since October 2000.
                      Mr. Polchow is currently the Tax Director of AES. He assumed that position in 1994.

Jeffrey A. Safford    Director of Mercury Cayman Co. III, Ltd. since October 2000. Vice
                      President and Chief Financial Officer of AES Americas, a business group within AES responsible for all of AES's activities in South
                      America. From April 1994 until Mr. Safford's appointment to such offices in September 1998, he served as Vice President and Chief
                      Financial Officer and Secretary of AES China Generating Co., Ltd.,
                      and performed the function of principal accounting officer. He is a
                      Certified Public Accountant.

Maureen B. Shearer    Secretary of Mercury Cayman Co. III, Ltd. since October 2000. She is currently Assistant Secretary of AES and has held that position since
                      February 2000. Ms. Shearer has been with AES since 1989.

                                  SCHEDULE II
                            PURCHASES OF GENER ADSs


     The following tables set forth information concerning purchases of Gener ADSs and shares during the past 60 days by AES. All purchases of Gener ADSs were effected on the New York Stock Exchange. The Gener shares were acquired as a result of the withdrawal of Gener shares from the Depositary.




     PURCHASE DATE          AMOUNT     PRICE PER GENER ADS
-----------------------   ---------   --------------------
    October 23, 2000       100,000          $  11.00
    October 30, 2000        60,000             11.73
    October 31, 2000       500,000             12.00

                                      SII-1

     Facsimile copies of the ADS Letter of Transmittal, properly completed and duly signed, will be accepted. The ADS Letter of Transmittal, ADRs for the Gener ADSs and any other required documents should be sent by each holder of the Gener ADSs or his or her broker, dealer, commercial bank, trust company or other nominee to the exchange agent at the addresses set forth below.



                     THE EXCHANGE AGENT FOR OUR OFFER IS:


                    CHASEMELLON SHAREHOLDER SERVICES L.L.C.



           By Mail:                Facsimile Transmission:            By Hand:
  Reorganization Department   (for Eligible Institutions Only)   Reorganization Department
           PO Box 3301                 (201) 296-4293                   120 Broadway
 South Hackensack, NJ 07606                                              13th Floor
                                    Confirmation of Fax:            New York, NY 10271
                                       (201) 296-4860

                                    By Overnight Courier:
                                  Reorganization Department
                                     85 Challenger Road
                                       Mail Stop-Reorg
                                  Ridgefield Park, NJ 07660

     Questions or requests for assistance or additional copies of our prospectus, the ADS Letter of Transmittal and the ADS Notice of Guaranteed Delivery may be directed to the information agent or the dealer manager at their respective addresses and telephone numbers set forth below. A holder of Gener ADSs also may contact his or her broker, dealer, commercial bank, trust company or other nominee for assistance concerning our offer.


                    The Information Agent for our offer is:


                             D.F. KING & CO., INC.

                                77 Water Street
                           New York, New York 10005
                        Call Toll Free: (800) 755-3105



                     The Dealer Manager for our offer is:


                           DEUTSCHE BANC ALEX. BROWN

                         Deutsche Bank Securities Inc.
                               130 Liberty Street
                           New York, New York 10006
                        Call Toll Free (877) 305-4920

                                    PART II
            INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law, Article VIII of AES's Bylaws, as amended, and indemnification agreements entered into by AES with its directors provide for the exculpation of directors and the indemnification of officers, directors, employees and agents under certain circumstances.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

     A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, Bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     Set forth below is Article VIII of AES's Bylaws pertaining to indemnification of officers, directors, employees and agents and insurance, which is in full compliance with Section 145 of the Delaware General Corporate
Law:

     Section 8.01. (A) Any person who was or is a party or is threatened to be made a party to or was or is involved (as a witness or otherwise) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than any action or suit by or in the right of the Corporation to procure a judgment in its favor (a "derivative action")) by reason of the fact that he or she is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified by the Corporation, to the extent authorized by the laws of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such laws permitted prior to such amendment), against all expenses (including, but not limited to, attorneys' fees, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by him or her in connection with the defense or settlement of such action, suit or proceeding. In the event of any derivative action, such persons shall be indemnified by the Corporation under the same conditions and to the same extent as specified above, except that no indemnification is permitted in respect of any claim, issue or matter as to which such persons shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The indemnification expressly provided by statute in a specific case shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any lawful agreement, vote of the stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while hold in such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (B) The right to indemnification conferred in this Article VIII is and shall be a contract right. The right to indemnification conferred in this
Article VIII shall include the right to be paid by the Corporation the expenses (including attorneys' fees and retainers therefor) reasonably incurred in connection with any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from a director, officer or employee of the Corporation requesting such advance or advances from time to time; provided, however, the payment of such expenses incurred by a director, officer or employee in his or her capacity as a director, officer or employee in advance of the final disposition of a proceeding shall be made only upon delivery to the employee to repay all amounts so advanced if it shall ultimately be determined that such director, officer or employee is not entitled to be indemnified under this
Article VIII or otherwise.


     (C) To obtain indemnification under this Article VIII, an indemnitee shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to such person and is reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification.


     (D) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture; trust or other enterprise including service with respect to employee benefit plans, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. To the extent that the Corporation maintains any policy or policies providing such insurance, each such director, officer or employee, and each such agent to which rights to indemnification have been granted as provided in paragraph (E) of this Article VIII, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.


     (E) The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in connection with any proceeding in advance of its final disposition to any agent of the Corporation to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of directors, officers and employees of the Corporation.


     In addition, AES has entered into indemnification agreements with its directors and officers pursuant to which AES has agreed to indemnify such directors and officers in accordance with, and to the fullest extent permitted by, the Delaware General Corporation Law against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with any proceeding in which the indemnitee was or is made a party or was or is involved by reason of the fact that the indemnitee is or was a director or an officer.


     AES has also purchased liability insurance policies covering certain directors and officers of AES.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


(a) Exhibits






  EXHIBIT
  NUMBER     DESCRIPTION
----------   -------------------------------------------------------------------------------
   3.1       Sixth Amended and Restated Certificate of Incorporation of The AES
             Corporation (incorporated by reference to Exhibit 3.1 to The AES Corporation
             Quarterly Report on Form 10-Q filed May 15, 2000).

   3.2       The AES Corporation Bylaws, as amended (incorporated by reference to
             Exhibit 3.2 to the AES Corporation Quarterly Report on Form 10-Q filed on
             August 14, 1998).

  5.1*       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the securities.

 23.1*       Consent of Skadden, Arps, Slate, Meagher & Flom LLP (set forth in Exhibit
             5.1).

  23.4       Consent of Deloitte and Touche LLP.**

  24.1       Powers of Attorney (set forth on signature page).

  99.1       Form of ADS Letter of Transmittal.**

  99.2       Form of Notice of Guaranteed Delivery.**

  99.3       Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and
             Other Nominees.**

  99.4       Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust
             Companies and Other Nominees.**

  99.5       Form of Guidelines for Certification of Taxpayer Identification Number on
             Substitute Form W-9.**

  99.6       Summary Advertisement published in The Wall Street Journal on November 13, 2000.**

  99.7       Press Release issued by AES on November 3, 2000 (incorporated by reference to the filing by AES pursuant to Rule 425 on November 3, 2000).

  99.8       Letter Agreement between AES and Compania de Petroleos de Chile S.A., dated November 3, 2000 (incorporated by reference to Exhibit (d) by AES on
             Schedule TO-T filed on November 9, 2000).

  99.9       Press Release issued by AES on November 22, 2000 (incorporated by reference to Exhibit (a)(9) by AES on Schedule TO-T/A filed on November 22, 2000).

 99.10       Press Release issued by AES on November 28, 2000 (incorporated by reference to Exhibit (a)(10) by AES on Schedule TO-T/A filed on November 30, 2000).

 99.11       Agreement, dated as of November 28, 2000, between AES, TotalFinalElf, and
             Total Gas and Power Ventures (incorporated by reference to Exhibit (a)(11) by
             AES on Schedule TO-T/A filed on November 30, 2000).

 99.12       Press Release issued by AES on December 7, 2000 (incorporated by reference to Exhibit (a)(12) by AES on Schedule TO-T/A filed on December 7, 2000).



----------
*     To be filed by amendment

**    Previously filed

(b)        Financial Statement Schedules

     The Financial Statement Schedules have previously been filed as part of AES's Form 10-K for the fiscal year ended December 31, 1999.

(c)        None


ITEM 22. UNDERTAKINGS.

(A)        The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required in Section 10(a) (3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)        The undersigned registrant hereby undertakes:

   (1) that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

   (2) that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


(E) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


(F) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia, on the 7th day of December, 2000.


                                        THE AES CORPORATION


                                        By: /s/ Dennis W. Bakke
                                             ----------------------------------

                                             Name: Dennis W. Bakke
                                                   ----------------------------

                                             Title: President and Chief
                                                   Financial Officer
                                                  -----------------------------


     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE                              TITLE                           DATE
------------------------------   ---------------------------------------   -----------------
 /s/ Roger W. Sant*              Chairman of the Board                     December 7, 2000
-------------------------
   Roger W. Sant


 /s/ Dennis W. Bakke             President, Chief Executive Officer        December 7, 2000
-------------------------        (principal executive officer) and
   Dennis W. Bakke               Director


 /s/ Alice F. Emerson*           Director                                  December 7, 2000
-------------------------
   Dr. Alice F. Emerson


 /s/ Robert F. Hemphill, Jr.*    Director                                  December 7, 2000
-------------------------
   Robert F. Hemphill, Jr.


 /s/ Frank Jungers*              Director                                  December 7, 2000
-------------------------
   Frank Jungers


 /s/ John H. McArthur*           Director                                  December 7, 2000
-------------------------
   John H. McArthur


 /s/ Hazel R. O'Leary*           Director                                  December 7, 2000
-------------------------
   Hazel R. O'Leary


 /s/ Thomas I. Unterberg*        Director                                  December 7, 2000
-------------------------
   Thomas I. Unterberg


 /s/ Robert H. Waterman, Jr.*    Director                                  December 7, 2000
-------------------------
   Robert H. Waterman, Jr.


 /s/ Barry J. Sharp*             Senior Vice President and Chief           December 7, 2000
-------------------------        Financial Officer (Principal Financial
   Barry J. Sharp                and Accounting Officer)


*By: /s/ Dennis W. Bakke
     -------------------
     Dennis W. Bakke, as
     Attorney-in-Fact for each
     of the persons indicated
